   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1997

                                                      REGISTRATION NO. 333-25391
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                               ----------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------

        DELAWARE                    4813                    84-1339282
    (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
    INCORPORATION OR        CLASSIFICATION CODE
     ORGANIZATION)                  NO.)

                       555 SEVENTEENTH STREET, SUITE 1000
                             DENVER, COLORADO 80202
                                 (303) 291-1400
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               ROBERT S. WOODRUFF
                       EXECUTIVE VICE PRESIDENT--FINANCE
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                       555 SEVENTEENTH STREET, SUITE 1000
                             DENVER, COLORADO 80202
                                 (303) 291-1400
  (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE FOR THE REGISTRANT)
                                   COPIES TO:
    MARTHA D. REHM, ESQ.                           DAVID J. BEVERIDGE,
  HOLME ROBERTS & OWEN LLP                                 ESQ.
 1700 LINCOLN STREET, SUITE 4100                   SHEARMAN & STERLING
   DENVER, COLORADO 80203                          599 LEXINGTON AVENUE
          (303) 861-7000                            NEW YORK, NEW YORK
                                                        10022-6069
                                                      (212) 848-4000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT. As soon as practical after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box. [_]...............................................

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_].....................

  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]......................................................

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_].............................................
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two prospectus cover pages; one to be used for a prospectus in connection with a United States and Canadian offering (the "U.S. Prospectus") and one to be used for a prospectus in connection with a concurrent international offering (the "International Prospectus"). The International Prospectus will be identical to the U.S. Prospectus except that it will have a different front cover page and back cover page, a different section entitled "Underwriting" and an added section entitled "Certain United States Federal Tax Consequences to Non-United States Holders." The front cover page, back cover page, "Underwriting" section and "Certain United States Federal Tax Consequences to Non-United States Holders" section to be used in the International Prospectus are located at the end of the U.S. Prospectus and have been labeled "Alternate Page for International Prospectus."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                               JUNE 17, 1997

PROSPECTUS

13,500,000 SHARES


QWEST COMMUNICATIONS INTERNATIONAL INC.

                 [LOGO OF QWEST COMMUNICATIONS INTERNATIONAL INC. APPEARS HERE]

COMMON STOCK
($.01 PAR VALUE)


All of the shares of Common Stock offered hereby (the "Shares") are being sold by Qwest Communications International Inc. (the "Company" or "Qwest"). Of the 13,500,000 Shares being offered, 11,500,000 Shares are being offered by the U.S. Underwriters (as defined herein) in the United States and Canada (the "U.S. Offering") and 2,000,000 Shares are being offered by the International Underwriters (as defined herein) in a concurrent international offering outside the United States and Canada (the "International Offering" and, collectively with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Underwriters (collectively, the "Underwriters"). The Price to Public and Underwriting Discount per Share will be identical for the U.S. Offering and the International Offering. See "Underwriting." The closing of the U.S. Offering and International Offering are conditioned upon each other.

Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock will be between $17.00 and $20.00 per Share. See "Underwriting" for factors to be considered in determining the Price to Public.

The Common Stock has been approved for listing on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "QWST," subject to official notice of issuance.

PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 10.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                             PRICE TO   UNDERWRITING PROCEEDS TO
                                             PUBLIC     DISCOUNT     COMPANY(1)
Per Share................................... $          $            $
Total(2).................................... $          $            $
--------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated to be
    $1,148,000.
(2) The Company has granted to the U.S. Underwriters and the International Underwriters 30-day options to purchase up to an aggregate of 2,025,000 additional shares of Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such options in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $     , $     and $    ,
    respectively. See "Underwriting."

The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The
Depository Trust Company, on or about June   , 1997.

SALOMON BROTHERS INC

            DONALDSON, LUFKIN & JENRETTE
              SECURITIES CORPORATION

                               GOLDMAN, SACHS & CO.

                                                             MERRILL LYNCH & CO.

The date of this Prospectus is June   , 1997.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including the Consolidated Financial Statements and the notes thereto, appearing elsewhere in this Prospectus. A glossary of relevant terms used in the telecommunications business is included at the end of this Prospectus. References to "Qwest" mean Qwest Communications International Inc. and its predecessors, and references to the "Company" mean Qwest together with its subsidiaries, including Qwest Corporation ("QC") and Qwest Communications Corporation ("QCC").

                                  THE COMPANY

  The Company is a facilities-based provider of communications services to interexchange carriers and other communications entities ("Carrier Services") and to businesses and consumers ("Commercial Services"), and it constructs and installs fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use ("Network Construction Services"). The Company is expanding its existing long distance network into an approximately 13,000 route mile coast-to-coast, technologically advanced, fiber optic telecommunications network (the "Qwest Network"). The Company will employ, throughout substantially all of the Qwest Network, a self-healing SONET four-fiber ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent Technologies ("Lucent") and Northern Telecom Inc. ("Nortel"), respectively. The Qwest Network's advanced fiber and transmission electronics are expected to provide the Company with lower installation, operating and maintenance costs than older fiber systems generally in commercial use today. In addition, the Company has entered into construction contracts for the sale of dark fiber along the route of the Qwest Network, which will reduce the Company's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, the Company believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for data transmission, multimedia and long haul voice capacity.

  Construction of the Qwest Network is scheduled to be completed by late 1998. Under the Company's plans, the Qwest Network will extend approximately 13,000 route miles coast-to-coast and connect 92 metropolitan areas that represent approximately 65% of the originating and terminating long distance traffic in the United States. Through a combination of the Qwest Network and leased facilities, the Company will continue to offer interstate services in all 48 contiguous states. The Qwest Network also will connect to international cable heads for trans-Atlantic and trans-Pacific transmission and cross-border points to Canada and Mexico.

  The Company believes that demand from interexchange carriers and other communications entities for advanced, high bandwidth voice, data and video transmission capacity will increase over the next several years due to regulatory and technical changes and other industry developments. These anticipated changes and developments include: (i) continued growth in capacity requirements for high speed data transmission, ATM and Frame Relay services, Internet and multimedia services and other new technologies and applications;
(ii) continued growth in demand for existing long distance services; (iii) entry into the market of new communications providers; (iv) requirements of the four principal nationwide carriers (AT&T, MCI, Sprint and WorldCom) to replace or augment portions of their older systems; and (v) reform in regulation of domestic access charges and international settlement rates, which the Company expects will lower long distance rates and fuel primary demand for long distance services.

THE QWEST NETWORK

  The Company's network infrastructure currently includes, among other assets:
(i) approximately 5,800 route miles of conduit in place, consisting of approximately 900 route miles of lit fiber systems, one in California (the "Cal-Fiber" system) carrying traffic between Los Angeles and Sacramento, and the other in Texas connecting Dallas and Houston, approximately 3,200 route miles of dark fiber installed in conduit, and approximately 1,700 route miles of vacant conduit; (ii) right-of-way agreements in place for approximately 5,300 additional route miles of planned construction for the Qwest Network; (iii) an approximately 3,500 mile operating digital microwave system (the "Microwave System"); (iv) approximately 15,000 DS-3 miles of fiber transmission capacity leased by the Company from other carriers, used primarily to extend the Company's switched services for originating and terminating traffic beyond the boundaries of the Company's lit fiber network; and (v) five digital switches.

  Upon completion, key characteristics of the Qwest Network will include:

  . Technologically Advanced Platform. The Company is installing technologically advanced fiber optic cable and electronic equipment in a uniform configuration throughout the entire Qwest Network, which will provide full coast-to-coast SONET four-fiber ring protection. The Company is deploying an advanced network management system (Nortel's Integrated Network Management Solutions) that will give the Company's Carrier Services customers the ability to monitor and reconfigure their leased capacity on an essentially real time basis from their own network management centers and the ability to rapidly increase or reduce bandwidth to better match their needs. This new technology also will allow Qwest to provide bandwidth on demand for both its carrier and commercial customers, significantly reducing the time typically associated with installation of services. The Qwest Network's technologies include Lucent's non-zero dispersion shifted fiber and Nortel's dense wave division multiplexing, forward error correction technology and SONET four-fiber ring technology at high optical carrier ("OC") levels that enable the highest commercially available capacity transmission (OC-192) and data integrity level (10-/1//5/ Bit Error
    Rate).

  . High Security and Reliability. The Qwest Network is designed for superior security and reliability, based on (i) bi-directional SONET four-fiber ring architecture, a self-healing system that allows for instantaneous rerouting and virtually eliminates downtime in the event of a fiber cut;
    (ii) fiber cable installed in high density polyethylene conduit generally buried 42^-56^ below the ground; and (iii) extensive use of railroad rights-of-way, which typically offer greater protection of the fiber system than other systems built over more public rights-of-way such as highways, telephone poles or overhead power transmission lines.

  . Additional Capacity and Flexibility. The Qwest Network will contain two conduits along substantially all of its route. The first conduit will contain a cable generally housing at least 96 fibers, and the second conduit will serve as a spare. The spare conduit will allow for future technology upgrades and expansion of capacity at costs significantly below the cost of new construction. After existing and anticipated dark fiber sales, the Company presently intends to retain ownership of at least 48 fibers for its own use along substantially all of the route of the Qwest Network. With the combined use of non-zero dispersion shifted fiber, dense wave division multiplexing and high bit rate transmission electronics, each of the fibers retained by the Company can achieve substantially greater capacity per fiber than standard, single mode fiber now in use.

STRATEGY

  The Company's objective is to become a leading, coast-to-coast facilities-based provider of communications services to other communications providers, businesses and consumers. To achieve this objective, the Company intends to:

  . Deploy a Technologically Advanced Network. The Company believes the technical characteristics of the Qwest Network will enable it to provide highly reliable services to interexchange carriers and other communications entities at low per unit costs as it expands its customer base and increases network traffic volume. For instance, the Qwest Network's advanced fiber optic cable and electronic equipment permit high capacity transmission over longer distances between regeneration/amplifier facilities than older fiber systems. This translates into generally lower installation and operating costs. These costs typically constitute a significant portion of the overall cost of providing telecommunications services.

  . Build on Network Construction Expertise and Existing Network Assets. The
    Company has built over 6,100 route miles of telecommunications conduit systems over the last eight years for itself and major interexchange carriers including AT&T, MCI, Sprint and WorldCom. Network Construction Services currently employs over 570 experienced construction personnel led by a six-member senior construction management team with combined construction experience of over 140 years. The Company utilizes its own fleet of railroad equipment and has in place railroad and other right-of-way agreements covering over 87% of the Qwest Network and already has installed approximately 45% of the route miles of conduit required for the Qwest Network. In addition, the Company has fixed-price supply agreements for the provision of all the fiber and transmission electronics necessary to construct and activate the Qwest Network.

  . Establish Low Cost Position. The Company has entered into three major construction contracts for the sale of dark fiber in the Qwest Network that will allow the Company to achieve a low net capital investment in the Qwest Network and share future operating and maintenance costs. Earnings from these agreements will reduce the Company's net cost per fiber mile with respect to the fiber that it retains for its own use. The Company believes that this network cost advantage, coupled with the operating and maintenance cost advantages of owning an entirely new network with advanced fiber and equipment uniformly deployed systemwide, will enable it to establish a low cost position in the long distance industry relative to its competitors.

  . Build on Management Experience. The Company's management team and board of directors include individuals with significant experience at major telecommunications companies. Mr. Joseph Nacchio became the Company's President and Chief Executive Officer in January 1997. Mr. Nacchio was Executive Vice President of the Consumer and Small Business Division at AT&T, where he was employed for 27 years prior to joining the Company. Mr. Nacchio has extensive management experience in marketing, sales, network operations and engineering, having served as Chief Engineer and a Vice President of Network Operations at AT&T. Mr. Richard T. Liebhaber, who was a Director and served as Executive Vice President and Chief Strategy and Technology Officer of MCI until his retirement in 1995, is a Director of Qwest. He is providing technical advisory services to the Company under a consulting agreement. See "Management."

  . Grow Carrier Revenue Base. The Company is currently focusing on expanding
    Carrier Services to increase its revenue stream and reduce per unit costs, targeting short-term capacity sales on a segment-by-segment basis as the Qwest Network is deployed and activated, and is increasingly seeking longer-term, high volume capacity agreements from major carriers. In addition to traditional telecommunications carriers, the Company is marketing to Internet service providers and other data service companies.

  . Develop Commercial Services. The Company plans to build on its Carrier
    Services experience to expand its presence in the Commercial Services market by creating a distinctive brand identity for "Qwest" and aggressively marketing its existing and planned voice, data and other transmission products and services. The Company plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.

DARK FIBER SALES

  The Company entered into agreements in 1996 with both Frontier and WorldCom and in 1997 with GTE whereby each is purchasing certain dark fiber along the route of the Qwest Network. Proceeds from these dark fiber agreements will provide cash for a significant portion of the total estimated costs to construct the Qwest Network and complete construction relating to the dark fiber sold to these purchasers and are expected to provide the Company with a strategic network cost advantage on the fibers that the Company retains for the Qwest Network. The Frontier and GTE agreements each provide for the purchase of 24 fibers along all of the route of the Qwest Network. The WorldCom agreement provides for the purchase of 24 fibers along certain selected segments of the Qwest Network and 36 fibers along other selected segments.

  The Company believes that significant opportunities exist to sell additional dark fiber throughout the Qwest Network, and management has identified, and is in various stages of negotiations with, potential customers. However, the Company does not expect to enter into additional agreements of the size and scope of the Frontier and GTE contracts. The Company presently intends to retain ownership of at least 48 fibers for its own use along substantially all of the route of the Qwest Network.

BUILD-OUT PLAN FOR THE QWEST NETWORK

  The Company estimates the total cost to construct and activate the Qwest Network and complete construction of the dark fiber sold to Frontier, WorldCom and GTE will be approximately $1.4 billion. Of this amount, the Company had already expended approximately $400.0 million as of May 31, 1997. The Company anticipates remaining total cash outlays for these purposes of approximately $500.0 million in 1997 and $500.0 million in 1998. Estimated total expenditures for 1997 include the Company's commitment to purchase a minimum quantity of fiber for approximately $257.0 million (subject to quality and performance specifications), of which approximately $100.0 million had been expended as of May 31, 1997. Estimated total expenditures for 1997 and 1998 together also include approximately $100.0 million for the purchase of electronic equipment. In addition, the Company anticipates approximately $97.0 million of capital expenditures in 1997 and 1998 to support growth in Carrier Services and Commercial Services.

  As of the date of this Prospectus, the Company has obtained the following sources of funds to complete the build-out: (i) approximately $1.0 billion under the Frontier, WorldCom and GTE contracts and additional smaller construction contracts for sales of dark fiber, of which approximately $286.0 million had already been paid and $733.0 million remained to be paid at May 31, 1997; (ii) $90.0 million of vendor financing; and (iii) $117.8 million in net proceeds from the sale on March 31, 1997 of $250.0 million in principal amount of the Company's 10 7/8% Senior Notes Due 2007 (the "Notes") remaining after repayment of certain existing debt.

  The Company expects to finance the completion of construction of the Qwest Network primarily through a combination of the funding sources identified above, proceeds from the Offerings and future borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  With the completion of the 13,000 route mile network, Qwest will provide services nationally to its customers primarily over its own facilities, using leased facilities in those portions of the country not covered by the Qwest Network. Qwest will continue to evaluate the economics of extending its core network versus continuing to lease network capacity. In this regard, the Company is considering extensions in the Southeast United States, the California Valley and, perhaps, the Pacific Northwest. The Company has made no final decisions in this regard, and any decisions would be dependent, among other things, upon the Company's assessment of the potential for dark fiber sales or long-term leases of high volume capacity and the availability of additional capital on acceptable terms.

                                 THE OFFERINGS

   Common Stock offered by the Company:
    U.S. Offering............................................ 11,500,000 shares
    International Offering................................... 2,000,000 shares
        Total(1)............................................. 13,500,000 shares
   Common Stock to be outstanding after the Offerings(1)(2).. 100,000,000 shares
                                                              $        million
                                                              ($        million if the
                                                              Underwriters' over-
                                                              allotment options are
   Net Proceeds.............................................. exercised in full).
   Use of Proceeds........................................... Primarily to fund a portion of the capital
                                                              expenditures required to
                                                              construct and activate
                                                              the Qwest Network and to
                                                              repay future borrowings
                                                              made under existing
                                                              credit facilities to
                                                              fund such capital
                                                              expenditures.
   Nasdaq National Market symbol............................. QWST

--------
(1) Does not include: (i) up to an aggregate of 2,025,000 shares of Common Stock subject to over-allotment options granted to the U.S. Underwriters and International Underwriters (see "Underwriting"); (ii) 2,000,000 shares of Common Stock reserved for issuance under the Growth Share Plan (see "Management--Growth Share Plan"); (iii) 10,000,000 shares of Common Stock reserved for issuance under the Equity Incentive Plan (see "Management-- Equity Incentive Plan"); and (iv) 4,300,000 shares reserved for issuance under a warrant sold to an affiliate of the Company's parent (see "Certain Transactions").

(2) Based on shares outstanding as of March 31, 1997, adjusted to account for an increase in the authorized capital stock of Qwest and a stock dividend effected prior to the Offerings.

                                  RISK FACTORS

PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES. SEE "RISK FACTORS."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The selected data presented below under the captions "Statement of Operations Data," "Other Financial Data" and "Balance Sheet Data" as of the end of and for each of the years in the five-year period ended December 31, 1996 are derived from the Consolidated Financial Statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial data as of the end of and for the three months ended March 31, 1997 and 1996 are derived from unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of the financial position as of the end of and results of operations for these interim periods. Results of operations for the interim periods are not necessarily indicative of the results of operations for a full year. Consolidated Financial Statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 and unaudited interim financial statements as of the end of and for the three months ended March 31, 1997 and 1996 are included elsewhere in this Prospectus. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and unaudited interim financial statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.

                                                                               THREE MONTHS
                                     YEAR ENDED DECEMBER 31,                 ENDED  MARCH 31,
                          -------------------------------------------------  ------------------
                            1992       1993      1994      1995      1996      1996      1997
                          ---------  --------  --------  --------  --------  --------  --------
                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenue:
 Carrier
  services(1)(2)(3).....  $  41,561  $ 53,064  $ 50,240  $ 67,789  $ 57,573  $ 18,493  $ 11,199
 Commercial services....        --        969     8,712    20,412    34,265     7,013     9,411
                          ---------  --------  --------  --------  --------  --------  --------
                             41,561    54,033    58,952    88,201    91,838    25,506    20,610
 Network construction
  services(4)...........     11,751    15,294    11,921    36,901   139,158     9,126    52,083
                          ---------  --------  --------  --------  --------  --------  --------
 Total revenue..........     53,312    69,327    70,873   125,102   230,996    34,632    72,693
                          ---------  --------  --------  --------  --------  --------  --------
Operating expenses:
 Telecommunications
  services..............     31,557    41,240    48,239    81,215    80,368    23,862    18,063
 Network construction
  services..............      9,730    15,515     9,369    32,754    87,542     6,847    36,265
 Selling, general and
  administrative(5).....     10,270    15,622    21,516    37,195    45,755    14,527    13,947
 Growth share plan(6)...      2,000     2,600       --        --     13,100       --     13,100
 Depreciation and
  amortization..........      5,020     5,270     2,364     9,994    16,245     4,049     3,962
                          ---------  --------  --------  --------  --------  --------  --------
 Total operating
  expenses..............     58,577    80,247    81,488   161,158   243,010    49,285    85,337
                          ---------  --------  --------  --------  --------  --------  --------
Loss from operations....     (5,265)  (10,920)  (10,615)  (36,056)  (12,014)  (14,653)  (12,644)
Gain on sale of contract
 rights(7)..............        --        --        --        --        --        --      7,710
Gain on sale of
 telecommunications
 service agreements(2)..        --        --        --        --      6,126       --        --
Gain on sale of
 network(1).............        --    126,521       --        --        --        --        --
Interest income
 (expense), net.........     (2,687)   (3,127)      (28)   (2,466)   (4,373)     (582)     (304)
Other income (expense),
 net....................       (610)     (763)      (42)       55        60       (54)   (1,996)
                          ---------  --------  --------  --------  --------  --------  --------
Earnings (loss) before
 income taxes...........     (8,562)  111,711   (10,685)  (38,467)  (10,201)  (15,289)   (7,234)
Income tax expense
 (benefit)..............     (1,988)   43,185    (3,787)  (13,336)   (3,234)   (5,310)   (2,458)
                          ---------  --------  --------  --------  --------  --------  --------
Net earnings (loss).....  $  (6,574) $ 68,526  $ (6,898) $(25,131) $ (6,967) $ (9,979) $ (4,776)
                          =========  ========  ========  ========  ========  ========  ========
Earnings (loss) per
 share(8)...............  $   (0.07) $   0.78  $  (0.08) $  (0.29) $  (0.08) $  (0.11) $  (0.05)
Weighted average number
 of shares
 outstanding(8).........     88,158    88,158    88,158    88,158    88,158    88,158    88,158
OTHER FINANCIAL DATA:
EBITDA(9)...............  $    (855) $   (824) $ (6,338) $(26,007)  $ 6,912  $ (9,059) $(10,678)
Net cash provided by
 (used in) operating
 activities.............  $   1,377  $ (7,125) $  3,306  $(56,635) $ 32,524  $ (1,185) $ 33,359
Net cash provided by
 (used in) investing
 activities.............  $ (11,202) $107,496  $(41,712) $(58,858) $(52,622) $(11,606) $(56,922)
Net cash provided by
 (used in) financing
 activities.............  $  11,549  $(95,659) $ 34,264  $113,940  $ 25,519  $ 15,904  $177,327
Capital
 expenditures(10).......  $  11,000  $  3,794  $ 40,926  $ 48,732  $ 85,842  $ 12,021  $ 78,922

                           AS OF DECEMBER 31, 1996          AS OF MARCH 31, 1997
                           -----------------------          --------------------
OPERATING DATA:
Route miles of conduit
 installed...............                    3,650                        4,900
Route miles of dark fiber
 installed...............                    1,800                        2,250
Route miles of lit fiber
 installed...............                      900                          900
Switches.................                        5                            5
Minutes of Use(11).......              382,000,000                  107,000,000

                                    AS OF DECEMBER 31,              AS OF MARCH 31,
                         ----------------------------------------- -----------------
                          1992    1993    1994     1995     1996     1996     1997
                         ------- ------- ------- -------- -------- -------- --------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $ 2,467 $ 7,179 $ 3,037 $  1,484 $  6,905 $  4,597 $160,669
Property and equipment,
 net.................... $34,628 $23,666 $63,009 $114,748 $186,535 $123,782 $231,228
Total assets............ $52,735 $60,754 $89,489 $184,178 $264,259 $189,238 $469,614
Long-term debt,
 including current
 portion................ $27,600 $ 2,141 $27,369 $ 90,063 $134,461 $ 84,032 $311,184
Total liabilities....... $51,482 $48,675 $64,908 $157,703 $254,817 $172,738 $464,948
Total stockholder's
 equity................. $ 1,253 $12,079 $24,581 $ 26,475 $  9,442 $ 16,500 $  4,666

(1) In November 1993, the Company sold substantially all of its then owned fiber optic network capacity and related equipment and assets to a third-party purchaser for $185.0 million (the "1993 Capacity Sale"). After deducting the carrying value of the assets sold and direct costs associated with the 1993 Capacity Sale, the Company recognized a gain of approximately $126.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."
(2) In July 1996, the Company sold the telecommunications service agreements of its dedicated line customer business on leased capacity to an unrelated third party for $5.5 million and had received $4.5 million of the purchase price in cash as of December 31, 1996. As a result of the sale, the Company recognized a gain of approximately $6.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) The Company acquired the Microwave System through its purchase of Qwest Transmission Inc. in January 1995, and the acquired company contributed $13.2 million to total revenue for the year ended December 31, 1995.
(4) In 1996, the Company entered into construction contracts for sales of dark fiber with Frontier and WorldCom whereby the Company agreed to sell dark fiber along the route of the Qwest Network for a purchase price of approximately $545.0 million. As a result of the activity under these agreements, the Company recorded Network Construction Services revenue of approximately $121.0 million in 1996 and approximately $49.0 million in the three months ended March 31, 1997. See "Business--The Qwest Network--Dark Fiber and High Volume Capacity Sales."
(5) Selling, general and administrative expenses include the following nonrecurring expenses incurred by the Company: (i) $5.6 million in 1993 to provide for the transfer of customers to leased capacity as a result of the 1993 Capacity Sale; (ii) $2.0 million in 1994 to relocate its corporate headquarters from San Francisco to Denver and consolidate its administrative functions in Denver; and (iii) $2.6 million in 1996 to restructure its operations, including the direct sales group.
(6) Growth Share Plan expenses reflect compensation expense related to the estimated increase in the value of the growth shares outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Growth Share Plan," and note 15 to the Consolidated Financial Statements of the Company.
(7) In March 1997, the Company sold certain contract rights related to the 1993 Capacity Sale for $9.0 million. As of March 31, 1997, the Company has received $7.0 million in consideration and has reduced its liability for associated costs by approximately $0.7 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(8) Earnings (loss) per share and weighted average number of shares outstanding are adjusted to reflect an increase in the authorized capital stock of Qwest and a stock dividend of 86,490,000 shares effected prior to the Offerings.

(9) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization, certain nonrecurring expenses described in note 5 above, gain on sale of contract rights in 1997, gain on sale of telecommunications service agreements in 1996 and gain on the 1993 Capacity Sale (which are nonrecurring). EBITDA includes earnings from the construction contracts for the sale of dark fiber that the Company will use to provide cash for the construction cost of the Qwest Network. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of the Company's operating performance or as an alternative to cash flows as a source of liquidity and may not be comparable with EBITDA as defined by other companies. The Company believes that EBITDA is commonly used by financial analysts and others in the telecommunications industry. Without the effect of Growth Share Plan expense, EBITDA would have been $20.0 million, $1.8 million and $1.1 million for the years ended December 31, 1996, 1993 and 1992, respectively, and $2.4 million for the three months ended March 31, 1997.
(10) Capital expenditures include expenditures for property and equipment, accrued capital expenditures and initial obligations under capital leases.
(11) Represents total minutes of use for the year ended December 31, 1996 and the three months ended March 31, 1997.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares.

               INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements that include, among others, statements concerning the Company's plans to complete the Qwest Network, expectations as to funding its capital requirements, anticipated expansion of carrier and commercial services and other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. Management cautions the reader that these forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent the Company from achieving its stated goals include, but are not limited to, failure by the Company to (i) manage effectively and cost efficiently the construction of the route segments, (ii) enter into additional customer contracts to sell dark fiber or provide high volume capacity and otherwise expand its telecommunications customer base on the Qwest Network and
(iii) obtain additional rights-of-way and maintain all necessary rights-of-way.

RISKS RELATED TO COMPLETING THE QWEST NETWORK; INCREASING TRAFFIC VOLUME

  The Company's ability to achieve its strategic objective will depend in large part upon the successful, timely and cost-effective completion of the Qwest Network, as well as on achieving substantial traffic volumes on the Qwest Network. The construction of the Qwest Network will be affected by a variety of factors, uncertainties and contingencies. Many of these factors are beyond the Company's control. There can be no assurance that the entire Qwest Network will be completed as planned for the costs and in the time frame currently estimated or at all. Although the Company believes that its cost estimates and the build-out schedule are reasonable, there can be no assurance that the actual construction costs or time required to complete the Qwest Network will not substantially exceed current estimates. In addition, the Company must substantially increase its current traffic volume in order to realize the anticipated cash flow, operating efficiencies and cost benefits of the Qwest Network. There can be no assurance that the Company will be able to achieve such increased traffic volume. See "--Competition" and "--Pricing Pressures and Industry Capacity."

  The successful and timely completion of the Qwest Network will depend, among other things, upon the Company's ability to manage effectively and cost efficiently the construction of the route segments and obtain additional rights-of-way. Successful construction of the Qwest Network also will depend upon the timely performance by third-party contractors of their obligations. There can be no assurance that the Company will successfully manage construction or acquire the remaining necessary rights-of-way.

  Any of the foregoing may significantly delay or prevent completion of the Qwest Network, which would have a material adverse effect on the Company's financial condition and results of operations.

OPERATING LOSSES AND WORKING CAPITAL DEFICITS

  The Company's operations have generated operating losses in recent years and insufficient cash flow to enable it to meet its debt service requirements, capital expenditures and other cash needs. The Company had net losses of $7.0 million, $25.1 million, $6.9 million and $6.6 million for each of the years ended December 31, 1996, 1995, 1994 and 1992, and recognized net income of $68.5 million for the year ended December 31, 1993. The Company's accumulated deficit totaled $51.2 million as of March 31, 1997. Although the Company had positive working capital of $58.6 million as of March 31, 1997, the Company had working capital deficits of $69.4 million, $2.6 million, $11.9 million, $11.5 million and $5.6 million as of December 31, 1996, 1995, 1994, 1993 and 1992, respectively. Working capital deficits limit the Company's cash resources, resulting in reduced liquidity. There can be no assurance that the Company will be able to achieve or sustain operating profitability. The Company will require additional capital in order to offset operating losses and working capital deficits and to support its strategic objective.

SUBSTANTIAL INDEBTEDNESS

  The Company is highly leveraged. As of March 31, 1997, the Company had approximately $311.2 million of long-term debt (including the current portion thereof) and stockholder's equity of approximately $4.7 million. On a pro forma basis, after giving effect to the Offerings at an assumed offering price of $18.50 per Share and after giving effect to the application of net proceeds from the sale of the Notes, the Company would have had approximately $265.2 million of long-term debt (including the current portion thereof), approximately $238.3 million of stockholder's equity and a debt-to-equity ratio of 1.1 to 1.0 at March 31, 1997. In addition, the Indenture relating to the Notes (the "Indenture") and certain debt instruments to which Qwest's subsidiaries are parties limit but do not prohibit the incurrence of additional indebtedness by the Company, and the Company expects additional indebtedness to be incurred by Qwest or its subsidiaries in the future. However, there can be no assurance that the Company will be successful in obtaining additional borrowings when required, or that the terms of such indebtedness will not impair the ability of the Company to develop its business.

  The Company's significant debt burden could have several important consequences to the Company, including, but not limited to the following: (i) the cash received from operations may be insufficient to meet the principal and interest on the Company's debt as the same become due; (ii) a significant portion of the Company's cash flow from operations must be used to service its debt instead of being used in the Company's business; and (iii) the Company's flexibility to obtain additional financing in the future may be impaired by the amount of debt outstanding and the restrictions imposed by the covenants contained in the Indenture and other debt instruments of Qwest or its subsidiaries. See "Description of Certain Indebtedness."

  The ability of the Company to meet its obligations will be subject to financial, business and other factors, including factors beyond its control, such as prevailing economic conditions. In addition, the ability of Qwest's operating subsidiaries to pay dividends or to make other payments to Qwest may be restricted by the terms of various credit arrangements entered into by such operating subsidiaries, as well as legal restrictions, and such payments may have adverse tax consequences. The Indenture and other debt instruments governing existing and future indebtedness contain, or may contain, covenants that limit the operating and financial flexibility of Qwest and its subsidiaries. Failure to generate sufficient cash flow may impair the Company's ability to obtain additional equity or debt financing or to meet its debt service requirements. In such circumstances, the Company may be required to renegotiate the terms of the instruments relating to its long-term debt or to refinance all or a portion thereof. There can be no assurance that the Company would be able to renegotiate successfully such terms or refinance its indebtedness when required or that the terms of any such refinancing would be acceptable to management. If the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, it would have to consider other options such as the sale of certain assets to meet its debt service obligations, the sale of equity, negotiations with its lenders to restructure applicable indebtedness or other options available to it under the law. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The telecommunications industry is highly competitive. Many of the Company's existing and potential competitors in the Carrier Services, Commercial Services and Network Construction Services markets have financial, personnel, marketing and other resources significantly greater than those of the Company, as well as other competitive advantages. Increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act of 1996 (the "Telecom Act of 1996") could give rise to significant new competitors to the Company.

  The success of the Company's business plan depends in large part on significant increases in its share of the Carrier Services and Commercial Services markets in the medium and long term. In the Carrier Services market, the Company's primary competitors are other carrier service providers. Within the Carrier Services market, the Company competes with large and small facilities-based interexchange carriers. For high volume capacity services, the Company competes primarily with other coast-to-coast and regional fiber optic network providers. There are currently four principal facilities-based long distance fiber optic networks (AT&T, MCI, Sprint and WorldCom). The Company is aware that others are planning additional networks that, if constructed, could employ similar advanced technology as the Qwest Network. Upon completion of the Qwest Network, each of Frontier and GTE will have a fiber network similar in geographic scope and potential operating capability to that of the Company. Another competitor is constructing, and has already obtained a significant portion of the financing for, a fiber optic network. As publicly announced, the scope of that competitor's network is less than that of the Company. Nevertheless it is expected to compete directly with the Qwest Network for many of the same customers along a significant portion of the same routes. The Company also sells switched services to both facilities-based carriers and nonfacilities-based carriers (switchless resellers), competing with facilities-based carriers such as AT&T, MCI, Sprint, WorldCom and certain regional carriers. The Company competes in the Carrier Services market on the basis of price, transmission quality, network reliability, and customer service and support. The ability of the Company to compete effectively in this market will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors. In the Commercial Services market, the Company's primary competitors include AT&T, MCI, Sprint and WorldCom, all of whom have extensive experience in the long distance market. In addition, the Telecom Act of 1996 will allow the RBOCs and others to enter the long distance market. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in its Commercial Services markets. Failure by the Company to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Rapid Technological Changes."

DEPENDENCE ON SIGNIFICANT CUSTOMERS

  The Company has substantial business relationships with a few large customers. During 1996 and the first quarter of 1997, the Company's top 10 customers accounted for approximately 69.3% and 79.7%, respectively, of its consolidated gross revenue. Frontier and WorldCom accounted for 26.3% and 27.8% of such revenue, respectively, in 1996 and 59.0% and 8.8% of such revenue, respectively, in the first quarter of 1997, attributable primarily to construction contracts for the sale of dark fiber to these customers that extend through 1998. In May 1997, the Company entered into another substantial construction contract for the sale of dark fiber to GTE. The Frontier and GTE contracts provide for reduced payments and varying penalties for late delivery of route segments, and allow the purchaser, after expiration of substantial grace periods (ranging generally from 12 to 18 months depending on the reason for late delivery and the segment affected), to delete such non-delivered segment from the system route to be delivered. See "Business--The Qwest Network--Dark Fiber Sales." A default by any of the Company's dark fiber purchasers would require the Company to seek alternative funding sources for capital expenditures. A significant reduction in the level of services the Company provides for any of its large customers could have a material adverse effect on the Company's results of operations or financial condition. In addition, the Company's business plan assumes increased revenue from its Carrier Services operations to fund the expansion of the Qwest Network. Many of the Company's customer arrangements are subject to termination on short notice and do not provide the

Company with guarantees that service quantities will be maintained at current levels. The Company is aware that certain interexchange carriers are constructing or considering new networks. Accordingly, there can be no assurance that any of the Company's Carrier Services customers will increase their use of the Company's services, or will not reduce or cease their use of the Company's services, which could have a material adverse effect on the Company's ability to fund the expansion of the Qwest Network.

MANAGING RAPID GROWTH

  Part of the Company's strategy is to achieve rapid growth by completing the Qwest Network and using the Qwest Network to exploit opportunities expected to arise from regulatory and technological changes and other industry developments. As a result of its strategy, the Company is experiencing rapid expansion that management expects will continue for the foreseeable future. This growth has increased the operating complexity of the Company. The Company's ability to manage its expansion effectively will depend on, among other things: (i) expansion, training and management of its employee base, including attracting and retaining highly skilled personnel; (ii) expansion and improvement of the Company's customer interface systems and improvement or cost-effective outsourcing of the Company's operational and financial systems;
(iii) development, introduction and marketing of new products, particularly in Commercial Services; and (iv) control of the Company's expenses related to the expansion of Carrier Services and Commercial Services. Failure of the Company to satisfy these requirements, or otherwise manage its growth effectively, would have a material adverse effect on the Company's business, financial condition and results of operations.

PRICING PRESSURES AND INDUSTRY CAPACITY

  The long distance transmission industry has generally been characterized as having overcapacity and declining prices since shortly after the AT&T divestiture in 1984. Although the Company believes that, in the last several years, increasing demand has resulted in a shortage of capacity and slowed the decline in prices, the Company anticipates that prices for Carrier Services and Commercial Services will continue to decline over the next several years due primarily to (i) installation by the Company and its competitors (certain of whom are expanding capacity and constructing or considering new networks) of fiber that provides substantially more transmission capacity than will be needed over the short or medium term, since the cost of fiber is a relatively small portion of construction cost, (ii) recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber, and (iii) strategic alliances or similar transactions, such as long distance capacity purchasing alliances among certain RBOCs, that increase the parties' purchasing power. Also, the Company's existing construction contracts for the sale of dark fiber and other potential contracts or arrangements with other carriers will increase supply and may lower prices for traffic on the Qwest Network. Such pricing pressure could have a material adverse effect on the business of the Company and on its financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those provided by the Company. While the Company believes that for the foreseeable future technology changes will neither materially affect the continued use of fiber optic cable nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the Company's operations cannot be predicted and could have a material adverse effect on the Company's business, financial condition and results of operations.

NEED TO OBTAIN AND MAINTAIN RIGHTS-OF-WAY

  Although the Company already has right-of-way agreements covering over 87% of the Qwest Network, the Company must obtain additional rights-of-way and other permits to install underground conduit from railroads, utilities, state highway authorities, local governments and transit authorities. There can be no assurance that the Company will be able to maintain all of its existing rights and permits or to obtain and maintain the additional rights and permits needed to implement its business plan on acceptable terms. Loss of substantial rights and permits or the failure to enter into and maintain required arrangements for the Qwest Network could have a material adverse effect on the Company's business, financial condition and results of operations.

REGULATION RISKS

  The Company's operations are subject to extensive federal and state regulation. Carrier Services and Commercial Services (but not Network Construction Services) are subject to the provisions of the Communications Act of 1934, as amended, including the Telecom Act of 1996, and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states, including regulation by Public Utility Commissions ("PUCs") and other state agencies. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities have jurisdiction over telecommunications both originating and terminating within a state. Generally, the Company must obtain and maintain certificates of authority from regulatory bodies in most states where it offers intrastate services and must obtain prior regulatory approval of tariffs for its intrastate services in most of these jurisdictions.

  Regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to the Company. All of the Company's operations are also subject to a variety of environmental, safety, health and other governmental regulations. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on the Company, or that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations.

  A recent federal legislative change, the Telecom Act of 1996, may have potentially significant effects on the operations of the Company. The Telecom Act of 1996, among other things, allows the RBOCs and the General Telephone Operating Companies to enter the long distance business and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. Entry of such companies into the long distance business would result in substantial additional competition in Commercial Services and Carrier Services, affecting the Company and its customers, which may have a material adverse effect on the Company and such customers. However, the Company believes that entry by the RBOCs and other companies into the market will create opportunities for the Company to sell fiber or lease long distance high volume capacity.

  The Company monitors compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. Although the Company believes that it is in compliance with such regulations, there can be no assurance that any such discharge, disposal or emission might not expose the Company to claims or actions that could have a material adverse effect on the Company. See "Regulation."

RELIANCE ON KEY PERSONNEL

  The Company's operations are managed by a small number of key executive officers, the loss of any of whom could have a material adverse effect on the Company. The Company believes that its growth and future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel. The loss of senior management or the failure to recruit additional qualified personnel in the future could significantly impede attainment of the Company's financial, expansion, marketing and other objectives. See "Management."

CONCENTRATION OF VOTING POWER; POTENTIAL CONFLICTS OF INTEREST

  After completion of the Offerings, Philip F. Anschutz, a Director and Chairman of the Company, will beneficially own 86.5% of the outstanding Common Stock (assuming no exercise of the over-allotment options granted to the Underwriters). As a result, Mr. Anschutz will have the power to elect all the directors of the Company and to control the vote on all other matters, including significant corporate actions. Also, Mr. Anschutz is a director and holds approximately 5% of the stock of Union Pacific Railroad Company, subsidiaries of which own railroad rights-of-way on which a significant portion of the Qwest Network will be built. In recent years, the Company has relied upon capital contributions, advances and guarantees from its parent and affiliates. The Company intends to finance its own operations in the future through internally and externally generated funds without financial support from its parent. See "--Operating Losses and Working Capital Deficits."

ANTI-TAKEOVER PROVISIONS

  The Company's Certificate of Incorporation (the "Certificate of Incorporation") and By-laws (the "By-laws") include certain provisions that may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions also may render the removal of directors and management more difficult. The Company's Certificate of Incorporation places certain restrictions on who may call a special meeting of stockholders. In addition, the Company's Board of Directors has the authority to issue up to 25,000,000 shares of preferred stock (the "Preferred Stock") and to determine the price, rights, preferences, and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of such shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present intention to issue such shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Furthermore, certain provisions of the Company's By-laws, including provisions that provide that the exact number of directors shall be determined by a majority of the Board of Directors and that vacancies on the Board of Directors may be filled by a majority vote of the directors then in office (though less than a quorum), may have the effect of delaying or preventing changes in control or management of the Company, and could adversely affect the market price of the Common Stock. Additionally, certain Federal regulations require prior approval of certain transfers of control which could also have the effect of delaying, deferring or preventing a change of control. See "Regulation--Federal Regulation" and "Description of Capital Stock."

DIVIDEND POLICY; RESTRICTION ON PAYMENT OF DIVIDENDS

  The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." The Company's ability to pay dividends is limited by the Indenture and other debt instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

DILUTION

  The public offering price is substantially higher than the tangible book value of the outstanding Common Stock. Purchasers of Shares in the Offerings will therefore experience immediate and substantial dilution in tangible book value per share, and the existing stockholder will receive a material increase in the tangible book value per share of its shares of Common Stock. The dilution to new investors will be $16.23 per Share (assuming an initial public offering price of $18.50 per Share and no exercise of the over-allotment options granted to the Underwriters).

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offerings, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or be sustained. The offering price has been determined by negotiations between the Company and the Underwriters and there can be no assurance that the prices at which the Common Stock will sell in the public market after the Offerings will not be lower than the price at which the Common Stock is sold in the Offerings. See "Underwriting." Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. The trading price of the Common Stock after the Offerings could be subject to wide fluctuations in response to numerous factors, including, but not limited to, quarterly variations in operating results, competition, announcements of technological innovations or new products by the Company or its competitors, product enhancements by the Company or its competitors, regulatory changes, any differences in actual results and results expected by investors and analysts, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings (assuming no exercise of the over-allotment options granted to the Underwriters), the Company will have 100,000,000 shares of Common Stock outstanding, including 13,500,000 Shares of Common Stock offered hereby and 86,500,000 "restricted" shares of Common Stock. The Shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. Holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act. The restricted shares generally will be eligible for sale under Rule 144, as currently in effect, beginning in February 1998.

  The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Equity Incentive Plan, thus permitting the resale of such shares by non-affiliates upon issuance in the public market without restriction under the Securities Act. Such registration statement will automatically become effective immediately upon filing. See

"Management--Equity Incentive Plan." Following completion of the Offerings, up to 2,000,000 shares of Common Stock will be issuable in settlement of the Company's obligations under the Growth Share Plan. To the extent such shares are issued, they will be either freely tradeable or eligible for sale under Rule 144; however, approximately 59% of the issuable shares will be subject to the lock-up restrictions described under "Underwriting."

  Subject to certain exceptions, the Company, its parent and certain directors and officers of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 180 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc.

  Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds of the Offerings (assuming an initial public offering price of $18.50 per Share and no exercise of the over-allotment options granted to the Underwriters) are estimated to be approximately $233.6 million, after deducting the estimated underwriting discount and expenses payable by the Company. The Company intends to use all proceeds of the Offerings to fund capital expenditures required to construct the Qwest Network and purchase other materials, including electronic equipment necessary to activate segments of the Qwest Network, and to repay any future borrowings made under existing credit facilities to fund such capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." Pending the application of the net proceeds of the Offerings as described above, the Company will invest such proceeds in short-term, interest-bearing U.S. government securities and certain other short-term, investment grade securities.

                                DIVIDEND POLICY

  The Company does not anticipate paying dividends in the foreseeable future. The terms of the Notes and the Indenture and certain debt instruments of Qwest's subsidiaries also place limitations on the Company's ability to pay dividends. Future dividends, if any, will be at the discretion of the Board and will depend upon, among other things, the Company's operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

                                   DILUTION

  At March 31, 1997, the historical net tangible book deficit of the Company was $(7.1) million or $(0.08) per share of Common Stock, as adjusted to account for an increase in the authorized capital stock of the Company and a stock dividend effected prior to the Offerings. "Historical net tangible book deficit per share" represents the Company's net worth less intangible assets of $11.8 million divided by 86,500,000 shares of Common Stock outstanding on March 31, 1997, adjusted as stated above. After giving effect to the sale by the Company of 13,500,000 Shares pursuant to the Offerings and after deducting the underwriting discount and expenses of the Offerings, the pro forma net tangible book value of the Company at March 31, 1997, would have been $226.5 million, or $2.27 per share of Common Stock. Such amount represents an immediate increase in pro forma net tangible book value of $2.35 per share of Common Stock to the existing stockholder and an immediate dilution to new investors of $16.23 per share of Common Stock. The following table illustrates the dilution in pro forma net tangible book value per share to new investors:

      Public offering price per Share..........................         $18.50
      Historical net tangible book deficit per share at
       March 31, 1997.......................................... $(0.08)
      Increase in net tangible book value per share
       attributable to net proceeds of the Offerings...........    2.35
                                                                -------
      Pro forma net tangible book value per share after the
       Offerings...............................................           2.27
                                                                        ------
      Dilution to new investors................................         $16.23
                                                                        ======

  The foregoing table assumes no exercise of the Underwriters' over-allotment options to purchase an additional 2,025,000 Shares. Following completion of the Offerings, up to 2,000,000 shares of Common Stock will be issuable in settlement of the Company's obligations under the Growth Share Plan. To the extent that such shares are issued, there will be further dilution to new investors. See "Management--Growth Share Plan."

                                CAPITALIZATION

  The following table sets forth as of March 31, 1997 (i) the historical consolidated capitalization of the Company, (ii) the pro forma capitalization of the Company reflecting the application of net proceeds from the sale of the Notes to repay certain existing long-term debt, borrowings under the Company's revolving credit facility (after receipt of funds under the GTE agreement) to repay all outstanding advances from the Company's parent, and payment of the Company's long-term debt from cash generated from operations, and (iii) the capitalization as adjusted to reflect the foregoing and the sale of 13,500,000 Shares offered hereby (assuming an initial public offering price of $18.50 per Share and no exercise of the over-allotment options granted to the Underwriters) and the application of the net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto, appearing elsewhere in this Prospectus.

                                                    AS OF MARCH 31, 1997
                                                -------------------------------
                                                            PRO      PRO FORMA
                                                 ACTUAL    FORMA    AS ADJUSTED
                                                --------  --------  -----------
                                                       (IN THOUSANDS)
Advances from parent........................... $ 27,952  $     --   $     --
Current portion of long-term debt..............   24,859    15,080     15,080
                                                --------  --------   --------
    Total short-term debt...................... $ 52,811  $ 15,080   $ 15,080
                                                ========  ========   ========
Long-term debt................................. $ 36,325  $    140   $    140
Notes..........................................  250,000   250,000    250,000
                                                --------  --------   --------
    Total long-term debt (excluding current
     portion)..................................  286,325   250,140    250,140
                                                --------  --------   --------
Stockholder's equity:
  Preferred stock, $.01 par value; 25,000,000
   shares authorized; no shares issued and
   outstanding.................................      --        --         --
  Common stock, $.01 par value; 400,000,000
   shares authorized; 86,500,000 shares issued
   and outstanding after the Offerings(1)...... $    865  $    865   $  1,000
  Additional paid-in capital...................   55,027    55,027    288,515
  Accumulated deficit..........................  (51,226)  (51,226)   (51,226)
                                                --------  --------   --------
    Total stockholder's equity.................    4,666     4,666    238,289
                                                --------  --------   --------
      Total capitalization..................... $290,991  $254,806   $488,429
                                                ========  ========   ========

--------
(1) 10,000,000 of the authorized shares of Common Stock are reserved for issuance under the Equity Incentive Plan, 2,000,000 of the authorized shares of Common Stock are reserved for issuance under the Growth Share Plan and 4,300,000 of the authorized shares of Common Stock are reserved for issuance under the warrant issued to Anschutz Family Investment Company LLC. See "Management--Equity Incentive Plan," "Management--Growth Share Plan" and "Certain Transactions."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected data presented below under the captions "Statement of Operations Data," "Other Financial Data" and "Balance Sheet Data" as of the end of and for each of the years in the five-year period ended December 31, 1996 are derived from the Consolidated Financial Statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial data as of the end of and for the three months ended March 31, 1997 and 1996 are derived from unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of the financial position as of the end of and results of operations for these interim periods. Results of operations for the interim periods are not necessarily indicative of the results of operations for a full year. Consolidated Financial Statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 and unaudited interim financial statements as of the end of and for the three months ended March 31, 1997 and 1996 are included elsewhere in this Prospectus. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements and unaudited interim financial statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.

                                                                                                   THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                            -------------------------------------------------  ------------------
                                              1992       1993      1994      1995      1996      1996      1997
                                            ---------  --------  --------  --------  --------  --------  --------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Carrier services(1)(2)(3)...............  $  41,561  $ 53,064  $ 50,240  $ 67,789  $ 57,573  $ 18,493  $ 11,199
  Commercial services.....................         --       969     8,712    20,412    34,265     7,013     9,411
                                            ---------  --------  --------  --------  --------  --------  --------
                                               41,561    54,033    58,952    88,201    91,838    25,506    20,610
  Network construction services(4)........     11,751    15,294    11,921    36,901   139,158     9,126    52,083
                                            ---------  --------  --------  --------  --------  --------  --------
    Total revenue.........................     53,312    69,327    70,873   125,102   230,996    34,632    72,693
                                            ---------  --------  --------  --------  --------  --------  --------
Operating expenses:
  Telecommunications services.............     31,557    41,240    48,239    81,215    80,368    23,862    18,063
  Network construction services...........      9,730    15,515     9,369    32,754    87,542     6,847    36,265
  Selling, general and administrative(5)..     10,270    15,622    21,516    37,195    45,755    14,527    13,947
  Growth share plan(6)....................      2,000     2,600        --        --    13,100        --    13,100
  Depreciation and amortization...........      5,020     5,270     2,364     9,994    16,245     4,049     3,962
                                            ---------  --------  --------  --------  --------  --------  --------
    Total operating expenses..............     58,577    80,247    81,488   161,158   243,010    49,285    85,337
                                            ---------  --------  --------  --------  --------  --------  --------
Loss from operations......................     (5,265)  (10,920)  (10,615)  (36,056)  (12,014)  (14,653)  (12,644)
Gain on sale of contract rights(7)........         --        --        --        --        --        --     7,710
Gain on sale of telecommunications service
 agreements(2)............................         --        --        --        --     6,126        --        --
Gain on sale of network(1)................         --   126,521        --        --        --        --        --
Interest income (expense), net............     (2,687)   (3,127)      (28)   (2,466)   (4,373)     (582)     (304)
Other income (expense), net...............       (610)     (763)      (42)       55        60       (54)   (1,996)
                                            ---------  --------  --------  --------  --------  --------  --------
Earnings (loss) before income taxes.......     (8,562)  111,711   (10,685)  (38,467)  (10,201)  (15,289)   (7,234)
Income tax expense (benefit)..............     (1,988)   43,185    (3,787)  (13,336)   (3,234)   (5,310)   (2,458)
                                            ---------  --------  --------  --------  --------  --------  --------
Net earnings (loss).......................  $  (6,574) $ 68,526  $ (6,898) $(25,131) $ (6,967) $ (9,979) $ (4,776)
                                            =========  ========  ========  ========  ========  ========  ========
Earnings (loss) per share(8)..............  $   (0.07) $   0.78  $  (0.08) $  (0.29) $  (0.08) $  (0.11) $  (0.05)
Weighted average number of shares
 outstanding(8)...........................     88,158    88,158    88,158    88,158    88,158    88,158    88,158
OTHER FINANCIAL DATA:
EBITDA(9).................................  $    (855) $   (824) $ (6,338) $(26,007) $  6,912  $ (9,059) $(10,678)
Net cash provided by (used in) operating
 activities...............................  $   1,377  $ (7,125) $  3,306  $(56,635) $ 32,524  $ (1,185) $ 33,359
Net cash provided by (used in) investing
 activities...............................  $ (11,202) $107,496  $(41,712) $(58,858) $(52,622) $(11,606) $(56,922)
Net cash provided by (used in) financing
 activities...............................  $  11,549  $(95,659) $ 34,264  $113,940  $ 25,519  $ 15,904  $177,327
Capital expenditures(10)..................  $  11,000  $  3,794  $ 40,926  $ 48,732  $ 85,842  $ 12,021  $ 78,922

                                    AS OF DECEMBER 31,          AS OF MARCH 31,
                         ----------------------------------------- -----------------
                          1992    1993    1994     1995     1996     1996     1997
                         ------- ------- ------- -------- -------- -------- --------
                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equiva-
 lents.................. $ 2,467 $ 7,179 $ 3,037 $  1,484 $  6,905 $  4,597 $160,669
Property and equipment,
 net.................... $34,628 $23,666 $63,009 $114,748 $186,535 $123,782 $231,228
Total assets............ $52,735 $60,754 $89,489 $184,178 $264,259 $189,238 $469,614
Long-
 term debt, including
 current portion........ $27,600 $ 2,141 $27,369 $ 90,063 $134,461 $ 84,032 $311,184
Total liabilities....... $51,482 $48,675 $64,908 $157,703 $254,817 $172,738 $464,948
Stockholder's equity.... $ 1,253 $12,079 $24,581 $ 26,475 $  9,442 $ 16,500 $  4,666

--------
(1) After deducting the carrying value of the assets sold and direct costs associated with the 1993 Capacity Sale, the Company recognized a gain of approximately $126.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."
(2) In July 1996, the Company sold the telecommunications service agreements of its dedicated line customer business on leased capacity to an unrelated third party for $5.5 million and had received $4.5 million of the purchase price in cash as of December 31, 1996. As a result of the sale, the Company recognized a gain of approximately $6.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) The Company acquired the Microwave System through its purchase of Qwest Transmission Inc. in January 1995, and the acquired company contributed $13.2 million to total revenue for the year ended December 31, 1995.
(4) In 1996, the Company entered into construction contracts for the sale of dark fiber with Frontier and WorldCom whereby the Company agreed to sell dark fiber along the route of the Qwest Network for a purchase price of approximately $545.0 million. As a result of the activity under these agreements, the Company recorded Network Construction Services revenue of approximately $121.0 million in 1996 and approximately $49.0 million in the three months ended March 31, 1997. See "Business--The Qwest Network-- Dark Fiber and High Volume Capacity Sales."
(5) Selling, general and administrative expenses include the following nonrecurring expenses incurred by the Company: (i) $5.6 million in 1993 to provide for the transfer of customers to leased capacity as a result of the 1993 Capacity Sale; (ii) $2.0 million in 1994 to relocate its corporate headquarters from San Francisco to Denver and consolidate its administrative functions in Denver; and (iii) $2.6 million in 1996 to restructure its operations, including the direct sales group.
(6) Growth Share Plan expenses reflect compensation expense related to the estimated increase in the value of the growth shares outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Growth Share Plan" and note 15 to the Consolidated Financial Statements of the Company.
(7) In March 1997, the Company sold certain contract rights related to the 1993 Capacity Sale for $9.0 million. As of March 31, 1997, the Company has received $7.0 million in consideration and has reduced its liability for associated costs by approximately $0.7 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(8) Earnings (loss) per share and weighted average number of shares outstanding are adjusted to reflect an increase in the authorized capital stock of Qwest and a stock dividend of 86,490,000 shares effected prior to the Offering.

(9) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization, certain nonrecurring expenses described in note 5 above, gain on sale of contract rights in 1997, gain on sale of telecommunications service agreements in 1996 and gain on the 1993 Capacity Sale (which are nonrecurring). EBITDA includes earnings from the construction contracts for the sale of dark fiber that the Company will use to provide cash for the construction cost of the Qwest Network. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of the Company's operating performance or as an alternative to cash flows as a source of liquidity and may not be comparable with EBITDA as defined by other companies. The Company believes that EBITDA is commonly used by financial analysts and others in the telecommunications industry. Without the effect of Growth Share Plan expense, EBITDA would have been $20.0 million, $1.8 million and $1.1 million for the years ended December 31, 1996, 1993 and 1992, respectively, and $2.4 million for the three months ended March 31, 1997.
(10) Capital expenditures include expenditures for property and equipment, accrued capital expenditures and initial obligations under capital leases.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's audited Consolidated Financial Statements and unaudited interim financial statements and the notes thereto, appearing elsewhere in this Prospectus.

OVERVIEW

  The Company provides communications services to interexchange carriers and other telecommunications entities, businesses and consumers and constructs and installs fiber optic communications systems for interexchange carriers and other telecommunications entities, as well as for its own use. The Company is expanding its existing long distance network into the Qwest Network, a coast-to-coast, technologically advanced, fiber optic telecommunications network. Management believes that the Qwest Network will position the Company to take advantage of the rapidly growing demand for data transmission, multimedia and long haul voice capacity.

  Founded in 1988 as Southern Pacific Telecommunications Company, a subsidiary of Southern Pacific Transportation Company ("Southern Pacific"), the Company began operations by constructing fiber optic conduit systems along Southern Pacific's railroad rights-of-way primarily for major long distance carriers in exchange for cash and capacity rights. Since then, the Company has used its construction operations as a platform to expand into the business of providing telecommunications services. In 1995, the Company enhanced its ability to provide telecommunications services by acquiring the Microwave System through its purchase of Qwest Transmission Inc. for $18.8 million and by completing and activating the Cal-Fiber system. The Company derives its revenue from Carrier Services, Commercial Services and Network Construction Services.

  Carrier Services. Carrier Services provide high volume and conventional dedicated line services over the Company's owned capacity and switched services over owned and leased capacity to interexchange carriers and other telecommunications providers. The Company entered the Carrier Services market in 1988 by marketing and providing dedicated line services to other carriers using the long distance capacity that it had received under construction contracts to build conduit systems principally for MCI. Through the acquisition of a carrier's carrier in 1990, the Company increased its presence in the Carrier Services market and expanded its geographic coverage of digital dedicated line services to other long distance companies. The Company sold substantially all of its owned capacity rights and related equipment in 1993 in exchange for $185.0 million and the right to use excess capacity free of charge to provide service to its dedicated line customers for the twelve-month period following the date of the sale (the "1993 Capacity Sale"). As a result of this arrangement, the Company's cost of providing dedicated line services to its carrier customers as a percentage of revenue was lower in 1994 than in subsequent years. When this arrangement expired, the cost of providing dedicated line services on a resale basis became substantially greater than the cost of providing dedicated line services over the Company's owned network. The Company sold its resale dedicated line services in July 1996 to another long distance company, retaining primarily those dedicated line customers it serviced on its owned network. As a result of this transaction, the Company experienced a reduction in revenue in 1996 and the first three months of 1997 compared with prior periods; however, the Company expects to increase Carrier Services gross margins upon completion of segments of the Qwest Network as additional owned capacity becomes available and the Company expands its Carrier Services customer base through increased sales and marketing efforts.

  Revenues from Carrier Services are derived from high volume capacity services, dedicated line services and switched services. The Company provides high volume transmission capacity services through service agreements for terms of one year or longer. Dedicated line services are generally offered under service agreements for an initial term of one year. High volume capacity service agreements and dedicated line service agreements generally provide for "take or pay" monthly payments at fixed rates based on the capacity and length of circuit used. Customers are typically billed on a monthly basis and also may incur an installation charge or certain ancillary charges for equipment. After contract expiration, the contracts may be renewed or the services may be provided on a month-to-month basis. Switched services agreements are generally offered on a month-to-month basis and the service is billed on a minutes-of-use basis. Revenues from carrier customers that are billed on a minutes-of-use basis have the potential to fluctuate significantly based on changes in usage that are highly dependent on differences between the prices charged by the Company and its competitors. The Company, however, has not experienced significant fluctuations to date. For the three months ended March 31, 1997 and year ended December 31, 1996, the Company's five largest carrier customers accounted for approximately 33.2% and 35.0% of Carrier Services revenue, respectively.

  Commercial Services. Commercial Services provide long distance voice, data and video services to businesses and consumers. The Company entered the Commercial Services market in June 1993 by offering and selling switched services principally to small- and medium-sized businesses using one switch located in Dallas, Texas. The Company added switching capacity late in 1995 and during 1996 in Denver, Los Angeles, Tampa, and Indianapolis. The Company anticipates adding more switching capacity to the Qwest Network as it becomes operational and as minutes of traffic increase.

  Revenue from Commercial Services is recognized primarily on a minutes-of-use basis. The Commercial Services market is highly competitive and generally subject to significant customer churn. The Company's churn rates vary by product line and sales channel, and the Company typically has experienced an average monthly churn rate ranging from 4% to 9%. The Company is implementing various customer retention programs designed to reduce its churn rate, and expects that such churn rate will decline as it builds brand identity and increasingly targets high volume users. The average churn rate for the three months ended March 31, 1997 has been consistent with historical rates. The customer retention programs being implemented are not expected to have a significant impact on operations prior to the fourth quarter of 1997. Reductions in churn rates would lead to a reduction in selling expenses related to account acquisition costs.

  Network Construction Services. Network Construction Services consist of the construction and installation of fiber optic communication systems for interexchange carriers and other telecommunications providers, as well as for the Company's own use. The Company began operations in 1988 constructing fiber optic conduit systems primarily for major long distance carriers in exchange for cash and capacity rights. In 1996, the Company entered into major construction contracts for the sale of dark fiber to Frontier and WorldCom whereby the Company has agreed to install and provide dark fiber to each along the Qwest Network. The Company also entered into a substantial construction contract with GTE in May 1997 for the sale of dark fiber. After completion of the Qwest Network, the Company expects that revenues from Network Construction Services will be less significant to the Company's operations. See "Business-- The Qwest Network--Dark Fiber Sales."

  Revenues from Network Construction Services generally are recognized under the percentage of completion method as performance milestones relating to the contract are satisfactorily completed. Losses, if any, on uncompleted contracts are expensed in the period in which they are identified and any revisions to estimated profits on a contract are recognized in the period in which they become known.

  Pricing. The Company believes that prices in the telecommunication services industry will continue to decline as a result of reforms prompted by the Telecom Act of 1996 and reform of the rules governing access charges and international settlement rates. The Company also believes that such decreases in prices will be partially offset by increased demand for telecommunications services, and that the low cost base of the Qwest Network will give it a competitive advantage relative to its competitors.

  Operating Expenses. The Company's principal operating expenses consist of expenses for network construction incurred by Network Construction Services, telecommunications services, selling, general and administrative ("SG&A"), compensation expenses associated with the Company's Growth Share Plan and depreciation and amortization. Expenses for Network Construction Services primarily consist of the costs attributable to conduit and dark fiber construction contracts, including conduit, fiber cable, construction crews and rights-of-way. These expenses have significantly increased since 1994 primarily due to activity associated with a major construction contract in 1995 and the Frontier and WorldCom construction contracts in 1996 and the three months ended March 31, 1997. The Company expects these expenses will continue to increase as the Company enters into additional construction contracts for the sale of dark fiber along the Qwest Network. Costs attributable to the construction of the Qwest Network for the Company's own use are capitalized.

  Expenses for telecommunications services primarily consist of the cost of leased capacity, LEC access charges, engineering and operating costs. Since the Company currently provides dedicated line services only over its own network, the cost of providing these services generally does not include the cost of leased capacity or LEC access charges. Expenses for switched services, however, include these costs. The Company leases capacity from other carriers to extend its switched services for originating and terminating traffic beyond its own network boundaries. LEC access charges, which are variable, represent a significant portion of the total cost for switched services. Due in part to these costs, revenues from switched services have lower gross margins than revenues from dedicated line services provided by the Company. When the Qwest Network is completed and activated, the Company will be able to serve more customer needs over its own capacity on the Qwest Network. Furthermore, with additional switched traffic on the Qwest Network, the Company believes it will realize economies of scale and thereby lower its cost of sales as a percentage of revenue.

  SG&A expenses include the cost of salaries, benefits, occupancy costs, commissions, sales and marketing expenses and administrative expenses. In March 1996, the Company changed the focus of its sales efforts for Commercial Services from regional sales offices to agent and direct mail sales channels. The Company redirected its sales efforts in order to reduce the fixed selling expenses associated with having its own commercial sales offices and sales employees and to concentrate on other sales channels that the Company believed would be more cost effective in generating sales to the Company's target market at that time. Notwithstanding the closure of its sales offices and related cutbacks, SG&A expenses have continued to increase over the years, which is consistent with the development of the network and the growth of the Company's Carrier Services and Commercial Services.

  The Company expects this trend to continue and that additional SG&A expenses will be necessary to realize the anticipated growth in revenue for Carrier Services and Commercial Services as the Company develops the Qwest Network. The Company intends to open commercial sales offices in selected major geographic markets to implement the Company's strategy, as segments of the Qwest Network become operational. In addition, SG&A expenses will increase as the Company continues to recruit experienced telecommunications industry personnel to implement the Company's strategy. See "Management."

  The Company has a Growth Share Plan for certain employees and directors of Qwest. See "Management--Growth Share Plan." Growth Share Plan expenses reflect the Company's estimate of compensation expense for the shares outstanding. Growth shares granted under the Growth Share Plan vest at the rate of 20% for each full year of service completed after the grant date subject to risk of forfeiture. Participants receive their vested portion of the increase in value of the growth shares upon a triggering event, as defined, which includes the end of a growth share performance cycle. Upon completion of the Offerings, certain growth shares will vest in full, which will result in substantial compensation expense under the Growth Share Plan in the second quarter of 1997. The Company estimates, assuming a Price to Public of $18.50 per share and a closing date of June 30, 1997, the additional compensation expense accrual upon completion of the Offerings to be approximately $26.0 million. Compensation relating to certain nonvested growth shares will be amortized as expense over the remaining approximately four and one-half year vesting period. See "Management--Growth Share Plan."

RESULTS OF OPERATIONS

  The table set forth below summarizes the Company's percentage of revenue by source and operating expenses as a percentage of total revenues:

                                                          THREE MONTHS
                             YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                          ---------------------------------  ----------------
                          1992   1993   1994   1995   1996    1996     1997
                          -----  -----  -----  -----  -----  -------  -------
Revenue:
 Carrier services........  78.0%  76.5%  70.9%  54.2%  24.9%    53.4%    15.4%
 Commercial services.....   --     1.4   12.3   16.3   14.8     20.2     12.9
                          -----  -----  -----  -----  -----  -------  -------
                           78.0   77.9   83.2   70.5   39.7     73.6     28.3
 Network construction
  services...............  22.0   22.1   16.8   29.5   60.3     26.4     71.7
                          -----  -----  -----  -----  -----  -------  -------
 Total revenue........... 100.0% 100.0% 100.0% 100.0% 100.0%   100.0%   100.0%
Operating Expenses:
Telecommunications
 services................  59.2%  59.5%  68.1%  64.9%  34.8%    68.9%    24.8%
Network construction
 services................  18.3   22.4   13.2   26.2   37.9     19.8     49.9
Selling, general and
 administrative..........  19.2   22.5   30.4   29.7   19.8     41.9     19.2
Growth Share Plan........   3.8    3.8     --     --    5.7       --     18.0
Depreciation and
 amortization............   9.4    7.6    3.3    8.0    7.0     11.7      5.5
                          -----  -----  -----  -----  -----  -------  -------
Total operating
 expenses................ 109.9% 115.8% 115.0% 128.8% 105.2%   142.3%   117.4%

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

  The Company experienced a net loss of $4.8 million in the three months ended March 31, 1997 compared to a net loss of $10.0 million in the three months ended March 31, 1996. Excluding the effect of the compensation expense relating to the Growth Share Plan, net of income tax, the Company's reported net income would have been approximately $3.7 million for the three months ended March 31, 1997 as compared to a net loss of $10.0 million for the three months ended March 31, 1996.

  Revenue. Total revenue increased $38.1 million, or 109.9%, to $72.7 million in the three months ended March 31, 1997 from $34.6 million in the three months ended March 31, 1996 due primarily to significantly higher revenue from Network Construction Services, as well as increased revenue from Commercial Services, offset in part by lower revenue from Carrier Services. Revenue from Network Construction Services increased $43.0 million, or 470.7%, to $52.1 million in the three months ended March 31, 1997 from $9.1 million in the three months ended March 31, 1996. The increase was due primarily to network construction revenue from dark fiber sales of approximately $48.9 million to WorldCom and Frontier, compared with $6.5 million in the three months ended March 31, 1996. Commercial Services revenue increased $2.4 million, or 34.2%, to $9.4 million in the three months ended March 31, 1997 from $7.0 million in the three months ended March 31, 1996 due primarily to growth in switched services provided to small- and medium-sized businesses and consumers as a result of the expansion of the Company's agent, telemarketing and direct mail sales channels. Carrier Services revenue decreased $7.3 million, or 39.4%, to $11.2 million in the three months ended March 31, 1997 from $18.5 million in the three months ended March 31, 1996. The decrease was due primarily to the Company's sale of its resale dedicated line services on leased capacity on July 1, 1996, which had generated revenues of $9.7 million for the three months ended March 31, 1996. The decrease in Carrier Services revenue was partially offset by an increase in revenue from carrier switched services, which increased to $4.3 million in the three months ended March 31, 1997 from $3.0 million in the three months ended March 31, 1996.

  Operating Expenses. Total operating expenses increased $36.0 million, or 73.2%, to $85.3 million in the three months ended March 31, 1997 from $49.3 million for the three months ended March 31, 1996 due primarily to increases in Network Construction Services and Growth Share Plan expense, partially offset by lower telecommunications services expenses and SG&A expenses.

  Expenses for Network Construction Services increased $29.4 million, or 429.6%, to $36.3 million in the three months ended March 31, 1997 from $6.8 million in three months ended March 31, 1996 due to cost of construction contracts relating to dark fiber sales. Expenses for telecommunications services decreased $5.8 million, or 24.3%, to $18.1 million in the three months ended March 31, 1997 from $23.9 million in the three months ended March 31, 1996. The sale on July 1, 1996 of the Company's dedicated line services on leased capacity resulted in a reduction in expenses, which was partially offset by telecommunications services expenses associated with the growth in switched services and servicing the Qwest Network.

  SG&A expenses decreased $0.6 million, or 4.0%, to $13.9 million in the three months ended March 31, 1997 from $14.5 million in the three months ended March 31, 1996. The decrease was due primarily to restructuring expenses of $1.6 million incurred by the Company in March 1996 as a result of its decision to close 13 sales offices and the termination of approximately 130 employees. As a result of this restructuring, the Company experienced a reduction in payroll, commissions, and rental expense. These costs were partially offset by increased payroll attributable to the headcount growth in support of the construction of the Qwest Network and to costs associated with the hiring of senior management. See "Management." Costs for sales commissions on higher commercial revenue and expenses for telemarketing and promotions also increased from the three months ended March 31, 1996 to the three months ended March 31, 1997. The Company anticipates that as it deploys the Qwest Network and expands its Carrier Services and Commercial Services, SG&A expenses will continue to increase.

  Under the Growth Share Plan, the Company has estimated an increase in the value of the growth shares at March 31, 1997 and has recorded approximately $13.1 million of additional compensation expense in the three months ended March 31, 1997, none of which has been paid. No expense was recognized in the three months ended March 31, 1996, as there was no compensatory element in that period.

  The Company's depreciation and amortization expense remained substantially unchanged in the three months ended March 31, 1997 as compared to the three months ended March 31, 1996. The Company expects that depreciation and amortization expense will increase in subsequent periods as the Company continues to construct and activate the Qwest Network.

  Interest and Other Income (Expense). Pursuant to the 1993 Capacity Sale, the Company obtained certain rights of first refusal to re-acquire network communications equipment and terminal locations including leasehold improvements should the purchaser sell the network. In March 1997, the Company sold certain of these rights in return for $9.0 million and the right to re-acquire certain terminal facilities. As of March 31, 1997, the Company had received $7.0 million in cash consideration and was released from an estimated liability of $0.7 million, net of $0.1 million of other expenses, which related to its agreement to relocate certain terminal facilities. The gain recorded in the three months ended March 31, 1997 was $7.7 million. The remaining cash consideration of $2.0 million was paid in May 1997 when the Company completed delivery of certain telecommunications capacity to the purchaser.

  As previously discussed, the Company sold its resale dedicated line services in July 1996. During the transition of the service agreements to the buyer, the Company incurred certain facilities costs on behalf of the buyer, which were to be reimbursed to the Company. A dispute arose in the three months ended March 31, 1997 with respect to the reimbursement of such costs and in connection therewith, the Company has made a provision of approximately $2.0 million.

  The Company's net interest and other expenses increased $1.7 million, to $2.3 million in the three months ended March 31, 1997 from $0.6 million in the three months ended March 31, 1996. This increase was primarily attributable to the provision for transition service costs described in the previous paragraph.

  Income Taxes. The Company is included in the consolidated federal income tax return of Anschutz Company, and a tax sharing agreement, as amended, provides for allocation of tax liabilities and benefits to the Company, in general, as though it filed a separate tax return. The Company's effective tax rate in the three months ended March 31, 1997 and the three months ended March 31, 1996 approximated the statutory federal rate.

  Net Loss. The Company experienced a net loss of $4.8 million in the three months ended March 31, 1997 compared to a net loss of $10.0 million in the three months ended March 31, 1996 as a result of the factors discussed above. Excluding the effect of the compensation expense relating to the Growth Share Plan, net of income tax, the Company's net income would have been approximately $3.7 million for the three months ended March 31, 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenue. Total revenue increased $105.9 million, or 84.7%, to $231.0 million in 1996 from $125.1 million in 1995 due primarily to significantly higher revenue from Network Construction Services, as well as increased revenue from Commercial Services, offset in part by lower revenue from Carrier Services. Revenue from Network Construction Services increased $102.3 million, or 277.1%, to $139.2 million in 1996 from $36.9 million in 1995 due to network construction revenue from dark fiber sales of approximately $121.0 million to WorldCom and Frontier. Commercial Services revenue increased $13.9 million, or 67.9%, to $34.3 million in 1996 from $20.4 million in 1995. This increase is largely attributable to growth in switched services provided to small- and medium-sized businesses and consumers as a result of the expansion of the Company's agent, telemarketing and direct mail sales channels. Carrier Services revenue decreased $10.2 million, or 15.1%, to $57.6 million in 1996 from $67.8 million in 1995 primarily due to decreases in revenue resulting from the Company's sale of a portion of its dedicated line services on leased capacity on July 1, 1996. The sold business generated revenues of $18.8 million for the six months ended June 30, 1996 and $39.7 million for the year ended December 31, 1995. The decrease in Carrier Services revenue was partially offset by an increase in revenue from carrier switched services, which increased to $19.4 million in 1996 from $13.8 million in 1995.

  Operating Expenses. Total operating expenses increased $81.9 million, or 50.8%, to $243.0 million in 1996 from $161.2 million in 1995 due primarily to increases in Network Construction Services, SG&A and compensation expenses associated with the Growth Share Plan. Expenses for telecommunications services decreased $0.8 million, or 1.0%, to $80.4 million in 1996 from $81.2 million in 1995. The sale on July 1, 1996 of the Company's dedicated line services on leased capacity generated a reduction in expenses, which was partially offset by telecommunications services expenses associated with the growth in switched services and servicing the Qwest Network. Expenses for Network Construction Services increased $54.8 million, or 167.3%, to $87.5 million in 1996 from $32.8 million in 1995. This increase was due to cost of construction contracts relating to dark fiber sales.

  SG&A expenses increased $8.6 million, or 23.0%, to $45.8 million in 1996 from $37.2 million in 1995. The Company incurred additional SG&A expenses as a result of growth in the Company's telecommunications services and the construction of the Qwest Network, including additional sales commissions on higher revenue, expenses incurred in the implementation of the Company's direct mail sales channel and expenses for customer service personnel added to support the Company's expansion of its commercial customer base. The SG&A expenses in 1996 also included restructuring expenses of $1.6 million incurred by the Company as a result of its decision to close 13 sales offices and the termination of approximately 130 employees involved in sales, marketing and administrative functions. As a result of this restructuring, the Company experienced a reduction in payroll, commissions and rental expense. The Company anticipates that as it deploys the Qwest Network and expands its Carrier Services and Commercial Services, SG&A expenses will continue to increase.

  Under the Growth Share Plan, the Company estimated a $13.1 million increase in value of the growth shares at December 31, 1996, due to the Frontier dark fiber sale. No expense was recognized for the year ended December 31, 1995, as there were no significant compensatory elements in those periods.

  The Company's depreciation and amortization expense increased $6.3 million, or 62.5%, to $16.2 million in 1996 from $10.0 million in 1995. This increase was primarily due to the Company's investment in the Qwest Network. The Company expects that depreciation and amortization expense will continue to increase in subsequent periods as the Company continues to invest in the Qwest Network.

  Interest and Other Income (Expense). The Company's net interest and other expenses increased $1.9 million, or 78.9%, to $4.3 million in 1996 from $2.4 million in 1995. This increase was primarily attributable to additional debt incurred in 1996 to finance capital expenditures and to provide working capital.

  Income Taxes. The Company is included in the consolidated federal income tax return of Anschutz Company, and a tax sharing agreement provides for allocation of tax liabilities and benefits to the Company, in general, as though it filed a separate tax return. The Company's effective tax rate in 1996 and 1995 approximated the statutory federal rate. The difference between the income tax benefit of $13.3 million in 1995 compared to $3.2 million benefit in 1996 resulted from a $28.3 million decrease in loss before income tax benefit from $38.5 million in 1995 to $10.2 million in 1996.

  Net Loss. The Company experienced a net loss of $7.0 million in 1996 compared to a net loss of $25.1 million in 1995 as a result of the factors discussed above.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenue. Total revenue increased $54.2 million, or 76.5%, to $125.1 million in 1995 from $70.9 million in 1994 due to growth in revenue in each of the three services provided by the Company. Revenue from Carrier Services increased $17.5 million, or 34.9%, to $67.8 million in 1995 from $50.2 million in 1994 primarily as a result of the Company's acquisition of the Microwave System, which contributed $13.2 million in revenue in 1995. Commercial Services revenue increased $11.7 million, or 134.3%, to $20.4 million in 1995 from $8.7 million in 1994 due to increased business arising from the Company's marketing efforts. Revenue from Network Construction Services increased $25.0 million, or 209.5%, to $36.9 million in 1995 from $11.9 million in 1994, primarily due to increased revenue under a contract with MCI for the construction of fiber optic conduit routes.

  Operating Expenses. Total operating expenses increased $79.7 million, or 97.8%, to $161.2 million in 1995 from $81.5 million in 1994. Expenses for telecommunications services increased $33.0 million, or 68.4%, to $81.2 million in 1995 from $48.2 million in 1994 primarily due to increased costs of providing long distance and dedicated line services associated with growth in volume and the expiration of free leased capacity under the facility agreement related to the 1993 Capacity Sale, partially offset by savings derived from transferring dedicated line services customers from leased capacity to the Cal-Fiber system. Expenses for Network Construction Services increased $23.4 million, or 249.6%, to $32.8 million in 1995 compared to $9.4 million in 1994. The increase in operating expenses was due in large part to increased construction activity under a contract with MCI for the construction of conduit routes.

  SG&A expenses increased $15.7 million, or 72.9%, to $37.2 million in 1995 from $21.5 million in 1994. This increase was primarily attributable to the expansion in the Company's sales and marketing efforts and an increase in administrative expenses due to the expansion of the Company's administrative organization to support the growth in revenue.

  Depreciation and amortization expense increased $7.6 million, or 322.8%, to $10.0 million in 1995 from $2.4 million in 1994 primarily due to the investment in the Microwave System and the Cal-Fiber system becoming fully operational in early 1995.

  Interest and Other Income (Expense). The Company's net interest and other expenses increased $2.3 million to $2.4 million in 1995 from $0.1 million in 1994 as a result of additional debt incurred in 1995 to finance the acquisition of the Microwave System and the interest charges related to financing the Cal-Fiber system. Interest charges related to the Cal-Fiber system were capitalized during the construction period, which was completed in February 1995.

  Income Taxes. The Company is included in the consolidated federal income tax return of Anschutz Company, and a tax sharing agreement provides for allocation of tax liabilities and benefits to the Company, in general, as though it filed a separate tax return. The Company's effective tax rate in 1995 and 1994 approximated the statutory federal rate.

  Net Loss. The Company experienced a net loss of $25.1 million in 1995 compared to a net loss of $6.9 million in 1994 as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  From 1994 through the three months ended March 31, 1997, the Company has funded capital expenditures, debt service and cash used in operations through a combination of stockholder advances, capital contributions and external borrowings supported by collateral owned by its parent or affiliates, as well as external borrowings collateralized by certain of the Company's assets. The Company intends to finance its operations in the future through internally generated and external funds without relying on cash advances, contributions or guarantees from its parent.

  The Company's operations generated insufficient cash flows from 1994 through the three months ended March 31, 1997 to enable it to meet its capital expenditures, debt service and other cash needs. Total cash expended from January 1, 1994 to March 31, 1997 to fund capital expenditures, repayments of long-term debt to third parties, and the acquisition of the Microwave System was approximately $208.3 million, $117.1 million and $12.5 million, respectively. Total cash provided by operations was approximately $12.6 million during the same period. Total cash provided during this same period by loans secured by collateral owned by its parent or an affiliate and capital contributions from its parent were approximately $80.0 million and $48.9 million, respectively. In addition, during this same period, the Company's net cash provided by secured borrowings under long-term debt agreements with third parties aggregated $93.0 million. As of March 31, 1997, the Company had positive working capital of $58.6 million. At December 31, 1996, 1995 and 1994, the Company had working capital deficits of approximately $69.4 million, $2.6 million and $11.9 million, respectively.

  In March 1997, the Company issued and sold $250.0 million in principal amount of its 10 7/8% Senior Notes Due 2007 (the "Notes"), the proceeds of which were used, as indicated below, to repay certain indebtedness of the Company and also to fund capital expenditures for the construction and activation of the Qwest Network. Unamortized issuance costs totaling approximately $8.2 million are being amortized over the term of the Notes. Interest on the Notes is payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 1997, and the principal amount of the Notes is due and payable in full on April 1, 2007. The Indenture contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Restricted Subsidiaries, issue or sell capital stock of the Company's Restricted Subsidiaries or enter into certain mergers and consolidations. In addition, under certain limited circumstances, the Company will be required to offer to purchase the Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase with the excess proceeds of certain asset sales. In the event of a Change of Control (as defined in the Indenture), holders of the Notes will have the right to require the Company to purchase all of their Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. Generally, the Notes are redeemable, at the option of the Company, at stated premiums over par on or after April 1, 2002, and up to 35% of the Notes may be redeemed at a premium over par prior to April 1, 2000 with the proceeds of certain public stock offerings.

  In connection with the sale of the Notes, the Company agreed to make an offer to exchange new notes, registered under the Securities Act and with terms identical in all material respects to the Notes (the "New Notes"), for the Notes or, alternatively, to file a shelf registration statement under the Securities Act with respect to the Notes. If the registration statement for the exchange offer or the shelf registration statement, as applicable, are not filed or declared effective within specified time periods or, after being declared effective, cease to be effective or usable for resale of the Notes during specified time periods (each a "Registration Default"), additional interest will accrue at a rate per annum equal to 0.50% of the principal amount of the Notes during the 90-day period immediately following the occurrence of a Registration Default and increasing in increments of 0.25% per annum, up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the Registration Default is cured. See "Description of Certain Indebtedness--The Notes."

  In June 1994, the Company entered into a $27.6 million network credit facility to finance the construction of the Cal-Fiber system. The loan was scheduled to mature on the last business day of July 2001. At March 31, 1997, the outstanding principal balance of the facility was $26.0 million, which was subsequently repaid in full with a portion of the proceeds of the sale of the Notes.

  In April 1995, the Company entered into a secured construction loan facility with Bank of Nova Scotia used to fund certain conduit installation projects. Borrowings under the facility are secured by certain construction contracts and notes payable to the Company. The facility converted into term loans, with $4.1 million maturing November 27, 1997 and $10.9 million maturing February 27, 1998. Borrowings bear interest at the Company's option at either: (i) the higher of a floating base rate announced by the lender or the federal funds rate plus one half of one percent plus an applicable margin; or (ii) LIBOR plus an applicable margin. At March 31, 1997, the outstanding principal balance was $15.0 million.

  In 1992, 1995 and 1996, the Company entered into equipment loans totalling $12.6 million, with final maturity dates ranging from September 2000 to October 2001. At March 31, 1997, the aggregate principal amount outstanding under these equipment loans was $9.3 million, all of which has been repaid with a portion of the proceeds of the sale of the Notes.

  In July 1995, the Company issued two term notes totaling $12.0 million, which were scheduled to mature on September 30, 2000. At March 31, 1997, the outstanding principal amount under these notes was $8.9 million, which was subsequently repaid in full with a portion of the proceeds of the sale of the Notes.

  In April 1996, the Company entered into a $100.0 million three-year revolving credit facility, as amended in September 1996, that converts to a two-year term loan maturing on April 2, 2001. On March 31, 1997, the Company paid down the $80.0 million balance under this facility with a portion of the proceeds of the sale of the Notes. In February 1997, the Company entered into a one-year $50.0 million line of credit from a commercial bank. At March 31, 1997, no amounts were outstanding under this credit line. These credit facilities are collateralized by a pledge of publicly traded stock owned by an affiliate of Anschutz Company. In May 1997 (following receipt of funds under the GTE agreement), the Company borrowed $28.0 million under the $100.0 million facility and used this amount to repay all outstanding advances from the Company's parent, the proceeds of which were used to fund network construction, capital expenditures and working capital. The outstanding balance under the facility was repaid with cash generated from operations.

  The Company intends to terminate the latter two existing credit facilities totalling $150.0 million as soon as practicable after completion of the Offerings. The Company intends to obtain new bank credit facilities of lesser amount, which may be secured or unsecured, as permitted under the Indenture. The Company is in discussions with various potential lenders in this regard. The Company also may issue other public or private debt. No credit support will be provided by the Company's parent for any new credit facilities. No assurance can be given as to when or whether the Company will be able to obtain new credit facilities on acceptable terms.

  In May 1997, the Company and Nortel, individually and as agent for itself and other specified lenders, entered into a $90.0 million credit agreement to finance the transmission electronics equipment to be purchased from Nortel under a procurement agreement. Under and subject to the conditions contained in the credit agreement, the Company may borrow funds as it purchases the equipment to fund up to 75% of the purchase price of such equipment and related engineering and installation services provided by Nortel, with the purchased equipment and related items serving as the collateral for the loans. Principal amounts outstanding under the credit agreement will be payable in quarterly installments commencing on June 30, 2000, with repayment in full due and payable on March 31, 2004. Borrowings will bear interest at the Company's option at either (i) a floating base rate announced by a designated reference bank plus an applicable margin or (ii) LIBOR plus an applicable margin.

  Following the Offerings, the Company will remain highly leveraged. As of March 31, 1997, the Company had, on a consolidated basis, approximately $339.1 million in principal amount of indebtedness outstanding. The Indenture and certain debt instruments to which Qwest's subsidiaries are parties limit but do not prohibit the incurrence of additional indebtedness by the Company, and the Company expects that Qwest or its subsidiaries may incur additional indebtedness in the future. See "Capitalization" and "Risk Factors--Substantial Indebtedness."

  During the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, capital expenditures, including accrued capital expenditures and assets held under capital leases, of the Company totaled $78.9 million, $85.8 million, $48.7 million and $40.9 million, respectively. These expenditures were funded principally through project financing and other external borrowings and, beginning in the fourth quarter of 1994, also through advances and capital contributions from Anschutz Company and earnings from contracts relating to dark fiber sales.

  The Company estimates the total cost to construct and activate the Qwest Network and complete construction of the dark fiber sold to Frontier, WorldCom and GTE will be approximately $1.4 billion. Of this amount, the Company had already expended approximately $400.0 million as of May 31, 1997. The Company anticipates remaining total cash outlays for these purposes of approximately $500.0 million in 1997 and $500.0 million in 1998. Estimated total expenditures for 1997 include the Company's commitment to purchase a minimum quantity of fiber for approximately $257.0 million (subject to quality and performance specifications), of which approximately $100.0 million had been expended as of May 31, 1997. Estimated total expenditures for 1997 and 1998 together also include $100.0 million for the purchase of electronic equipment. In addition, the Company anticipates approximately $97.0 million of capital expenditures in 1997 and 1998 to support growth in Carrier Services and Commercial Services.

  As of the date of this Prospectus, the Company has obtained the following sources of funds to complete the build-out: (i) approximately $1.0 billion under the Frontier, WorldCom and GTE contracts and additional smaller construction contracts for sales of dark fiber, of which approximately $286.0 million had already been paid and $733.0 million remained to be paid at May 31, 1997; (ii) $90.0 million of vendor financing; and (iii) $117.8 million in net proceeds from the sale on March 31, 1997 of

$250.0 million in principal amount of the Notes remaining after repayment of certain existing debt. The Company believes that these sources of cash, together with the proceeds from the Offerings, will be sufficient to satisfy its anticipated cash requirements at least through the end of 1997.

  With the completion of the 13,000 route mile network, Qwest will provide services nationally to its customers primarily over its own facilities, using leased facilities in those portions of the country not covered by the Qwest Network. Qwest will continue to evaluate the economics of extending its core network versus continuing to lease network capacity. In this regard, the Company is considering extensions in the Southeast United States, the California Valley and, perhaps, the Pacific Northwest. The Company has made no final decision in this regard, and any decisions would be dependent, among other things, upon the Company's assesment of the potential for dark fiber sales or long-term leases of high volume capacity and the availability of additional capital on acceptable terms.

IMPACT OF INFLATION

  Inflation has not significantly affected the Company's operations during the past three years.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements that include, among others, statements concerning the Company's plans to complete the Qwest Network, expectations as to funding its capital requirements, anticipated expansion of carrier and commercial services and other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. Management cautions the reader that these forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent the Company from achieving its stated goals include, but are not limited to, failure by the Company to (i) manage effectively and cost efficiently the construction of the route segments, (ii) enter into additional customer contracts to sell dark fiber or provide high volume capacity and otherwise expand its telecommunications customer base on the Qwest Network and
(iii) obtain additional rights-of-way and maintain all necessary rights-of-way.

                               INDUSTRY OVERVIEW

GENERAL

  The telecommunications industry involves the transmission of voice, data and video communications from the point of origination to the point of termination. The industry has been undergoing rapid change due to deregulation, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services.

  United States Domestic Long Distance. The structure of the domestic long distance telecommunications industry was strongly influenced by a 1982 court decree that required the divestiture by AT&T of its seven RBOCs and divided the country into approximately 200 LATAs that range in size from metropolitan areas to entire states. The seven RBOCs were initially limited to providing local telephone service, access to long distance carriers and "in-region" long distance service (service within a LATA). The right to provide inter-LATA service was initially ceded to AT&T and other long distance carriers, as well as to LECs other than the RBOCs. However, under the Telecom Act of 1996, the RBOCs may now provide inter-LATA long distance service, subject to certain conditions. See "Regulation--General Regulatory Environment."

  For each long distance call, the originating and terminating LECs charge the long distance carrier an access fee to carry the call across their local networks. The long distance carrier charges the customer a fee for its transmission of the call, a portion of which consists of the access fees charged by the originating and terminating LECs. To encourage the development of competition in the long distance market, the LECs are required to provide all long distance carriers with access to local exchange service that is "equal in type, quality and price" to that provided to AT&T. These "equal access" and related provisions were intended to prevent preferential treatment of AT&T and to require that the LECs charge the same access fees to all long distance carriers, regardless of their volume of traffic. These provisions, along with the development and evolution of fiber optic technology with its increased capacity and transmission quality, have helped smaller long distance carriers emerge as alternatives to the largest companies for long distance telecommunications services. See "Regulation--General Regulatory Environment."

  United States International Long Distance. The United States international long distance industry is large and growing. The onset of competition gave rise to deregulation and a decrease in prices, which led to the initial growth in the market and improvements in service offerings and customer service. Subsequent growth has been largely attributable to the worldwide trend toward deregulation and privatization, technological improvements, the expansion of telecommunications infrastructure and the globalization of the world's economies.

  The profitability of the United States international long distance market is principally driven by the difference between settlement rates (i.e., the rates paid to other carriers to terminate an international call) and billed revenue. The difference in cost between providing domestic long distance and international service is minimal, and increased worldwide competition has already brought about certain reductions in settlement rates and end user prices, thereby reducing overseas termination costs for United States-based carriers. However, it is believed that certain foreign countries use settlement rates to subsidize their domestic call rates, contributing to significantly higher rates for certain international calls compared to domestic long distance calls. The FCC has proposed measures intended to overhaul the system of international settlements, although such proposals have not yet been enacted and remain subject to modification or appeal to the courts or both. Additionally, recent worldwide trade negotiations may lead to reduced settlement rates. See "Regulation--General Regulatory Environment."

  Multimedia. Continuing developments in multimedia applications are bringing new entrants to the telecommunications market. Internet service providers and cable television, entertainment and data transmission companies, for instance, are potential customers for voice, data and video communications over high bandwidth networks such as the Qwest Network.

LONG DISTANCE NETWORK SERVICES

  Switched voice and data services originate and terminate with end users and require varying amounts of bandwidth, depending on the nature of the communication. Traditional telephony services such as "1 Plus" dialing require only limited bandwidth (such as 64 Kbps). Emerging broadband services, such as the Internet, private networks and multimedia applications, require higher bandwidth for effective communication. Such services are increasingly transmitted over SONET ring-protected Optical Carrier level paths (such as OC-48 or OC-192) using advanced transmission protocols, such as Frame Relay and ATM.

  The following diagram illustrates the typical layout of a broadband services network.

                                     LOGO

TELECOMMUNICATIONS TECHNOLOGY

  The market for video, voice and data communications is served primarily through fiber optic and coaxial copper cables, microwave systems and satellites. Before the 1980s, telecommunications traffic generally was transmitted through satellites, microwave radio or copper cable installed undersea or buried in the ground. By 1990, copper cable had been largely replaced by fiber optic systems that provided greater capacity at lower cost with higher quality and reliability.

  . Fiber Optic Systems. Fiber optic systems use laser-generated light to transmit voice, data and video in digital format through ultra-thin strands of glass. Fiber optic systems are characterized generally by large circuit capacity, good sound quality, resistance to external signal interference and direct interface to digital switching equipment or digital microwave systems. A pair of modern fiber optic strands, using the most advanced technology commercially available, is capable of carrying OC-192 level capacity, equal to over 129,000 simultaneous telephone calls. Because fiber optic signals disperse over distance, they must be regenerated/amplified at sites located along the fiber optic cable. Fiber optic systems using earlier generation fiber, as compared to the more advanced fiber being installed in the Qwest Network, require frequent intervals between regeneration/amplifier sites, typically between 20 and 45 miles. The Company's advanced fiber allows for greater distances between regeneration/amplifier sites, and the Qwest Network is designed to use a maximum of 60-mile intervals. Greater distances between regeneration/amplifier sites generally translate into substantially lower installation and operating costs.

  . Microwave Systems. Although limited in capacity compared with fiber optic systems, digital microwave systems (such as the Company's Microwave System) offer an effective and reliable means of transmitting lower volume and narrower bandwidths of voice, data and video signals. Generally no more than 21 DS-3s can be transmitted by microwave between two antennae. Microwaves are very high frequency radio waves that can be reflected, focused and beamed in a line-of-sight transmission path. Because of their electro-physical properties, microwaves can be used to transmit signals through the air, with relatively little power, in much the same way that electrical signals are transmitted through a copper wire. To create a communications circuit, microwave signals are transmitted through a focusing antenna, received by an antenna at the next station in the network, then amplified and retransmitted. Microwaves disperse as they travel through the air, and as a result this transmission process must be repeated at repeater stations, which consist of radio equipment, antennae and back-up power sources, located on average every 22 miles along the transmission network.

  . Satellite Systems. Although satellites initially were used for point-to-point long distance telephone and television transmissions, fiber optic cables have proven to be a more cost effective delivery method for high volume point-to-point applications. Currently, satellites are primarily used for transmissions that must reach many locations over vast distances simultaneously, such as the distribution of television programming, for point-to-point traffic in developing countries lacking terrestrial networks and for other point-to-point traffic that cannot be connected efficiently or cost-effectively by terrestrial transmission systems.

TELECOMMUNICATIONS MARKETS

  Companies in the domestic long distance market generated estimated total revenue of $72 billion in 1995. AT&T is the dominant long distance carrier with an estimated 53% of total market revenue in 1995, while MCI and Sprint held the number two and three market positions with approximately 17.8% and 10% of 1995 market revenues, respectively. These three carriers, together with WorldCom, constitute what are generally referred to as the "Tier 1" companies in the long distance market.

  Long distance companies may generally be categorized as "facilities-based" carriers and "nonfacilities-based" carriers. The four Tier 1 companies are facilities-based carriers because each operates a network principally using its own transmission facilities and extensive geographically dispersed switching equipment. The completed Qwest Network would enable the Company to become this type of facilities-based carrier generally. All of the Tier 1 carriers, including AT&T, lease some of their transmission facilities from other carriers to back up their service routing, augment areas where they may have traffic bottlenecks or cover a particular geographic area not covered by their own networks.

  Medium-sized long distance companies, some with national capabilities, constitute the "Tier 2" companies in the long distance market. Certain Tier 2 carriers are known as "partial facilities-based" carriers in that they own some of their own transmission facilities but operate using mostly leased facilities. However, most Tier 2 carriers are nonfacilities-based carriers in that they lease all of their transmission facilities. Tier 2 carriers design, manage and operate their own networks just as the Tier 1 carriers, but generally on a smaller regional scale, focusing on selling traffic originating in their target geographic area. These carriers are also generally referred to as "switch-based" or "switched" because they typically operate their own switches. Some of these carriers lease high volume DS-3 capacity and resell lower volume DS-1 capacity to other carriers at higher unit prices. DS-3 level capacity is generally only sold by carriers that own facilities on the route on which the service is sold.

  The "Tier 3" carriers, often called "switchless" resellers, neither operate networks nor own facilities, but rather resell "minutes" of service which they purchase from other carriers. These companies, which vary significantly in size, are primarily sales and marketing companies that generate their margins by buying in large volumes to obtain a low price per minute from switch-based carriers and reselling at higher prices. These companies may receive an invoice from their underlying carrier and bill the end user or, in some cases, the underlying carrier may bill the end user directly. The barriers to entry into this segment of the long distance market are minimal and there are currently numerous Tier 3 companies providing long distance services. As its business increases, a Tier 3 company may install its own switch and move into the Tier 2 category.

  According to data included in Long Distance Market Shares, Third Quarter 1996, an FCC report issued in January 1997, while long distance revenue grew at a compound annual rate of approximately 6% during the period from 1989 through 1995, the revenue of all carriers other than the Tier 1 carriers grew in the aggregate at a compound rate of approximately 17% during the same period. This analysis also stated that the Tier 2 and Tier 3 carriers increased their market share fivefold over an 11-year period, increasing from less than 3% in 1984 to more than 14% in 1995. The Tier 2 and Tier 3 carriers generated 1995 revenue of approximately $10.2 billion.

  Operator services companies concentrate on providing operator services and other communications services to long distance industry, private pay phone operators, prisons and credit card companies. These carriers also manage their own networks and switching networks and switching equipment while leasing virtually all of their facilities.

  Competition in the retail long distance industry is based upon pricing, customer service, network quality and valued-added services, creating opportunities for smaller long distance providers. Sales efforts of long distance companies focus increasingly on telemarketing and the use of independent contractors rather than full-time employees. This has created an opportunity for smaller companies to compete in certain segments of the long distance market, and many of them are quickly able to build sizable customer bases on the strength of their marketing efforts and distribution channels.

                                   BUSINESS

  The Company is a facilities-based provider of communications services to interexchange carriers and other communications entities, businesses and consumers, and it constructs and installs fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use. The Company is expanding its existing long distance network into the Qwest Network, a coast-to-coast, technologically advanced, fiber optic telecommunications network. The Company will employ, throughout substantially all of the Qwest Network, a self-healing SONET four-fiber ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent and Nortel, respectively. The Qwest Network's advanced fiber and transmission electronics are expected to provide the Company with lower installation, operating and maintenance costs than older fiber systems in commercial use today. In addition, the Company has entered into construction contracts for the sale of dark fiber along the route of the Qwest Network, which will reduce the Company's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, the Company believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for long haul voice and data transmission capacity.

  The executive offices of Qwest Communications International Inc., a Delaware corporation, are located at 555 Seventeenth Street, Suite 1000, Denver, CO 80202, and its telephone number is (303) 291-1400. The Company's web site is http://www.qwest.net.

OPPORTUNITIES

  The Company believes that demand from interexchange carriers and other communications entities for advanced, high bandwidth voice, data and video transmission capacity will increase over the next several years due to regulatory and technical changes and other industry developments. These anticipated changes and developments include: (i) continued growth in capacity requirements for high speed data transmission, ATM and Frame Relay services, Internet and multimedia services and other new technologies and applications;
(ii) continued growth in demand for existing long distance services; (iii) entry into the market of new communications providers; (iv) requirements of the four principal nationwide carriers (AT&T, MCI, Sprint and WorldCom) to replace or augment portions of their older systems; and (v) reform in regulation of domestic access charges and international settlement rates, which the Company expects will lower long distance rates and fuel primary demand for long distance services.

  . Accommodation of the Internet and Other New Applications. The Company believes that additional network transmission capacity and faster response times will be required to accommodate multimedia (voice, data and video) and other potential high-bandwidth applications, such as increasing use of the Internet by commercial users, the deployment of corporate intranets and the use of telecommunications infrastructure for providing cable television and other entertainment services. The Company believes this growth will result in increased demand for high-bandwidth dedicated circuits and other network services provided by the Company (such as Frame Relay and ATM).

  . Base Growth of Existing Providers. The domestic long distance industry generated approximately $72 billion in total revenue in 1995, according to a report published by the FCC. The report states that total long distance revenue grew at a compound annual rate of approximately 6% during the period 1989 through 1995, while the revenue of all carriers other than the four Tier 1 carriers, many of which lease network capacity from facilities-based carriers such as the Company, grew in the aggregate at a compound annual rate of over 17% during the same period. The carrier wholesale services segment of the industry generated revenue of approximately $4.4 billion in 1995 according to a report by the Yankee Group, a leading market research firm, which represented an increase of 7% over 1994 revenue. The revenue increases were achieved against a backdrop of declining unit prices for most telecommunications services, which suggests that the demand for telecommunications bandwidth has increased at an even higher rate. The Company believes that these growth trends generally will continue and that certain companies that do not own most of their networks have potential needs to invest in network facilities or lease high bandwidth network capacity in order to remain competitive. In addition, the Company believes that the Qwest Network will allow the Company to offer an attractive alternative for leased capacity simply to meet current levels of demand for wholesale telecommunications services.

  . Capacity Required by New Entrants. Competition and deregulation are bringing new entrants into the telecommunications market. The Company anticipates that this trend will accelerate as a result of the Telecom Act of 1996. The Telecom Act of 1996 allows the RBOCs and the General Telephone Operating Companies to enter the long distance business and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. As these entities emerge as long distance competitors, the Company believes they will need their own facilities and additional high-bandwidth capacity to compete effectively with facilities-based providers.

  . Augmentation of Older Systems. The coast-to-coast fiber systems currently operated by the Tier 1 carriers were constructed for the most part prior to 1990, using standard, single mode fiber. Most of these systems were buried directly in the ground without protective conduit. The conversion of these older systems to the use of SONET ring architecture requires increasingly more bandwidth over additional route miles. Accordingly, the Company believes that the Tier 1 carriers will generally need to replace or augment parts of their networks to add more capacity, route diversity and redundancy to their systems and to lower their overall operating costs. The Company believes that the older, legacy systems operated by certain of the Tier 1 carriers generally face certain other disadvantages when compared to the Qwest Network, such as: (i) lower transmission speeds, lower overall capacity and shorter distances between regeneration/amplifier facilities; (ii) more costly maintenance requirements; (iii) greater susceptibility to system interruption from physical damage to the network infrastructure; and (iv) greater difficulty in upgrading to more advanced fiber due to lack of a spare conduit.

  . Access Charge and International Settlement Rate Reform. The Company anticipates that primary demand for long distance services will be stimulated by reforms of domestic access charges and international settlement rates and recent international trade negotiations. As long distance prices decline, the Company expects that overall demand for its services by carriers, businesses and consumers will increase.


STRATEGY

  The Company's objective is to become a leading, coast-to-coast facilities-based provider of communications services to other communications providers, businesses and consumers. To achieve this objective, the Company intends to:

  . Deploy a Technologically Advanced Network. The Company believes the technical characteristics of the Qwest Network will enable it to provide highly reliable services to interexchange carriers and other communications entities at low per unit costs as it expands its customer base and increases network traffic volume. For instance, the Qwest Network's advanced fiber optic cable and electronic equipment permit high capacity transmission over longer distances between regeneration/amplifier facilities than older fiber systems. This translates into generally lower installation and operating costs. These costs typically constitute a significant portion of the overall cost of providing telecommunications services.

  . Build on Network Construction Expertise and Existing Network Assets. The
    Company has built over 6,100 route miles of telecommunications conduit systems over the last eight years for itself and major interexchange carriers including AT&T, MCI, Sprint and WorldCom. Network Construction Services currently employs over 570 experienced construction personnel led by a six-member senior construction management team with combined construction experience of over 140 years. The Company utilizes its own fleet of railroad equipment and has in place railroad and other right-of-way agreements covering over 87% of the Qwest Network and already has installed approximately 45% of the route miles of conduit required for the Qwest Network. In addition, the Company has fixed-price supply agreements for the provision of all the fiber and transmission electronics necessary to construct and activate the Qwest Network.

  . Establish Low Cost Position. The Company has entered into three major construction contracts for the sale of dark fiber in the Qwest Network that will allow the Company to achieve a low net capital investment in the Qwest Network and share future operating and maintenance costs. Earnings from these agreements will reduce the Company's net cost per fiber mile with respect to the fiber that it retains for its own use. The Company believes that this network cost advantage, coupled with the operating and maintenance cost advantages of owning an entirely new network with advanced fiber and equipment uniformly deployed systemwide, will enable it to establish a low cost position in the long distance industry relative to its competitors.

  . Build on Management Experience. The Company's management team and board of directors include individuals with significant experience at major telecommunications companies. Mr. Joseph Nacchio became the Company's President and Chief Executive Officer in January 1997. Mr. Nacchio was Executive Vice President of the Consumer and Small Business Division at AT&T, where he was employed for 27 years prior to joining the Company. Mr. Nacchio has extensive management experience in marketing, sales, network operations and engineering, having served as Chief Engineer and a Vice President of Network Operations at AT&T. Mr. Richard T. Liebhaber, who was a Director and served as Executive Vice President and Chief Strategy and Technology Officer of MCI until his retirement in 1995, is a Director of Qwest. He is providing technical advisory services to the Company under a consulting agreement. See "Management."

  . Grow Carrier Revenue Base. The Company is currently focusing on expanding
    Carrier Services to increase its revenue stream and reduce per unit costs, targeting short-term capacity sales on a segment-by-segment basis as the Qwest Network is deployed and activated, and is increasingly seeking longer-term, high volume capacity agreements from major carriers. In addition to traditional telecommunications carriers, the Company is marketing to Internet service providers and other data service companies.

  . Develop Commercial Services. The Company plans to build on its Carrier
    Services experience to expand its presence in the Commercial Services market by creating a distinctive brand identity for "Qwest" and aggressively marketing its existing and planned voice, data and other transmission products and services. The Company plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.

THE QWEST NETWORK

  The Company's network infrastructure currently includes, among other assets:
(i) approximately 5,800 route miles of conduit in place, consisting of approximately 900 route miles of lit fiber systems, one in California, the Cal-Fiber system, carrying traffic between Los Angeles and Sacramento, and the other in Texas connecting Dallas and Houston, approximately 3,200 route miles of dark fiber installed in conduit, and approximately 1,700 route miles of vacant conduit; (ii) right-of-way agreements in place for approximately 5,300 additional route miles of planned construction for the Qwest Network; (iii) an approximately 3,500 mile operating digital microwave system (the "Microwave System"); (iv) approximately 15,000 DS-3 miles of fiber transmission capacity leased by the Company from other carriers, used primarily to extend the Company's switched services for originating and terminating traffic beyond the boundaries of the Company's lit fiber network; and (v) five digital switches.

  Construction of the Qwest Network is scheduled to be completed by late 1998. Under the Company's current plans, the Qwest Network will extend approximately 13,000 route miles coast-to-coast and connect 92 metropolitan areas that represent approximately 65% of the originating and terminating long distance traffic in the United States. Through a combination of the Qwest Network and leased facilities, the Company will continue to offer interstate services in all 48 contiguous states. The Qwest Network also will connect to three trans-Atlantic cable heads and two trans-Pacific cable heads, as well as cross-border points to Canada and Mexico. These connections will allow Qwest to participate in the anticipated growth in demand for international long distance data and voice services.

  The Company plans to transfer carrier and retail switched services provided on leased facilities onto the Qwest Network as the Company activates its own facilities. As the Qwest Network is completed, the Company may use the Microwave System to serve certain smaller markets contiguous to the Qwest Network and to feed traffic onto the Qwest Network.

  The physical components of the Qwest Network are: (i) high density polyethylene conduit, which is hollow tubing 1 1/2^ to 2^ in diameter; (ii) fiber optic cable, which consists of fiber strands placed inside a plastic sheath and strengthened by metal; (iii) electronic equipment necessary to activate the fiber for transmission; (iv) switches that enable the Company to provide switched services to carrier and commercial customers; and (v) 92 points of presence, which allow the Company to concentrate customers' traffic at locations where the Company does not have switches and carry the traffic to switching centers over the Qwest Network.

  Advanced Technology. The Company is installing technologically advanced fiber optic cable and electronic equipment in a uniform configuration throughout the Qwest Network, using an advanced network management system. The Qwest Network's technologies include Lucent's non-zero dispersion shifted fiber and Nortel's dense wave division multiplexing, forward error correction technology and SONET four-fiber ring technology that enable the highest commercially available capacity transmission (OC-192 level) and data integrity level (10-/1//5/ Bit Error Rate).

  The Qwest Network is designed for superior security and reliability, based on (i) bi-directional SONET four-fiber ring architecture, a self-healing system that allows for instantaneous rerouting and virtually eliminates downtime in the event of a fiber cut; (ii) fiber cable installed in high density polyethylene conduit generally buried 42^-56^ below the ground; and
(iii) extensive use of railroad rights-of-way, which typically offer greater protection of the fiber system than other systems built over more public rights-of-way such as highways, telephone poles or overhead power transmission lines.

  The Qwest Network is designed for expandability and flexibility and will contain two conduits along substantially all of its route. The first conduit will contain a cable generally housing at least 96 fibers, and the second conduit will serve as a spare. The spare conduit will allow for future technology upgrades and expansion of capacity at costs significantly below the cost of new construction. After existing and anticipated dark fiber sales, the Company generally plans to retain a minimum of 48 fibers for its own use in the Qwest Network. With the combined use of non-zero dispersion shifted fiber, dense wave division multiplexing and high bit rate transmission electronics, each of the fibers retained by the Company can achieve substantially greater capacity per fiber than standard, single mode fiber now in use.

  The Company monitors its current network, and will monitor the Qwest Network, 24 hours a day, seven days a week from its Network Management Center in Denver, Colorado. This facility provides centralized network surveillance, troubleshooting and customer service, using technology that enables the Company to reduce service costs and customer downtime. The system currently allows the Company's technicians to detect a component malfunction in the Qwest Network, quickly reroute the customer to an available alternate path and effect an expedited repair. Upon completion of the Qwest Network with its SONET four-fiber ring architecture, the rerouting function will be fully automated. In addition, the Company is deploying new management tools, including Nortel's Integrated Network

Management Solutions, that will give the Company's Carrier Services customers the ability to monitor and reconfigure their leased capacity on an essentially real time basis from their own network management centers and the ability to rapidly increase or reduce bandwidth to better match their needs. The available software features equipment inventory management, bandwidth inventory management, configuration management, fault isolation management, "point-and-click" provisioning on partitioned network and alarm monitoring. The Company also has a facility in Dallas that monitors the Microwave System. The Company currently maintains a staff of approximately 180 technicians and other related personnel across the system to provide maintenance and technical support services.

  Railroad Rights-of-Way. The Company has right-of-way agreements in place that provide it with access to over 30,000 track miles. The Company believes that use of railroad rights-of-way, along with the protective conduit, give the Company inherent advantages over other systems built over more public rights-of-way, such as highways, telephone poles or overhead power transmission lines. These advantages include higher security for the Qwest Network and greater protection of the fiber system.

  Railroad rights-of-way also provide the Qwest Network generally with a direct, continuous route between cities. This eliminates the potential need, and the associated time and costs, to piece together rights-of-way using a combination of agreements with private owners and state or municipal agencies. In addition, railroad rights-of-way typically extend into downtown areas of cities that are strategically important to the Company. The Company's right-of-way agreements provide for continuing or lump-sum cash payments, exchanges of rights-of-way for network capacity or a combination of both. The Company has other right-of-way agreements in place, where necessary or economically preferable, with highway commissions, utilities, political subdivisions and others.

  Between 70% and 80% of the Qwest Network will be installed on railroad rights-of-way. The Company has in place agreements for over 87% of the rights-of-way needed for completion of the Qwest Network. The remaining rights-of-way needed for completion of the Qwest Network consist of approximately 1,600 route miles located primarily in the Midwest and Mid-Atlantic regions. The Company has identified alternative rights-of-way for these route miles and is currently in negotiations with respect to all of them.

  Network Installation. The Company's network installation process along railroad rights-of-way combines traditional railroad activities and modern engineering and building techniques. The Company employs over 570 experienced construction personnel and uses its own fleet of railroad equipment. The Company supplements these personnel with independent contractors.

  The Company generally installs conduit on railroad rights-of-way with a "plow train." Plow trains consist of locomotives, plow cars and several supply cars. The locomotives are used in a traditional manner to pull the plow train along the railroad track. The plow cars are engineered to accommodate a large plow that extends from the side of the car. The plow is lowered into the ground and digs a trench as the locomotives pull the plow train forward. The supply cars carry the supply of conduit and other construction materials needed to construct the fiber route and are designed to continuously feed supplies to the plow cars.

  A plow car travels along the railroad track and simultaneously plows a trench approximately 42^-56^ deep and approximately eight feet from the nearest rail, feeds multiple conduits into the trench, buries a warning tape approximately a foot from the surface, and backfills the land to its original contour. A plow can cover up to four miles a day, depending on the availability of track time and the severity of the terrain.

  In situations where the conduit must be laid across a bridge or through a tunnel, the Company typically places the conduit in a galvanized steel pipe, and the pipe is attached to the side of the bridge or along the tunnel floor or wall. When the conduit must be run under rivers or other obstructions, the Company's installation personnel use directional boring techniques to bore small tunnels underneath the rivers or obstructions and feed the conduit through the completed tunnels.

  After the conduit has been buried along the railroad track (or attached to a bridge or tunnel), the fiber optic cable is installed or "pulled" through the conduit. The Company accomplishes this through the use of access boxes that are installed along the Qwest Network at approximately one mile intervals. These access boxes also allow Company employees to make repairs or replace or install additional fiber. The access boxes typically contain an additional loop of the fiber cable to provide slack in the system to accommodate displacement, disruption or movement of the conduit as a result of digging or excavation activities, floods, earthquakes or other events. The presence of the additional fiber cable reduces the risk that the cable will be cut or broken.

  For routes not using railroad rights-of-way, the Company uses "tractor plows." Tractor plows are tractor pulled plow vehicles equipped to plow trenches and install conduit. Tractor plows also may be used in certain places along railroad rights-of-way depending on space, availability of track time and other factors. These tractor plows generally perform the same functions in a similar manner as the rail plows.

  Railroad rights-of-way, which are usually less accessible to the public than highways and less vulnerable to physical damage than aerial systems installed along telephone poles or overhead power transmission lines, reduce the risk of outside interference or damage to the Company's conduit. The Company has also implemented a "Call Before U Dig" ("CBUD") program, backed up by its 24-hour Network Management Center to reduce the risk of damage to the conduit or fiber system. Additionally, above ground markers are placed at frequent intervals along the route of the Qwest Network.

  Dark Fiber Sales. The Company has entered into agreements with Frontier, WorldCom and GTE whereby each is purchasing dark fiber along the Qwest Network. The proceeds from construction contracts for the sale of dark fiber will provide cash for a significant portion of the total estimated costs to construct the Qwest Network and complete construction relating to the dark fiber sold to Frontier, WorldCom and GTE, and are expected to provide the Company with a strategic network cost advantage on the fibers that the Company retains for the Qwest Network. The Frontier and GTE agreements each provide for the purchase of 24 fibers along all of the route of the Qwest Network. The WorldCom agreement provides for the purchase of 24 fibers along certain selected segments of the Qwest Network and 36 fibers along other selected segments. Frontier had an option to purchase an additional 24 fibers along the entire route of the Qwest Network, which option expired in April 1997. The Company subsequently entered into the GTE agreement, under which GTE purchased these 24 fibers. Each contract requires the purchaser to pay an aggregate price consisting of an initial payment followed by installments during the construction period based on the Company's achievement of certain milestones (e.g., conduit installation and fiber splicing), with final payment for each segment made at the time of acceptance. Each agreement contains provisions establishing construction specifications and fiber splicing, testing and acceptance procedures and requiring the Company to maintain rights-of-way with respect to the system route for the economically useful life of the fibers sold. Each agreement also provides for the sharing of certain maintenance costs. The Frontier and GTE contracts also provide for sharing of certain operating costs. The agreements establish anticipated delivery dates for construction and delivery of segments along the route of the Qwest Network. Delivery may be extended under each contract for force majeure events. The Frontier and GTE contracts provide for reduced payments in the event of delay or non-delivery of segments and, in certain circumstances, penalties of varying amounts depending upon the reason for the delay or non-delivery, and allow Frontier and GTE to delete any non-delivered segment from the system route to be delivered. The Company has executed performance bonds in favor of Frontier. In addition, if Frontier or GTE fails to make payment with respect to any segment, the Company may terminate Frontier's or GTE's rights relating to all remaining undelivered segments. Frontier's parent company, Frontier Corporation, has guaranteed payment of Frontier's payment obligations under the contract.

  The Company believes that significant opportunities exist to sell additional dark fiber throughout the Qwest Network and management has identified and is in various stages of negotiations with potential customers. However, the Company does not expect to enter into additional agreements of the size and scope of the Frontier and GTE contracts. These potential customers include other interexchange carriers, cable, entertainment and data transmission companies, RBOCs, ISPs, LECs and CLECs. The Company believes that these potential customers will view the Company, with its construction capabilities and emphasis on being a "carrier's carrier," as an attractive source for certain of their long distance transmission needs. In order to meet the needs of this diverse group of customers, the Company expects to offer a wide variety of pricing and system options to meet specific needs of each customer. For example, customers may purchase or lease dark fiber or purchase capacity on a short- or long-term basis.

  Generally, the Company's plans provide for the installation of 96 fibers along the entire route of the Qwest Network. The Frontier and GTE agreements each provide for the purchase of 24 fibers along all of the route of the Qwest Network. The WorldCom agreement provides for the purchase of 24 fibers along certain selected segments of the Qwest Network and 36 fibers along other selected segments. Several smaller construction contracts for sales of dark fiber provide for the sale of smaller numbers of fibers over a more limited number of segments. In segments where the Company agrees under construction or sales contracts to sell more than 48 fibers, it generally will install more than 96 fibers so that it can retain 48 fibers for its own use along substantially all of the route of the Qwest Network.

  With the installation of the advanced transmission electronics contracted to be purchased from Nortel, the fibers initially activated by Qwest will have a transmission capacity of 20 gigabits per second, which will more than accommodate the growth in Carrier Services and Commercial Services anticipated by the Company over the next five years. If the Company fully activated all of its retained fibers by installing additional amounts of the same transmission electronics, which is not currently planned, it could further expand the transmission capacity to approximately two terabits per second.

  Build-Out Plan for the Qwest Network. The Company estimates the total cost to construct and activate the Qwest Network and complete construction of the dark fiber sold to Frontier, WorldCom and GTE will be approximately $1.4 billion. Of this amount, the Company had already expended approximately $400.0 million as of May 31, 1997. The Company anticipates remaining total cash outlays for these purposes of approximately $500.0 million in 1997 and $500.0 million in 1998. Estimated total expenditures for 1997 include the Company's commitment to purchase a minimum quantity of fiber for approximately $257.0 million (subject to quality and performance specifications), of which approximately $100.0 million had been expended as of May 31, 1997. Estimated total expenditures for 1997 and 1998 together also include $100.0 million for the purchase of electronic equipment. In addition, the Company anticipates approximately $97.0 million of capital expenditures in 1997 and 1998 to support growth in Carrier Services and Commercial Services.

  As of the date of this Prospectus, the Company has obtained the following sources of funds to complete the build-out: (i) approximately $1.0 billion under the Frontier, WorldCom and GTE contracts and additional smaller construction contracts for sales of dark fiber, of which approximately $286.0 million had already been paid and $733.0 million remained to be paid at May 31, 1997; (ii) $90.0 million of vendor financing; and (iii) $117.8 million in net proceeds from the sale on March 31, 1997 of $250.0 million in principal amount of the Notes remaining after repayment of certain existing debt.

  The Company expects to finance the construction of the Qwest Network, as well as its debt service and working capital needs, primarily through a combination of the funding sources identified above, proceeds from the Offerings and future borrowings.

  With the completion of the 13,000 route mile network, Qwest will provide services nationally to its customers primarily over its own facilities using leased facilities in those portions of the country not covered by the Qwest Network. Qwest will continue to evaluate the economics of extending its core network versus continuing to lease network capacity. In this regard, the Company is considering extensions in the Southeast United States, the California Valley and, perhaps, the Pacific Northwest. The Company has made no final decisions in this regard, and any decisions would be dependent, among other things, upon the Company's assessment of the potential for dark fiber sales or long-term leases of high volume capacity and the availability of additional capital on acceptable terms.

CARRIER SERVICES

  General. The Company has been positioned historically in the long distance business as a "carrier's carrier," providing dedicated line and switched services to other carriers over the Company's owned or leased fiber optic network facilities. Management believes that the Company has earned a reputation of providing quality services at competitive prices to meet specific customer needs. Total revenues from Carrier Services were approximately $57.6 million, $67.8 million and $50.2 million for the years 1996, 1995 and 1994, respectively, and approximately $11.2 million and $18.5 million for the three months ended March 31, 1997 and 1996, respectively.

  Products. Products offered by Carrier Services fall into three primary categories: (i) high volume capacity services; (ii) conventional dedicated line services; and (iii) switched services.

  . High Volume Capacity Services. The Company provides high volume transmission capacity at or above the OC-3 level (or its equivalent) through service agreements for terms of one year or longer. As the Qwest Network is deployed, the Company also is targeting potential large users in the inter-LATA market that may seek to augment their own networks or provide diverse routing alternatives in strategic areas of their systems.

  . Conventional Dedicated Line Services. The Company currently provides dedicated line services on owned capacity to a wide range of customers at capacities below the OC-3 level generally for terms of one year or less. The Company expects the Qwest Network will enable the Company to offer these services over a significantly expanded geographic area.

  . Switched Services. The Company currently provides switched terminating services over its switched service network to large and small long distance carriers. The carrier switched terminating service business is specifically used to increase volume on the Company's switched service network to allow for more efficient "trunking" of calls. While the carrier switched services generate revenue at lower margins than the dedicated line services, such services facilitate cost effective management of the Qwest Network.

  The Company also plans to provide high speed ATM and Frame Relay data services to Internet Service Providers by installing ATM and Frame Relay switching equipment following completion of the Company's coast-to-coast backbone route at the end of 1997.

  Customers. Carrier Services' customer base in the inter-LATA carrier market consists of the following:

  . Tier 1 and Tier 2 Carriers. The Company offers high volume transmission capacity, conventional dedicated line services and dedicated switched services to the Tier 1 and Tier 2 carriers on a national or regional basis. As RBOCs enter the long distance market, the Company believes they will be potential customers to lease high volume capacity from the Company on a national basis.

  . Tier 3 Carriers. The Company currently offers switchless resale services to Tier 3 carriers on a limited basis. The Company anticipates that this business will expand as coverage of the Company's switched network grows.

  . Internet Service Providers. The Company believes that ISPs will become customers for significant high volume capacity. The Company is providing capacity at the OC-3 level on its Cal-Fiber system under a recently signed contract with an ISP.

  . Operator Services Companies and Other Niche Companies. These companies concentrate on providing operator services and other communications services to the long distance industry, private payphone operators, prisons and credit card companies. These carriers also manage their own networks and switching equipment while leasing virtually all of their transmission facilities. The Company provides transmission services to these carriers.

  Service Agreements. The Company provides high volume transmission capacity services through service agreements for terms of one year or longer. Dedicated line services are generally offered under service agreements for an initial term of one year. High volume capacity service agreements and dedicated line service agreements generally provide for "take or pay" monthly payments at fixed rates based on the capacity and length of circuit used. Customers are typically billed on a monthly basis and also may incur an installation charge or certain ancillary charges for equipment. After contract expiration, the contracts may be renewed or the services may be provided on a month-to-month basis. Switched services agreements are generally offered on a month-to-month basis and the service is billed on a minutes-of-use basis. Revenues from carrier customers that are billed on a minutes-of-use basis have the potential to fluctuate significantly based on changes in usage that are highly dependent on differences between the prices charged by the Company and its competitors. The Company, however, has not experienced significant fluctuations to date.

COMMERCIAL SERVICES

  General. The Company began offering Commercial Services in 1993. Commercial Services focuses primarily on the sale of inter-LATA long distance services to the retail market, principally to small- and medium-sized businesses and to consumers. The Company currently provides facilities-based services along the Cal-Fiber and Texas routes, and is a switch based reseller elsewhere. Total revenues from Commercial Services were approximately $34.3 million, $20.4 million and $8.7 million in 1996, 1995 and 1994, respectively, and approximately $9.4 million and $7.0 million in the three months ended March 31, 1997 and 1996, respectively. The Company plans to transfer carrier and commercial switched traffic from leased facilities onto the Qwest Network as it is activated. As traffic volumes increase and the Company carries a greater percentage of traffic on the Qwest Network, the Company believes it will realize economies of scale and thereby lower its cost of sales as a percentage of revenue. See "Risk Factors--Risks Related to Completing the Qwest Network; Increasing Traffic Volume."

  Products. The Company markets the following products:

  . One Plus. This basic service offers customers the ability to make outbound long distance calls from any local telephone line by simply dialing a 1, plus the area code and phone number. Customers select the Company as their primary long distance provider by placing an order with it. This service may be used for both domestic and international calling.

  . 10XXX. This service allows the customer to access the Qwest Network by dialing 10056 plus 1, plus the area code and phone number, with no need to change their primary long distance provider. These customers are solicited through direct mailing and receive a sticker to place on their phones.

  . Dedicated Access Service. These lines are designed for larger users with enough traffic volume to warrant the use of a dedicated access line to originate calls. Instead of a switched access line that is shared by many users, this service uses a high capacity line that is used exclusively to connect between the end user and the long distance carrier's switch. This results in lower originating access cost and reduced rates to the user.

  . Toll Free 800/888. This inbound service, where the receiving party pays for the call, is accessed by dialing an 800/888 area code. This is used in a wide variety of applications, many of which generate revenue for the user (such as reservation centers or customer service centers). The Company plans to introduce additional enhanced features such as call routing by origination point, time of day routing and other premium, high-margin features in 1997.

  . Calling Card. These traditional, basic telephone calling cards allow the user to place calls from anywhere in the United States or Canada. The Company offers additional higher margin features such as conference calling, international origination, information service access (such as weather or stock quotes), speed dialing and voice messaging.

  . Prepaid Card. Prepaid cards allow a customer to purchase and pay in advance for a card with a fixed amount of calling time. The card is then used as a standard calling card. Prepaid cards may be purchased with enhanced features similar to those of calling cards and also may be renewed by purchasing additional time.

  . International Callback. This service operates by allowing a customer in a foreign country to place a toll-free call to the U.S. and be "called back" by the Company's equipment. The Company charges a rate similar to that which the customer would pay if the call were originally initiated in the U.S., allowing the customer to take advantage of the fact that the rates for calling from the U.S. to many foreign destinations are lower than the cost of the same call if it were originated in the foreign country.

  . Media Express(TM). This is an exclusive switched digital broadband service that provides variable bandwidth for video communications and other data applications on demand and allows users to control all the required components of a video conference from a personal computer.

  Other services offered by Commercial Services include audio conferencing, operator services, directory assistance, special rate structures, custom services, special contract pricing and special local access arrangements in selected markets. In addition, the Company intends to develop and offer additional value-added services to its customers, particularly business customers, to differentiate the Company from its competitors and enhance Commercial Services' profit margins. The Company also is evaluating and intends to introduce in the future a variety of services specifically designed to capture a share of the growing data networking market.

  Customers. The Company is currently targeting businesses spending up to $1,000 per month on long distance and intends to expand this target segment in early 1998 to businesses spending from $2,000 to $10,000 per month on long distance. The strategy of Commercial Services is to develop a customer base in geographic proximity to the Qwest Network.

NETWORK CONSTRUCTION SERVICES

  General. The Company's Network Construction Services operations commenced in 1988 with the construction of conduit systems for major interexchange carriers. Since then, Network Construction Services has served as the platform for the Company's expansion into Carrier Services and, since 1993, Commercial Services. Total revenue from Network Construction Services were approximately $139.2 million, $36.9 million and $11.9 million for the years ended 1996, 1995 and 1994, respectively, and approximately $52.1 million and $9.1 million for the three months ended March 31, 1997 and 1996, respectively.

  The Company has built for itself and other carriers approximately 6,100 route miles of telecommunications conduit systems principally along railroad rights-of-way. Management believes that this experience and expertise create competitive advantages for the Company in the construction, ongoing maintenance and operation of the Qwest Network.

  Products. The principal product of Network Construction Services historically has been turn-key conduit systems built for other carriers. In most cases, while fulfilling customer contracts, the Company installed additional conduit that it retained for its own use. The Company is using its Network Construction Services resources to implement its strategic plan to complete the Qwest Network, in addition to providing Network Construction Services to third party customers along Qwest Network routes.

  Commencing in 1996, the Company began selling dark fiber to telecommunications entities to help fund development of the Qwest Network. In 1996, the Company's Network Construction Services revenue was derived largely from two principal dark fiber sales contracts with Frontier and WorldCom. The Company expects that these two contracts, along with the May 1997 contract with GTE, will generate the majority of Network Construction Services revenue in 1997 and 1998. In addition, the Company expects to generate additional revenue through the sale of dark fiber along various segments of the Qwest Network to other carriers.

  Customers. Network Construction Services customers historically have been primarily interexchange carriers, as well as major LECs and other telecommunications companies. For the year ended December 31, 1996, WorldCom was the Company's largest single Network Construction Services customer, accounting for 27.8% of the Company's consolidated gross revenue, and Frontier accounted for 26.3% of the Company's consolidated gross revenue. No other customers accounted for more than 10% of consolidated gross revenue. For the year ended December 31, 1995, MCI was the Company's largest single customer, accounting for 35.4% of consolidated gross revenue. No other customer accounted for more than 10% of consolidated gross revenue in 1995. For the year ended December 31, 1994, WorldCom was the Company's largest single customer, accounting for 18% of consolidated gross revenue. No other customer accounted for more than 10% of consolidated gross revenue in 1994. In the first three months of 1997, Frontier was the largest single customer, accounting for 59.0% of the Company's consolidated gross revenue, with WorldCom accounting for 8.8%.

SALES AND MARKETING

  The Company sells network dedicated and switched services to carriers through its carrier sales organization. This organization consists of senior level management personnel and experienced sales representatives with extensive knowledge of the industry and key contacts within the industry at various levels in the carrier organizations. The Company also markets its construction services for dark fiber and conduit systems through its carrier sales organization. Contacts are made primarily through individual premises visits and at meetings of trade associations that serve large carriers.

  In Commercial Services, the Company currently solicits targeted businesses through telemarketing personnel and independent contractors and will establish a direct sales channel as it expands its targeted segment to higher volume users. Consumer customers currently are solicited by the Company through a combination of direct marketing and independent contractors. The Company plans to build on its Carrier Services experience to expand its presence in the Commercial Services market by creating a distinctive brand identity for "Qwest" and aggressively marketing its existing and planned voice, data and other transmission products and services. The Company plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality and offering enhanced, market-driven services to businesses and consumers.

COMPETITION

  There are currently four principal facilities-based long distance fiber optic networks. The Company is aware that others are planning additional networks that, if constructed, could employ similar advanced technology as the Qwest Network. Upon completion of the Qwest Network, each of Frontier and GTE will have a fiber network similar in geographic scope and potential operating capability to that of the Company. Another competitor is constructing, and has already obtained a significant portion of the financing for, a fiber optic network. The scope and capacity of that competitor's network, as publicly announced, is less than that of the Company, and does not contain all of the advanced technologies designed for the Qwest Network, but nevertheless is expected to compete directly with the Qwest Network for many of the same customers along a significant portion of the same routes.

  The Company's competitors in Carrier Services include many large and small interexchange carriers. The Company's Carrier Services business competes primarily on the basis of pricing, transmission quality, reliability and customer service and support. Commercial Services has been and expects to continue to be a provider of high quality, low cost service primarily to small- and medium-sized business customers and consumers. The Company intends to move into the market for higher volume business customers as the Qwest Network is completed and new products are introduced. In recent years the small- and medium-sized business market has experienced increased competition. The industry wide changes in technology and the effects of deregulation resulting from the Telecom Act of 1996 are likely to further increase competition. Many of the Company's competitors and potential competitors have financial, personnel and other resources substantially greater than those of the Company. See "Risk Factors--Competition" and "Industry Overview--Telecommunications Markets."

  In the future, the Company may be subject to additional competition due to the development of new technologies and increased supply of domestic and international transmission capacity. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite transmission capacity for services similar to those provided by the Company. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those provided by the Company. The Company cannot predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

  High initial network cost and low marginal costs of carrying long distance traffic have led to a trend among nonfacilities-based carriers to consolidate in order to achieve economies of scale. Such consolidation could result in larger, better capitalized competitors. However, the Company believes that such competitors would also be stronger prospects as potential Carrier Services customers.

  The Company believes that its railroad rights-of-way offer a more secure route for the Qwest Network than other types of rights-of-way. There can be no assurance that competitors will not obtain rights to use railroad rights-of-way for expansion of their networks, although the Company believes that it would involve significant time and effort for competitors to assemble railroad rights-of-way comparable to those that the Company already has available for the Qwest Network.

PROPERTIES

  The Qwest Network in progress and its component assets are the principal properties owned by the Company. The Company owns substantially all of the telecommunications equipment required for its business. The Company's installed fiber optic cable is laid under the various rights-of-way held by the Company. Other fixed assets are located at various leased locations in geographic areas served by the Company.

  The Company's executive, administrative and sales offices and its Network Management Center are located at its principal office in Denver, Colorado. Qwest leases this space from an affiliate of Anschutz Company at market rates under an agreement that expires in August 1999. The Company leases additional space in Dallas, Texas, housing the headquarters for operation of its Microwave System.

  In December 1995, the Company entered into an agreement (as amended in January 1997) with Ferrocarriles Nacionales de Mexico whereby the Company was granted easements for the construction of multiple conduit systems along railroad rights-of-way within Mexico for consideration of approximately $7.7 million, including $1.1 million in value-added taxes. The Company has capitalized total costs, including right-of-way, equipment, construction and design costs, relating to this investment of approximately $13.0 million as of December 31, 1996.

EMPLOYEES

  As of May 31, 1997, the Company employed approximately 950 employees of which 110 perform corporate and administrative services, 570 provide Network Construction Services, 80 provide Commercial Services, 10 provide Carrier Services, and 180 perform network engineering and related functions. The Company uses the services of independent contractors for installation and maintenance of portions of the Qwest Network. None of the Company's employees are currently represented by a collective bargaining agreement. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are subject to various claims and proceedings in the ordinary course of business. Based on information currently available, the Company believes that none of such current claims or proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations, although there can be no assurances in this regard.

                                  REGULATION

GENERAL REGULATORY ENVIRONMENT

  The Company's operations are subject to extensive federal and state regulation. Carrier Services and Commercial Services (but not Network Construction Services) are subject to the provisions of the Communications Act of 1934, as amended, including the Telecom Act of 1996, and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states, including regulation by PUCs and other state agencies. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities have jurisdiction over telecommunications both originating and terminating within the state. The regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to the Company. All of the Company's operations are also subject to a variety of environmental, safety, health and other governmental regulations. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on the Company, or that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations.

  A recent federal legislative change, the Telecom Act of 1996, may have potentially significant effects on the operations of the Company. The Telecom Act of 1996, among other things, allows the RBOCs and the General Telephone Operating Companies to enter the long distance business, and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. Entry of such companies into the long distance business would result in substantial competition to the Company's Commercial Services and Carrier Services customers, and may have a material adverse effect on the Company and such customers. However, the Company believes that the RBOCs' and other companies' participation in the market will provide opportunities for the Company to sell fiber or lease long distance high volume capacity.

  Under the Telecom Act of 1996, the RBOCs may immediately provide long distance service outside those states in which they provide local exchange service ("out-of-region" service), and long distance service within the regions in which they provide local exchange service ("in-region" service) upon meeting certain conditions. The General Telephone Operating Companies may enter the long distance market without regard to limitations by region. The Telecom Act of 1996 does, however, impose certain restrictions on, among others, the RBOCs and General Telephone Operating Companies in connection with their provision of long distance services. Out-of-region services by RBOCs are subject to receipt of any necessary state and/or federal regulatory approvals that are otherwise applicable to the provision of intrastate and/or interstate long distance service. In-region services by RBOCs are subject to specific FCC approval and satisfaction of other conditions, including a checklist of pro-competitive requirements. The RBOCs may provide in-region long distance services only through separate subsidiaries with separate books and records, financing, management and employees, and all affiliate transactions must be conducted on an arm's length and nondiscriminatory basis. The RBOCs are also prohibited from jointly marketing local and long distance services, equipment and certain information services unless competitors are permitted to offer similar packages of local and long distance services in their market. Further, the RBOCs must obtain in-region long distance authority before jointly marketing local and long distance services in a particular state. Additionally, AT&T and other major carriers serving more than 5% of presubscribed long distance access lines in the United States are also restricted from packaging other long distance services and local services provided over RBOC facilities. The General Telephone Operating Companies are subject to the provisions of the Telecom Act of 1996 that impose interconnection and other requirements on LECs. General Telephone Operating Companies providing long distance services must obtain regulatory approvals otherwise applicable to the provision of long distance services.

FEDERAL REGULATION

  The FCC has classified QCC, the Company's principal operating subsidiary, as a non-dominant carrier. Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. However, the FCC has the power to impose more stringent regulation requirements on the Company and to change its regulatory classification. In the current regulatory atmosphere, the Company believes that the FCC is unlikely to do so with respect to the Company's domestic service offerings.

  The FCC regulates many of the charges, practices and classifications of dominant carriers to a greater degree than non-dominant carriers. Among domestic carriers, large LECs and the RBOCs are currently considered dominant carriers for the provision of interstate access services, while all other interstate service providers are considered non-dominant carriers. On April 18, 1997, the FCC ordered that the RBOCs and independent LECs offering domestic interstate inter-LATA services, in-region or out-of-region, be regulated as non-dominant carriers. However, such services offered in-region must be offered in compliance with the structural separation requirements mentioned above. AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate interexchange market in October 1995 and in the international market in May 1996. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated. A number of parties have, however, sought the FCC's reconsideration of AT&T's status. The Company is unable to predict the outcome of these proceedings on its operations.

  As a non-dominant carrier, QCC may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization, so long as QCC obtains all necessary authorizations from the FCC for use of any radio frequencies. Non-dominant carriers are required to obtain prior FCC authorization to provide international telecommunications, and the Company has obtained such authorization for international switched resale services. The FCC also imposes prior approval requirements on certain transfers of control and assignments of operating authorizations. Non-dominant carriers are required to file periodic reports with the FCC concerning their interstate circuits and deployment of network facilities. The Company is required to offer its interstate services on a nondiscriminatory basis, at just and reasonable rates, and remains subject to FCC complaint procedures. While the FCC generally has chosen not to exercise direct oversight over cost justification or levels of charges for services of non-dominant carriers, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The Company or any of its operating subsidiaries could be subject to legal actions seeking damages, assessment of monetary forfeitures and/or injunctive relief filed by any party claiming to have been injured by the Company's practices. The Company cannot predict either the likelihood of the filing of any such complaints or the results if filed.

  Under existing regulations, non-dominant carriers are required to file with the FCC tariffs listing the rates, terms and conditions of both interstate and international services provided by the carrier. Pursuant to such regulations, the Company has filed with the FCC tariffs for its interstate and international services. On October 29, 1996, the FCC adopted an order in which it eliminated, as of September 1997, the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services, although tariffs for international service must still be filed. Such carriers were given the option to cease filing tariffs during a nine-month transition period that concludes on September 22, 1997. The FCC's order was issued pursuant to authority granted to the FCC in the Telecom Act of 1996 to "forbear" from regulating any telecommunications service provider if the FCC determines that the public interest will be served. However, on February 19, 1997, the United States Court of Appeals for the District of Columbia Circuit suspended the FCC's order pending further expedited judicial review and/or FCC reconsideration. The Company cannot predict the ultimate outcome of this or other proceedings on its service offerings or operations.

  On May 8, 1997, the FCC released an order intended to reform its system of interstate access charges to make that regime compatible with the pro-competitive deregulatory framework of the

Telecom Act of 1996. Access service is the use of local exchange facilities for the origination and termination of interexchange communications. The FCC's historic access charge rules were formulated largely in anticipation of the 1984 divestiture of AT&T and the emergence of long distance competition, and were designated to replace piecemeal arrangements for compensating LECs for use of their networks for access, to ensure that all long distance companies would be able to originate and terminate long distance traffic at just, reasonable, and non-discriminatory rates, and to ensure that access charge revenues would be sufficient to provide certain levels of subsidy to local exchange service. While there has been pressure on the FCC historically to revisit its access pricing rules, the Telecom Act of 1996 has made access reform timely. The FCC's recent access reform order adopts various changes to its rules and policies governing interstate access service pricing designed to move access charges, over time, to more economically efficient levels and rate structures. Among other things, the FCC modified rate structures for certain non-traffic sensitive access rate elements, moving some costs from a per-minute-of-use basis to flat-rate recovery, including one new flat rate element; changed its structure for interstate transport services; and affirmed that ISPs may not be assessed interstate access charges. In response to claims that existing access charge levels are excessive, the FCC stated that it would rely on market forces first to drive prices for interstate access to levels that would be achieved through competition but that a "prescriptive" approach, specifying the nature and timing of changes to existing access rate levels, might be adopted in the absence of competition. The FCC intends to address these and other related matters in subsequent proceedings. Though the Company believes that access reform through lowering and/or eliminating excessive access service charges will have a positive effect on its service offerings and operations, it cannot predict how or when such benefits may present themselves, or the outcome of any possible judicial appeal or petition for FCC reconsideration.

  The FCC also released a companion order on universal service reform on May 8, 1997. The universal availability of basic telecommunications service at affordable prices has been a fundamental element of U.S. telecommunications policy since enactment of the Communications Act of 1934. The current system of universal service is based on the indirect subsidization of LEC pricing, funded as part of a system of direct charges on some LEC customers, including interexchange carriers such as QCC, and above-cost charges for certain LEC services such as local business rates and access charges. In accordance with the Telecom Act of 1996, the FCC adopted plans to implement the recommendations of a Federal-State Joint Board to preserve universal service, including a definition of services to be supported, and defining carriers eligible for contributing to and receiving from universal service subsidies. The FCC ruled, among other things, that: contributions to universal service funding be based on all interexchange carriers' gross revenues from both interstate and international telecommunications services; only common carriers providing a full complement of defined local services be eligible for support; and up to $2.25 billion in new annual subsidies for discounted telecommunications services used by schools, libraries, and rural health care providers be funded by an assessment on total interstate and intrastate revenues of all interexchange carriers. The FCC stated that it intends to study the mechanism for continued support of universal service in high cost areas in a subsequent proceeding. The Company is unable to predict the outcome of these proceedings or of any judicial appeal or petition for FCC reconsideration on its operations.

  The Company's Microwave System subsidiary is subject to applicable FCC regulations for the use of radio frequencies. The FCC issues domestic microwave radio licenses for limited periods not to exceed 10 years. The Company must seek renewal of such licenses prior to their expiration. The Company knows of no facts that would result in the denial of any such renewals, although there can be no assurance in that regard. Although the FCC has never denied a microwave license application made by the Company, there can be no assurance that the Company will receive all authorizations or licenses necessary to implement its business plan or that delays in the licensing process will not adversely affect the Company's business.

  The Communications Act of 1934 limits the ownership by non-U.S. citizens, foreign corporations and foreign governments of an entity directly or indirectly holding a common carrier radio license. These ownership restrictions apply to the Company's Microwave System but currently do not apply to non-radio facilities, such as fiber optic cable. The FCC recently adopted new rules relating to requests to exceed the statutory limit on indirect foreign ownership of common carrier radio licenses, and the participation of foreign carriers or U.S. entities with foreign carrier affiliates (generally an ownership interest greater than 25% or a controlling interest) in an entity holding U.S. international authority. Under those rules, the FCC will scrutinize either form of foreign participation to determine whether the relevant foreign market offers "effective competitive opportunities" ("ECO"). The FCC may impose restrictions (including prohibition of the proposed participation or investment) on applicants not meeting the ECO test. The new rules also require international carriers to notify the FCC 60 days in advance of an acquisition of a 10% or greater interest by a foreign carrier in that U.S. carrier. The FCC has discretion to determine that unique factors require application of the ECO test or a change in regulatory status of the U.S. carrier even though the foreign carrier's interest is less than 25%. These rules also reduce international tariff notice requirements for dominant, foreign-affiliated carriers from 45 days' notice to 14 days' notice. Such reduced tariff notice requirements may make it easier for dominant, foreign-affiliated carriers to compete with the Company. The Telecom Act of 1996 partially amends existing restrictions on foreign ownership of radio licenses by allowing corporations with non-U.S. citizen officers or directors to hold radio licenses. Other non-U.S. ownership restrictions, however, currently remain unchanged, but the U.S. has agreed in recent world trade negotiations to allow for a significant increase in permissible foreign investment, including 100% indirect foreign ownership of U.S. common carrier radio licensees. The FCC is expected to revisit the continued applicablity of its ECO test in light of this agreement. Though the Company believes these changes will have a positive effect on its ability to identify potential sources of capital, the effect on the Company of the Telecom Act of 1996 or other new legislation, negotiations or regulations which may become applicable to the Company cannot be determined.

INTERNATIONAL SETTLEMENTS

  Under the international settlement system, international long distance traffic is exchanged under bilateral correspondent agreements between facilities-based carriers in two countries. Correspondent agreements generally are three to five years in length and provide for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated accounting rate, known as the Total Accounting Rate ("TAR"). In addition, correspondent agreements provide for network coordination and accounting and settlement procedures between the carriers. Both carriers are responsible for their own costs and expenses related to operating their respective halves of the end-to-end international connection.

  Settlement costs, which typically equal one-half of the TAR, are the fees owed to another international carrier for transporting traffic on its facilities. Settlement costs are reciprocal between each party to a correspondent agreement at a negotiated rate (which must be the same for all U.S. based carriers, unless the FCC approves an exception). For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. Additionally, the TAR is the same for all carriers transporting traffic into a particular country, but varies from country to country. The term "settlement costs" arises because carriers essentially pay each other on a net basis determined by the difference between inbound and outbound traffic between them.

  The difference in cost between providing domestic long distance and international service is minimal, and technical advances in facilities deployed for international calling are making distance largely irrelevant to cost. Increased worldwide competition has already brought about certain reductions in settlement rates and end user prices, thereby reducing overseas termination costs for United States based carriers. However, it is believed that certain foreign countries use settlement rates to subsidize their domestic call rates. As a result, domestic customers currently pay significantly more for an international call than they do for a domestic long distance call. The FCC has proposed measures intended to overhaul the system of international settlements, although such proposals have not yet been enacted and remain subject to modification or appeal to the courts or both. Additionally, recent worldwide trade negotiations may have a significant impact on settlement rates.

  The Company believes that the average cost of international telephone calls will be reduced, and anticipates further international opportunities will be created as a result of recent worldwide trade negotiations. On February 15, 1997, representatives of 70 countries, including the United States, finalized the World Trade Organization ("WTO") Basic Telecommunications Agreement ("WTO Agreement"), a compact addressing market access, investment and pro-competitive regulatory principles in areas currently generating over 95% of the world's telecommunications revenue. The WTO Agreement takes effect January 1, 1998. Among other things, the agreement provides U.S. companies market access for local, long distance and international service in 53 historically monopolized countries through any means of network technology, either as a facilities-based provider or as a reseller of existing network capacity. The countries providing market access for telecommunications services as a result of the WTO Agreement account for 99% of the world's telecommunications revenue. Although some countries have reserved specific exceptions, the agreement generally ensures that U.S. companies may acquire, establish, or hold a significant stake in telecommunications companies around the world, and that foreign companies may acquire, establish or hold such a stake in U.S. telecommunications companies. Additionally, pro-competitive regulatory principles based largely upon the Telecom Act of 1996 were adopted by 65 countries within the WTO Agreement. U.S. companies will be able to enforce these principles, as well as the WTO Agreement's market access and investment commitments, at the WTO and through enabling legislation in the U.S. The Company expects to benefit from the anticipated effects of the WTO Agreement, but cannot predict where or when such opportunities may present themselves.

STATE REGULATION

  The Company's intrastate long distance telecommunications operations are subject to various state laws and regulations including, in many jurisdictions, certification and tariff filing requirements. Generally, the Company must obtain and maintain certificates of authority from regulatory bodies in most states in which it offers intrastate services. In most of these jurisdictions the Company must also file and obtain prior regulatory approval of tariffs for its intrastate services. Certificates of authority can generally be conditioned, modified, canceled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations, and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations. The Company is currently authorized to provide intrastate services in 47 states, and has a pending application for authority to provide intrastate services in one additional state. The Company intends to have authority in all states where competition is allowed.

  Those states that permit the offering of intrastate/intra-LATA service by interexchange carriers generally require that end users desiring to use such services dial special access codes. Historically, this has put the Company at a competitive disadvantage compared with LECs whose customers can make intrastate/intra-LATA calls simply by dialing 1 plus the desired number. If a long distance carrier's customer attempts to make an intra-LATA call by simply dialing 1 plus the desired number, the call will be routed to and completed by the LEC. Regulatory agencies in a number of states have issued decisions that would permit the Company and other interexchange carriers to provide intra-LATA calling on a 1 + basis. Further, the Telecom Act of 1996 requires in most cases that the RBOCs provide such dialing parity coincident to their providing in-region inter-LATA services. The Company expects to benefit from the ability to offer 1 + intra-LATA services in states that allow this type of dialing parity.

LOCAL REGULATION

  The Company is occasionally required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic network using municipal rights-of-way. Termination of the existing franchise or license agreements prior to their expiration dates or a failure to renew the franchise or license agreements and a requirement that the Company remove its facilities or abandon its network in place could have a material adverse effect on the Company. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenue or on a per linear foot basis. There can be no assurance that, following the expiration of existing franchises, fees will remain at their current levels. In addition, the Company could be at a competitive disadvantage if its competitors do not pay the same level of fees as the Company. However, the Telecom Act of 1996 requires municipalities to manage public rights-of-way in a competitively neutral and non-discriminatory manner.

OTHER

  The Company monitors compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. The Company believes that it is in compliance with such regulations, although there can be no assurance that any such discharge, disposal or emission might not expose the Company to claims or actions that could have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of Qwest, their ages and positions with Qwest, and brief biographies are set forth below:

   NAME                      AGE POSITION
   ----                      --- --------
   Philip F. Anschutz.......  57 Director and Chairman
   Joseph P. Nacchio........  47 Director, President and Chief Executive Officer
   Robert S. Woodruff.......  48 Director, Executive Vice President--Finance and
                                 Chief Financial Officer and Treasurer
   Cannon Y. Harvey.........  56 Director
   Richard T. Liebhaber.....  62 Director
   Douglas L. Polson........  55 Director
   Craig D. Slater..........  40 Director
   Joseph T. Garrity........  45 Secretary
   Richard L. Smith.........  36 Vice President and Controller

  Jordan L. Haines and W. Thomas Stephens have been appointed to serve as independent directors effective immediately upon completion of the Offerings.

OTHER MANAGEMENT

  In addition, management of QCC includes the individuals set forth below:

   NAME                     AGE POSITION
   ----                     --- --------
   Anthony J. Brodman......  55 Senior Vice President--Strategy and Planning
   Gregory M. Casey........  38 Senior Vice President--Carrier Markets
   Stephen M. Jacobsen.....  38 Senior Vice President--Consumer Markets
   Daniel I. O'Callaghan...  54 Senior Vice President--Construction
   A. Dean Wandry..........  56 Senior Vice President--New Business Development

  Philip F. Anschutz has been a Director and the Chairman of the Board of Qwest since February 1997. He has been a Director and Chairman of the Board of QCC since November 1993. He has been a Director and Chairman of the Board of Anschutz Company ("AC"), Qwest's parent, for more than five years, and a Director and Chairman of the Board of The Anschutz Corporation ("TAC"), a wholly owned subsidiary of Anschutz Company, for more than five years. Since the merger of Southern Pacific Rail Corporation ("SPRC") and Union Pacific Corporation ("UP") in September 1996, Mr. Anschutz has served as Vice-Chairman of UP. Prior to the merger, Mr. Anschutz was a Director of SPRC from June 1988 to September 1996, Chairman of SPRC from October 1988 to September 1996, and President and Chief Executive Officer of SPRC from October 1988 to July 1993. He also has been a Director of Forest Oil Corporation since 1995.

  Joseph P. Nacchio became Director, President and Chief Executive Officer of Qwest in February 1997, having been appointed to the same positions at QCC in January 1997. Prior to joining the Company he was Executive Vice President of AT&T Corp.'s ("AT&T") Consumer and Small Business Division since January 1996. In that capacity he was responsible for AT&T's core consumer long distance business, and AT&T's DirecTV, AT&T Alascom and Language Line businesses. He was also responsible for marketing and sales targeted at all consumer and small businesses in the United States. In 1994 and 1995 Mr. Nacchio was President of AT&T's Consumer Communications Services long distance, a winner of the Malcolm Baldrige National Quality Award for Excellence. From November 1991 until August 1994, Mr. Nacchio was President of AT&T's Business Communications Services unit focused on the long distance communications needs of business customers. Since joining AT&T in June 1970 he held assignments in network operations, engineering, marketing and sales. Mr. Nacchio earned an M.S. degree in management from the Massachusetts Institute of Technology in the Sloan Fellows Program. He also received an M.B.A. degree and a B.S. degree in electrical engineering, both from New York University. He has been a Director of Internet Communications Corporation since May 1997.

  Robert S. Woodruff became a Director and Executive Vice President--Finance and Chief Financial Officer of Qwest in February 1997. He served as interim Chief Operating Officer of Qwest and QCC from November 1996 through April 1997. He has served as a Director of QCC since December 1996. He became Executive Vice President--Finance, Chief Financial Officer and Treasurer of QCC in August 1994. He serves as a Director of FSI Acquisition Corp., Government Communications Inc., Qwest Transmission Inc., Qwest Properties, Inc., and U.S. TeleSource, Inc., all of which are wholly owned subsidiaries of QCC. He is also Sole Administrator of QCC's Mexican subsidiaries, Opticom, S.A. de C.V., Servicios Derecho de Via, S.A. de C.V., and S.P. Servicios Mexico, S.A. de C.V. Prior to joining the Company he had been a partner in the accounting firm of Coopers & Lybrand since 1984, where his responsibilities included providing services to communications companies. Mr. Woodruff received a B.B.A. degree in accounting, with honors, from the University of Wisconsin.

  Cannon Y. Harvey has been a Director of Qwest since February 1997 and a Director of QCC since December 1996. He has been President and Chief Operating Officer of both AC and TAC since December 1996. From February 1995 until September 1996 he served as Executive Vice President--Finance and Law of SPRC; from September 1993 to February 1995 he served as Senior Vice President and General Counsel of SPRC; from May 1993 to September 1993 he served as Vice President--Finance and Law and General Counsel of SPRC. Prior to joining SPRC, Mr. Harvey was a Partner in the law firm of Holme Roberts & Owen LLP for more than five years.

  Richard T. Liebhaber has been a Director of Qwest since February 1997. He has been a Managing Director of Veronis, Suhler & Associates, Inc., the New York media merchant banking firm, since June 1, 1995. Mr. Liebhaber has been a member of the board of directors of Objective Communications, Inc. since August 1994, the board of directors of Alcatel Network Systems, Inc. since June 1995, the board of directors of Geotek Communications, Inc. since April 1995, the board of directors of Advanced Network Services, Inc. (America OnLine, Inc.) since July 1996, the board of directors of Internet Communications Corporation since May 1997, and the board of directors of Scholz Master Builders since December 1985. From December 1985 to his retirement in May 1995, Mr. Liebhaber served as Executive Vice President of MCI Communications Corporation and as a member of its Management Committee. Mr. Liebhaber was a member of the board of directors of MCI Communications Corporation from July 1992 until his retirement in May 1995.

  Douglas L. Polson has been a Director of Qwest since February 1997 and a Director of QCC for more than five years. He has been a Director and Vice President--Finance of both AC and TAC for more than five years. He was a Director of SPRC from June 1988 to September 1996; Vice Chairman of SPRC from June 1988 to September 1996; and a Vice President of SPRC from October 1988 to September 1996.

  Craig D. Slater has been a Director of Qwest since February 1997 and a Director of QCC since November 1996. He has been Vice President--Acquisitions and Investments of both AC and TAC since August 1995 and Corporate Secretary of AC and TAC from September 1991 to October 1996. Mr. Slater held various other positions with AC and TAC from 1988 to 1995. He has been a Director of Forest Oil Corporation since 1995 and Internet Communications Corporation since 1996.

  Joseph T. Garrity has been Secretary of Qwest since February 1997 and Secretary of QCC since November 1996. He is also Senior Director--Legal, Regulatory and Legislative Affairs of QCC since November 1996 and was Director--Regulatory and Legislative Affairs of QCC from March 1995 to November 1996. Prior to joining the Company, from 1992 to March 1995, Mr. Garrity was Senior Attorney with MCI Telecommunications Corporation; and from 1991 to 1992 he was President of Garrity, Inc. and Joseph T. Garrity, P.C., where he was an attorney and consultant in the areas of domestic and international telecommunications. From 1988 to 1991 he was Counsel and Assistant Secretary to Jones International, Ltd., Jones Intercable, Inc. and Jones Spacelink, Ltd. and from 1989 to 1991 was President, Jones Programming Services, Inc. He has B.S. and M.S. degrees from Northwestern University and a J.D. degree from DePaul University College of Law.

  Richard L. Smith became Vice President and Controller of Qwest in February 1997 and of QCC in October 1995. Prior to becoming Controller for QCC, he had been the Director of Financial Operations for QCC since November 1993. From 1989 through October 1993, Mr. Smith served as Vice President of Finance for Centrex Equipment Associates, Inc., an interconnect company. He was Controller of Convenience Video Movies, Inc., a national distribution company, from 1987 to 1989 and was a Senior Accountant with Coopers & Lybrand from 1983 to 1987. Mr. Smith received a B.S. degree in accounting from San Diego State University.

  Jordan L. Haines was Chairman of the Board of Fourth Financial Corporation, a Kansas-based bank holding company, and its subsidiary, Bank IV Wichita, N.A., from 1983 until his retirement in 1991. He has been a member of the Board of Directors of KN Energy, Inc. since 1983 and a Director of Forest Oil Corporation since 1996. Mr. Haines will serve as a member of the Audit Committee.

  W. Thomas Stephens served from 1986 until his retirement as President and Chief Executive Officer of Manville Corporation, an international manufacturing and resources company. He also served as a member of the Manville Corporation Board of Directors from 1986 to 1996, and served as Chairman of the Board from 1990 to 1996. Mr. Stephens has been a Director of Public Service Company of Colorado since 1989, a Director of Mail Well, Inc. since 1996, a Trustee of Eagle Picher Settlement Trust since 1996 and a Trustee of The Denver Art Museum since 1994. He will serve as a member of the Audit Committee.

  Anthony J. Brodman joined QCC in 1989 and has been Senior Vice President-- Strategy and Planning since 1995. From 1994 to June 1995 he served as Vice President--Strategy, Planning and Public Relations and from 1989 to 1994 was Vice President--Sales and Marketing. Prior to joining QCC, he held senior level marketing and sales positions from 1973 to 1989 with Sprint. He has 11 years of experience in field and headquarters marketing positions with Pacific Telephone. Mr. Brodman holds a degree from DeAnza College and attended Northrop Institute of Technology and San Francisco State University.

  Gregory M. Casey became Senior Vice President--Carrier Markets of QCC in June 1997. In this capacity, he is responsible for all of Qwest's carrier marketing and sales programs. Prior to joining QCC, Mr. Casey was, since 1996, Vice President of Carrier Relations and Regulatory Affairs at LCI International, with responsibility for managing relationships with RBOCs and LECs and negotiating interconnection arrangements and wholesale pricing for resale of local service. From 1991 to 1996, he was employed by ONCOR Communications Inc., where he served as Senior Vice President of Regulatory Affairs and Telephone Company Relations. Prior to joining ONCOR, he was Senior Vice President and General Counsel for Telesphere International Inc. Mr. Casey holds a B.A. degree in political science from the University of Connecticut and a J.D. degree from DePaul University College of Law.

  Stephen M. Jacobsen became Senior Vice President--Consumer Markets of QCC in March 1997. In this capacity, he is responsible for all of QCC's consumer marketing and sales programs. Prior to joining QCC, Mr. Jacobsen was Regional Vice President--Consumer and Small Business for AT&T in Southern California and Nevada since 1996, with responsibility for all marketing functions for consumer and small business customers in those geographic areas. During his nearly sixteen-year career at AT&T, Mr. Jacobsen held key managerial positions in the network services division, including responsibility for AT&T's network operations center in the western region as well as positions in sales, marketing and product management, Mr. Jacobsen holds an M.S. degree in management from the Massachusetts Institute of Technology in the Sloan Fellows Program and a B.S.B.A. degree from the University of Arizona.

  Daniel I. O'Callaghan became Senior Vice President--Construction for QCC in November 1994. From 1989 to September 1994 he was Vice President--Construction for QCC and from 1988 to 1989 he was Vice President--Operations for QCC. He has been with QCC since its inception. From 1964 to 1988 he was with Southern Pacific Lines and last served as Assistant Chief Engineer. He has extensive experience in construction, engineering, operations, facilities, planning and project management. He has the direct responsibility for managing all of QCC's fiber optic construction projects. Mr. O'Callaghan holds a B.S. degree in mathematics and physics from the University of San Francisco, a B.S. degree in engineering from Santa Clara University, and an M.B.A., with honors, from St. Mary's College. He is a professional civil engineer in Louisiana, Colorado and California, and is the qualified individual for the contractor's licenses of SP Construction Services in California, Arizona and Utah.

  A. Dean Wandry became Senior Vice President--Cable & Access Services for QCC in November 1994 and Senior Vice President--New Business Development for QCC in December 1995. In 1981 Mr. Wandry formed Citation Cable Systems Limited, which merged into Fanch Communications, Inc. in 1986. Following the merger, he served as Vice President--Operations until he joined QCC. He joined Bayly Corp., a multinational apparel manufacturer, in 1967 and served as President of the Sales and Marketing Division from 1977 to 1981. He holds a B.S. degree in economics from the University of Colorado.

EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid or accrued to Qwest's chief executive officer and four other most highly compensated executive officers of Qwest and its operating subsidiaries (the "Named Executives") during the fiscal years ended December 31, 1996, 1995, and 1994. The position identified in the table for each person is that person's current position at Qwest unless otherwise indicated.

  Mr. Joseph P. Nacchio became President and Chief Executive Officer of Qwest effective January 4, 1997. His employment agreement is described below the table.

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION
                               --------------------------------
                                                      OTHER
                                                      ANNUAL       ALL OTHER
NAME/PRINCIPAL POSITION   YEAR  SALARY      BONUS  COMPENSATION   COMPENSATION
-----------------------   ---- --------    ------- ------------   ------------
Robert S. Woodruff,
 Interim Chief            1996 $182,200    $25,000   $     --       $  5,466(1)
 Operating Officer,
 Executive Vice           1995  167,766     16,500         --          1,671
 President--Finance and
 Chief Financial Officer
 and Treasurer            1994   65,683(2)      --         --             --
Anthony Brodman, Senior
 Vice President--         1996  152,333     30,000         --          7,945(1)
 Strategy and Planning    1995  130,270     11,634     15,752(3)       7,163
 (QCC)                    1994  112,140         --      2,083(3)      62,602
A. Dean Wandry, Senior
 Vice President--         1996  148,300     30,000         --          7,725(1)
 New Business             1995  141,866     14,000         --          2,310
 Development (QCC)        1994   45,141(4)      --         --             --
Joseph DePetro,
 Vice President--         1996  130,083         --     48,337(5)       7,203(1)
 Sales and Marketing
 (QCC)                    1995  120,000         --     45,634(3)       6,712
                          1994   99,897         --     50,403(6)      62,313
Douglas H. Hanson,        1996  193,557         --         --        128,420(8)
 former President and
 Chief Executive
 Officer (QCC)(7)         1995  200,040     20,004         --          8,240
                          1994  195,865         --         --         79,001
Peter R. Geddis,
 former Executive         1996  157,150         --         --         24,147(10)
 Vice President (QCC) (9) 1995  188,127     18,504    239,680(11)      9,738
                          1994  180,865         --    239,680(11)     75,000

--------
 (1) The amount shown represents QCC's contribution to QCC's 401(k) plan.
 (2) Mr. Woodruff began his employment with QCC in August 1994 and amounts disclosed for Mr. Woodruff for 1994 represent compensation paid after that date.

 (3) The amount shown represents commissions.
 (4) Mr. Wandry began his employment with QCC in September 1994 and amounts disclosed for Mr. Wandry for 1994 represent compensation paid after that date.
 (5) The amount shown represents commissions. In August 1996, QCC extended a loan to Mr. DePetro in the principal amount of $31,850 with interest at 5% per year and secured by a deed of trust on his principal residence. The principal amount is forgiven in annual increments of $7,963 on December 31, 1996 through 1999. Mr. DePetro pays interest on the outstanding principal balance on the first day of each month. If Mr. DePetro terminates his employment voluntarily or if QCC terminates his employment on account of wilful misconduct, QCC may declare the then outstanding principal amount and accrued interest due and payable within 45 days after he terminates employment. If his employment terminates for any other reason, the outstanding principal balance will be forgiven.
 (6) The amount shown represents commissions ($38,577) and QCC's forgiveness of a portion of a loan ($11,826).
 (7) Mr. Hanson resigned his position effective November 11, 1996. In connection with his termination, Qwest and Mr. Hanson entered into a severance agreement that is described under "--Employment Contracts and Termination of Employment and Change-in-Control Arrangements," below.
 (8) The amount shown represents QCC's contribution to QCC's 401(k) Plan ($9,000) and a payment for accrued but unused vacation ($119,420). For a description of the severance payments paid or payable to Mr. Hanson, see "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements," below.
 (9) Mr. Geddis terminated employment as an executive officer effective July 1, 1996. He continued to perform services for QCC on a reduced-time basis through December 31, 1996.
(10) The amount shown represents QCC's contribution to QCC's 401(k) Plan ($9,215) and QCC's payment for accrued but unused vacation time ($14,932) upon his termination of employment. In January 1997, QCC paid Mr. Geddis the sum of $450,000 in full satisfaction of Mr. Geddis' interest in the Growth Share Plan, which is described below.
(11) The amount shown represents QCC's forgiveness of a loan.

CEO EMPLOYMENT AGREEMENT

  Qwest and Joseph P. Nacchio entered into an employment agreement dated as of December 21, 1996 and amended as of January 3, 1997, pursuant to which Mr. Nacchio joined Qwest as its President and Chief Executive Officer effective January 4, 1997 for a term through the close of business on December 31, 2001, unless terminated earlier by either party. The agreement provides for an annual base salary of $600,000, a $300,000 bonus for 1997, and, unless Qwest makes an initial public offering of its stock in 1998, a $300,000 bonus for 1998. Mr. Nacchio may participate in the employee benefit plans available to Qwest's senior executives according to the plans' terms and conditions. Under the agreement, Mr. Nacchio has been granted 300,000 growth shares under Qwest's Growth Share Plan, with a five year performance cycle commencing January 1, 1997 and a "beginning company value" of $1 billion. See "--Growth Share Plan." The agreement provides generally that the growth shares will vest in 20% increments on each January 1 beginning January 1, 1998. The growth share agreement between the Company and Mr. Nacchio provides for terms that are different from the terms of the Growth Share Plan in certain respects. Following the completion of the Offerings, Mr. Nacchio may elect to receive payment for up to 20% of his vested growth shares in shares of Common Stock; the growth shares for which he has received payment will be canceled. The number of growth shares granted to Mr. Nacchio are subject to adjustment upon changes in the Company's capital structure in connection with mergers and other reorganizations. If Mr. Nacchio's employment is terminated for good reason (generally, resignation after a reduction in title or responsibility) or other than for cause (as defined below), he will vest in one-twelfth of the 20% of growth shares subject to annual vesting for the year of termination for each full month of employment in such calendar year. A change in control (as defined in the employment agreement) will not result in full vesting of, or payment for, the growth shares unless Mr. Nacchio is terminated without cause or resigns for good reason after the change in control. If his employment is terminated for cause, he will be paid for his vested growth shares based on the value of the Company as of the end of the immediately preceding calendar year. Upon payment of certain dividends, the growth shares will vest 100% and Mr. Nacchio will be paid for a portion of the growth shares. Termination of the Plan will not be a "triggering event," see "--Growth Share Plan," with respect to Mr. Nacchio's growth shares.

  The Company has entered into an amendment to the growth share agreement with Mr. Nacchio to provide that (1) upon completion of the Offerings, the value of the growth shares will be capped at a value generally determined by the Price to Public and (2) the performance cycle will end on a date in 2001 selected by the Company in its sole discretion and communicated to Mr. Nacchio in writing. The

Company expects to grant Mr. Nacchio an option under the Company's Equity Incentive Plan to purchase three million shares of Common Stock. See "--Equity Incentive Plan." The exercise price is equal to the Price to Public. The option will vest 20% per year beginning at the same time as the growth shares and will become fully vested upon Mr. Nacchio's death, disability or retirement. If Mr. Nacchio resigns for good reason (as defined in the growth share agreement) or if the Company terminates his employment other than for cause, he will vest in an amount of one-twelfth of the 20% increment scheduled to vest for the year of termination for each full month of employment with the Company during such year. If the Company terminates his employment without cause or if he resigns for good reason (as defined in the employment agreement, provided that for this purpose the occurrence of a change in control by itself is not good reason), in each case following a change in control, the option will become fully vested. If Mr. Nacchio's employment terminates for any other reason, he will forfeit the unvested portion of his option and retain the vested portion of his option, provided that if his employment is terminated for cause, he can exercise the vested portion of the option only until the first to occur of (1) the date that is six months after the day after his termination or (2) June 30, 2003. He can exercise the vested portions of the option at any time before the option expires. Generally, the option will terminate and expire on June 30, 2003.

  The employment agreement also provides that in order to compensate
Mr. Nacchio for certain benefits from his former employer, AT&T, that Mr. Nacchio may lose or forfeit as a result of his termination of employment and commencement of employment with Qwest, Qwest will pay him $10,735,861, as adjusted (the "equalization payment"). The equalization payment is to be made in three installments. The first installment of $7,232,000 has been paid. The remaining two installments are scheduled to be paid on each of January 1, 1998 ($1,469,861) and 1999 ($2,034,000), with annual interest at the rate of 5% from January 7, 1997 to the date of payment. If Mr. Nacchio's employment is terminated for cause (including any willful misconduct materially detrimental to the Company, felony conviction, or nonfeasance with respect to duties set forth in the employment agreement) on or before December 31, 1999, the agreement provides that he will repay to Qwest a portion of the equalization payment previously paid. If a termination for cause occurs after December 31, 1999, the equalization payment will not be repaid. If Qwest terminates Mr. Nacchio's employment other than for cause or if Mr. Nacchio resigns for good reason, which for this purpose includes a change in control of Qwest or certain other events, Qwest will be obligated to make certain payments to him, including an amount equal to two times his base salary at the rate in effect on the date of employment termination and any installments of the equalization payment that have not yet been made, with interest. Mr. Nacchio will also be entitled to continuation of certain benefits, including welfare benefits and participation in the Growth Share Plan for a two-year period following termination. For this purpose, change in control means the acquisition of 20% or more of Qwest by an individual, entity (not controlled by Philip F. Anschutz) or group if the new acquirors own a larger percentage of Qwest than entities controlled by Philip F. Anschutz. The agreement provides that if Mr. Nacchio receives any payments upon a change in control that are subject to the excise tax of section 4999 of the Internal Revenue Code, Qwest will pay
Mr. Nacchio an amount that reimburses him in full for the excise tax.

GROWTH SHARE PLAN

  The Growth Share Plan was originally adopted by QCC effective November 1, 1993. Qwest adopted, assumed, and continued the Growth Share Plan, effective May 1, 1996. The Growth Share Plan was amended and restated in its entirety, effective October 1, 1996 (the "October 1996 amendment and restatement"). The October 1996 amendment and restatement provides for the grant of "growth shares" to selected employees and directors of Qwest and certain affiliates who can significantly affect the long-term financial success of Qwest. Growth share grants may include additional or different terms and conditions from those described herein. A "growth share" is a unit of value based on the increase in value of Qwest over a specified performance cycle or other specified measuring period. The value of a growth share is generally equal to
(1) the value of Qwest at or near the date of a "triggering event," as defined below, minus (2) the value of Qwest as of a date determined by Qwest's board of directors in its sole discretion at the time of grant of a growth share

("beginning company value"), minus (3) the value of contributions to capital during the period beginning with the date as of which Qwest's value for purposes of the growth share's grant is determined and ending with the date as of which the value of the growth share is determined (the "measuring period") together with an amount equal to 9% of each such contribution made by entities controlled by Philip F. Anschutz, compounded annually, plus (4) dividends paid during the measuring period, divided by (5) 10 million (the total number of growth shares). The value of Qwest as of the last day of the measuring period is determined by independent appraisal; provided that if all classes of Qwest's outstanding equity securities are publicly traded and Qwest is subject to the reporting and disclosure rules of the Securities Exchange Act, the value of Qwest will be based on the trading price of the equity securities over the 20 consecutive trading days ending on the last day of the measuring period.

  Payment for growth shares is generally made at the end of the performance cycle; however, the October 1996 amendment and restatement provides that the outstanding growth shares will be valued and payment will be made upon the termination of the October 1996 amendment and restatement or a "change in control" (defined below), which are referred to as "triggering events." In the case of payments made other than at the end of a performance cycle, Qwest is valued as of the last day of the month following the triggering event, in the case of termination of the October 1996 amendment and restatement, and immediately after the date of the change in control, in the case of a change in control. Generally, payment is made in a single cash payment or in shares of Qwest's common stock, as determined by the board, although Qwest may elect to pay in two equal annual installments, the first installment to be made within 30 days after the growth shares are valued and the second installment to be made one year later with interest at the consolidated prime rate published in The Wall Street Journal. Under the October 1996 amendment and restatement, payment must be made in shares of Qwest's common stock if Qwest's common stock is actively traded on an established securities market, and Qwest is subject to the reporting and disclosure requirements of the Exchange Act.

  The October 1996 amendment and restatement provides that no more than 850,000 of the 10 million growth shares will be outstanding at one time. Growth shares generally vest at 20% for each full year of service after the date of grant. Participants become fully vested in their outstanding growth shares at death, disability or retirement after age 65. If a participant is terminated for cause, he or she will forfeit all vested growth shares. A participant who voluntarily terminates employment will forfeit 25% of his or her vested growth shares. Different vesting arrangements may apply to different participants. A participant who is not 100% vested at the date of a triggering event will be paid for the vested growth shares; however, 25% of the payment will be withheld and will be forfeited if the participant voluntarily terminates employment. Payment will be made for the unvested growth shares if and when they vest.

  Upon a "change of control" of Qwest, the outstanding growth shares will become fully vested. For this purpose, "change of control" is defined as either (A) the acquisition by any individual, entity or group (as defined in the Exchange Act), other than Anschutz Company, The Anschutz Corporation, or any entity controlled by Philip F. Anschutz ("Anschutz Entities"), of beneficial ownership of 20% or more of either (1) the then-outstanding shares of Common Stock or (2) the combined voting power of the then-outstanding voting securities of Qwest entitled to vote generally in the election of directors and the beneficial ownership of the individual, entity or group exceeds the beneficial ownership of the Anschutz Entities or (B) the Anschutz Entities no longer have beneficial ownership of at least 20% of Qwest's common stock or 20% of the combined voting power.

  The October 1996 amendment and restatement provides that growth shares granted prior to October 1, 1996, remain subject to the terms and conditions of the Growth Share Plan that were in effect when the growth shares were granted, unless otherwise agreed in writing by the Participant and Qwest. A total of 253,900 outstanding growth shares were granted under prior versions of the Growth Share Plan (the "Prior Plan"). Those growth shares will become 100% vested (if not previously vested) upon completion of the Offerings and completion of the Offerings will constitute a triggering event with respect to those growth shares, resulting in payment by Qwest to the holders of the value of those growth shares. Under the Prior Plan, in the event of an initial public offering of Qwest's stock, payment may be made either in cash or in shares of Common Stock, as determined in the sole discretion of Qwest. The October 1996 amendment and restatement provides that payment must be made in shares of Qwest's common stock if Qwest's stock is publicly traded; completion of the Offerings, however, will not constitute a triggering event with respect to growth shares issued thereunder.

  Following completion of the Offerings, up to 2,000,000 shares of Common Stock will be issuable to holders of growth shares granted under the Prior Plan. However, the number of shares to be issued may be reduced as follows: holders who are required to agree to refrain from selling Common Stock for 180 days (see "Underwriting") may elect to receive up to 10% of their growth shares in cash; and all holders may elect to have between 28% and 50% of the growth shares in Common Stock withheld or set aside for tax and other withholdings.

  Growth shares granted under the October 1996 amendment and restatement will not be accelerated or triggered by completion of the Offerings. The Company has entered into amendments to the growth share agreements with participants who hold growth shares granted under the October 1996 amendment and restatement. The amendments provide that (1) upon completion of the Offerings, the value of the growth shares will be capped at a value generally determined by the Price to Public and (2) the performance cycle will end on a date in 2001 selected by the Company in its sole discretion and communicated to the participant in writing. The Company has granted the participant an option under the Company's Equity Incentive Plan to purchase a number of shares of Common Stock equal to ten times the number of the participant's growth shares. See "--Equity Incentive Plan." The exercise price is equal to the Price to Public. The options will vest 20% per year beginning at the same time as the growth shares and will become fully vested upon the participant's death, disability, retirement or a change in control of the Company. The options will become exercisable at the rate of 15% per year for each of the first four years and 40% in the fifth year, in each case, on the date of vesting. If the participant is terminated for cause, or if the participant voluntarily terminates employment, he will forfeit all unvested options and the vested portion that is not exercisable. The participant may exercise the exercisable portion of the vested options at any time before the options expire. The options will terminate and expire at the end of the 18-month period following the vesting of the final 20% increment, provided that if the participant is terminated for cause, the vested and exercisable options will terminate and expire six months after the date of termination of employment.

  The Company does not anticipate that any growth shares will be granted after the completion of the Offerings.

  The first growth shares were granted as of November 1, 1993. As of April 15, 1997, a total of 631,900 growth shares had been granted and were outstanding. The following table shows the growth shares that were granted to the named executive officers prior to 1996. All of the growth shares have a measuring period commencing November 1, 1993, a performance cycle commencing November 1, 1993 and ending November 1, 1998, and a beginning company value of $50 million. All of the growth shares vest in annual 20% increments; the first annual increment vested on the date shown in the table.

                                                                         INITIAL
                                                    GRANT    NUMBER OF   VESTING
   NAME                                             DATE   GROWTH SHARES  DATE
   ----                                            ------- ------------- -------
   Robert Woodruff................................  8/8/94    40,000      8/8/95
   Anthony Brodman................................ 11/1/93    25,000     11/1/94
   A. Dean Wandry.................................  9/6/94    35,000      9/6/95
   Joseph DePetro................................. 11/1/93    25,000     11/1/94

Messrs. Slater, Polson, and Liebhaber, directors of Qwest, have each been granted a total of 20,000, 7,500, and 10,000 growth shares, respectively.

  The following table shows the growth shares granted in 1996 to the named individuals in the Summary Compensation Table:

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                  NUMBER OF
   NAME                                         GROWTH SHARES PERFORMANCE PERIOD
   ----                                         ------------- ------------------
   Anthony Brodman.............................     2,500     January 1, 1997 to
                                                              December 31, 2001

The growth shares were granted as of October 1, 1996 and will vest in annual increments of 20% on each October 1, beginning October 1, 1997. The growth shares have a measuring period commencing November 1, 1993 and a beginning company value of $50 million.

EQUITY INCENTIVE PLAN

  The Company adopted the Qwest Communications International Inc. Equity Incentive Plan (the "Equity Incentive Plan") effective immediately before completion of the Offerings.

  The Equity Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants to key employees of the Company and affiliated companies and key consultants to the Company and affiliated companies. A maximum of 10,000,000 shares of Common Stock may be subject to awards under the Equity Incentive Plan. The number of shares is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in the Common Stock. Shares of Common Stock covered by unexercised non-qualified or incentive stock options that expire, terminate or are canceled, together with shares of Common Stock that are forfeited pursuant to a restricted stock grant or any other award (other than an option) under the Equity Incentive Plan or that are used to pay withholding taxes or the option exercise price, will again be available for option or grant under the Equity Incentive Plan.

  Participation. The Equity Incentive Plan provides that awards may be made to eligible employees and consultants who are responsible for the Company's growth and profitability. The Company currently considers all of its employees and consultants to be eligible for grant of awards under the Equity Incentive Plan. As of May 31, 1997, there were approximately 950 eligible participants.

  Administration. The Equity Incentive Plan is administered by the Company's Compensation Committee (the "Committee"). The Committee must be structured at all times so that it satisfies the "non-employee director" requirement of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). To the extent practicable, the Company intends to satisfy the similar requirement for administration by "outside" directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to grants to employees whose compensation is subject to Section 162(m) of the Code. The Committee has the sole discretion to determine the employees and consultants to whom awards may be granted under the Equity Incentive Plan and the manner in which such awards will vest. Options, stock appreciation rights, restricted stock and stock units are granted by the Committee to employees and consultants in such numbers and at such times during the term of the Equity Incentive Plan as the Committee shall determine, except that the maximum number of shares subject to one or more awards that can be granted during the term of the Equity Incentive Plan to any employee or consultant is 10,000,000 shares of Common Stock, and except that incentive options may be granted only to employees. In granting options, stock appreciation rights, restricted stock and stock units, the Committee will take into account such factors as it may deem relevant in order to accomplish the Equity Incentive Plan's purposes, including one or more of the following: the extent to which performance goals have been met, the duties of the respective employees and consultants and their present and potential contributions to the Company's success.

  Exercise. The Committee determines the exercise price for each option; however, incentive stock options must have an exercise price that is at least equal to the fair market value of the Common

Stock on the date the incentive stock option is granted (at least equal to 110% of fair market value in the case of an incentive stock option granted to an employee who owns Common Stock having more than 10% of the voting power). An option holder may exercise an option by written notice and payment of the exercise price in (i) cash or certified funds, (ii) by the surrender of a number of shares of Common Stock already owned by the option holder for at least six months with a fair market value equal to the exercise price, or
(iii) through a broker's transaction by directing the broker to sell all or a portion of the Common Stock to pay the exercise price or make a loan to the option holder to permit the option holder to pay the exercise price. Option holders who are subject to the withholding of federal and state income tax as a result of exercising an option may satisfy the income tax withholding obligation through the withholding of a portion of the Common Stock to be received upon exercise of the option. Options, stock appreciation rights, stock units and restricted stock awards granted under the Equity Incentive Plan are not transferable other than by will or by the laws of descent and distribution.

  Change in Control. All awards granted under the Equity Incentive Plan shall immediately vest upon any "change in control" of the Company unless provided otherwise by the Committee at the time of grant. A "change in control" occurs if (i) 20% or more of the Company's voting stock or outstanding stock is acquired by persons or entities (other than any entity controlled by Philip F. Anschutz ("Anschutz Entities")) and the beneficial ownership so acquired exceeds the beneficial ownership of the Anschutz Entities or (ii) the Anschutz Entities no longer have beneficial ownership of at least 20% of the Company's voting stock or outstanding stock.

  Merger and Reorganization. Upon the occurrence of (i) the reorganization (other than a bankruptcy reorganization), merger or consolidation of the Company (other than a reorganization, merger or consolidation in which the Company is the continuing company and that does not result in any change in the outstanding shares of Common Stock), (ii) the sale of all or substantially all of the assets of the Company (other than a sale in which the Company continues as a holding company of an entity that conducts the business formerly conducted by the Company), or (iii) the dissolution or liquidation of the Company, all outstanding options will terminate automatically when the event occurs if the Company gives the option holders 30 days' prior written notice of the event. Notice is also given to holders of other awards. Notice is not required for a merger or consolidation or for a sale if the Company, the successor, or the purchaser makes adequate provision for the assumption of the outstanding options or the substitution of new options or awards on terms comparable to the outstanding options or awards. When the notice is given, all outstanding options fully vest and can be exercised prior to the event and other awards become exercisable and payable.

  Amendment and Termination. The Board may amend the Equity Incentive Plan in any respect at any time provided shareholder approval is obtained when necessary or desirable, but no amendment can impair any option, stock appreciation rights, awards or units previously granted or deprive an option holder, without his or her consent, of any Common Stock previously acquired. The Equity Incentive Plan will terminate in 2007 unless sooner terminated by the Board.

  Federal Income Tax Consequences of Exercise of Options Under the Equity Incentive Plan. When a non-qualified stock option is granted, there are no income tax consequences for the option holder or the Company. When a non-qualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. If, however, the option holder exercises the non-qualified option within six months after it was granted and if the sale of the Common Stock at a profit would subject the option holder to liability under Section 16(b) of the Exchange Act ("Section 16(b)"), the option holder will recognize compensation income equal to the excess of (i) the fair market value of the Common Stock on the earlier of the date that is six months after the date of exercise or the date the option holder can sell the Common Stock without Section 16(b) liability over (ii) the exercise price. The option holder can make an election under section 83(b) of the Code to measure the compensation as of the date the non-qualified option is exercised. The compensation recognized by an employee is subject to income tax withholding. The Company is entitled to a deduction equal to the compensation recognized by the option holder for the Company's taxable year that ends with or within the taxable year in which the option holder recognized the compensation, assuming the compensation amounts satisfy the ordinary and necessary and reasonable compensation requirements for deductibility.

  When an incentive stock option is granted, there are no income tax consequences for the option holder or the Company. When an incentive option is exercised, the option holder does not recognize income and the Company does not receive a deduction. The option holder, however, must treat the excess of the fair market value of the Common Stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder makes a "disqualifying disposition" of the Common Stock (described below) in the same taxable year the incentive stock option was exercised, there are no alternative minimum tax consequences.

  If the option holder disposes of the Common Stock after the option holder has held the Common Stock for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for the option holder. The Company is not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the Common Stock by disposing of the Common Stock before it has been held for at least two years after the date the incentive option was granted and one year after the date the incentive option was exercised, the option holder recognizes compensation income equal to the excess of (i) the fair market value of the Common Stock on the date the incentive option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. At present, the Company is not required to withhold income or other taxes. The Company is entitled to a deduction equal to the compensation recognized by the option holder for the Company's taxable year that ends with or within the taxable year in which the option holder recognized the compensation, assuming the compensation amounts satisfy the ordinary and necessary and reasonable compensation requirements for deductibility.

  The Equity Incentive Plan provides that option holders are responsible for making appropriate arrangements with the Company to provide for any additional withholding amounts. Furthermore, the Company shall have no obligation to deliver shares of Common Stock upon the exercise of any options, stock appreciation rights, awards or units under the Equity Incentive Plan until all applicable federal, state and local income and other tax withholding requirements have been satisfied.

  The Company expects to grant options to certain holders of growth shares. See "--CEO Employment Agreement" and "--Growth Share Plan" above.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The employment agreement between Qwest and Joseph P. Nacchio, which includes provision for a payment if Mr. Nacchio resigns following a change in control, is described under "--CEO Employment Agreement" above.

  In November 1996 QCC extended Robert S. Woodruff an unsecured, noninterest-bearing loan in the principal amount of $100,000. The principal amount is forgiven in monthly increments of $2,083 beginning December 1, 1996. If Mr. Woodruff terminates employment voluntarily or if QCC terminates his employment on account of willful misconduct, QCC may declare the unforgiven outstanding principal amount due and payable within 45 days after the date he terminates employment. If Mr. Woodruff's employment terminates for any other reason, the outstanding principal balance will be forgiven. In December 1996, QCC and Mr. Woodruff entered into a letter agreement to provide that if his employment is terminated for reasons other than willful misconduct, he will receive either a lump sum payment equal to one year's compensation at his then current rate or payment in accordance with QCC's severance policy then in effect, as he elects.

  Douglas H. Hanson resigned his position as President and Chief Executive Officer of QCC effective as of November 11, 1996. QCC, The Anschutz Corporation, Anschutz Company, and Mr.

Hanson entered into an agreement (the "Agreement") to provide for Mr. Hanson's termination. Pursuant to the Agreement, QCC will pay Mr. Hanson $9,000,000, payable in three equal installments. The first installment was paid January 2, 1997; the two remaining installments are scheduled to be paid on January 2, 1998 and 1999 with accrued interest at the annual rate of 6%. Anschutz Company, Qwest's parent, unconditionally guaranteed these payments. The Agreement provides that QCC will continue Mr. Hanson's health, disability or life insurance coverage, or provide comparable coverage through November 10, 1997 unless Mr. Hanson obtains such coverage from any other source before November 10, 1997, and that QCC will transfer to Mr. Hanson his home office computer, facsimile machine and copying machine. As described above in the Summary Compensation Table, QCC paid Mr. Hanson for his accrued but unused vacation time. The Anschutz Corporation agreed to forgive the $1,000,000 outstanding amount that Mr. Hanson owed pursuant to a promissory note in favor of The Anschutz Corporation and to release the mortgage and deed of trust securing the promissory note. Mr. Hanson agreed that for a period of 36 months he will not compete with QCC by owning, operating, consulting for, or being connected in any way with any business that competes with QCC in the construction or sale of fiber optic systems or by soliciting or contacting QCC's customers or any person identified as a QCC customer within twelve months before the Agreement was signed. However, Mr. Hanson, together with his wife, children, and parents may own up to 5% of the stock of a corporation that is a direct competitor of QCC in the construction and sale of fiber optic cable systems. Mr. Hanson agreed not to disclose any confidential information in connection with the construction and sale of fiber optic cable systems for a period of 36 months and not to disclose any other confidential information that would adversely affect QCC or its business for six months, in both cases without QCC's prior written permission, which QCC may withhold in its reasonable discretion. The Agreement provides for Mr. Hanson's release of all rights under the Growth Share Plan, see "--Growth Share Plan" above, and for the parties' mutual releases of all claims for acts or omissions prior to the date of the Agreement.

  The Growth Share Plan provides that, upon a change in control, the outstanding growth shares will become fully vested. See "--Growth Share Plan" above.

  The Equity Incentive Plan provides that, upon a change in control, all awards granted under the Equity Incentive Plan will vest immediately. See "-- Equity Incentive Plan" above.

DIRECTOR COMPENSATION

  Directors who are officers or employees of Qwest or any of its affiliates do not receive compensation, except as officers or employees of Qwest or its affiliates. Mr. Liebhaber has a consulting agreement with QCC that is described under "Certain Transactions." The consulting agreement provides that he will be paid an annual retainer fee of $250,000 plus reimbursement for out-of-pocket expenses not to exceed $10,000 without QCC's prior approval. Mr. Liebhaber agreed to waive director's fees in consideration for these payments.

Audit Committee. The Board established an Audit Committee in May 1997 to: (i) make recommendations concerning the engagement of independent public accountants; (ii) review with Company management and the independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits; (iii) approve the professional services provided by the independent public accountants; (iv) review the adequacy and effectiveness of the Company's internal accounting controls; and (v) perform any other duties and functions required by any organization under which the Company's securities may be listed. Cannon Y. Harvey, Jordan L. Haines and W. Thomas Stephens will be the members of the Audit Committee after completion of the Offerings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company did not have a Compensation Committee during 1996. The Chairman performed the functions of a Compensation Committee with respect to determining compensation of senior executive officers of Qwest and QCC. In December 1996, the board of directors of the Company's predecessor company created a Compensation Committee and appointed Philip F. Anschutz and Cannon Y. Harvey to serve on the committee. The Compensation Committee determines the salaries, cash bonuses, and fringe benefits of the executive officers, reviews the salary administration and benefit policies of the Company and administers the Growth Share Plan and the Equity Incentive Plan.

  Mr. Anschutz is a Director and Chairman of Qwest, a Director of QCC, a Director and Chairman of Anschutz Company, Qwest's parent, and a Director and Chairman of The Anschutz Corporation, a subsidiary of Anschutz Company. Mr. Harvey is a Director of Qwest and QCC and President and Chief Operating Officer of Anschutz Company and The Anschutz Corporation.

                             PRINCIPAL STOCKHOLDER

  The Company is wholly owned directly by Anschutz Company, a Delaware corporation, of which Mr. Philip F. Anschutz is the direct, sole owner. After completion of the Offerings, assuming no exercise of the over-allotment options granted to the Underwriters, Mr. Anschutz will be the beneficial owner of 86.5% of the outstanding shares of Common Stock. The Company has granted a warrant to Anschutz Family Investment Company LLC, an affiliate of Anschutz Company, to purchase 4,300,000 shares of Common Stock after giving effect to the increase in the authorized capital stock of Qwest and the stock dividend effected prior to the Offerings. See "Certain Transactions." Anschutz Company has granted or expects to grant from time to time security interests in all or part of its shares of the Common Stock in connection with transactions entered into by it or its affiliates. Although not anticipated, under certain circumstances, shares of Common Stock could be sold pursuant to such security interests, which could result in a change of control of the Company for purposes of Delaware law.

                             CERTAIN TRANSACTIONS

  The Company has easement agreements with certain railroads owned by Union Pacific Corporation ("Union Pacific") arising from the 1996 merger between a subsidiary of Union Pacific and Southern Pacific Rail Corporation ("Southern Pacific"). The Company's sole beneficial owner, Mr. Philip F. Anschutz, was the principal stockholder of Southern Pacific prior to the merger and is the largest shareholder (holding approximately 5.2%) of Union Pacific. The easement agreements provide for payment by the Company to Southern Pacific of specified amounts based on miles of conduit used by the Company or sold to third parties. The amounts paid by the Company to Southern Pacific under these easement agreements for the years 1996, 1995 and 1994 and to reimburse Southern Pacific for expenses related to the construction, operation and maintenance of the Company's fiber optic system were approximately $3.5 million, $2.2 million and $0.9 million, respectively.

  In October and November 1996, Union Pacific entered into agreements with the Company to survey, construct and operate a fiber optic telecommunications system on Union Pacific rights-of-way between Alazon, Nevada and Salt Lake City, Utah. Fees paid or accrued by the Company during 1996 pursuant to these agreements totaled $0.9 million.

  Southern Pacific performed certain administrative functions for the Company for which it charged the Company approximately $0.1 million for 1994. Charges to the Company were not material in amount for each of the years 1996 and 1995. The Company provides telecommunications services to Southern Pacific. For these services, Southern Pacific paid the Company $1.6 million, $3.6 million and $3.4 million in the years 1996, 1995 and 1994, respectively.

  Certain affiliates of Anschutz Company indirectly provide facilities to the Company at prevailing market rates. The Company rents its corporate office in Denver, Colorado from a limited partnership in which Mr. Anschutz serves as a general partner and indirectly holds limited partner interests and rents certain telecommunications equipment used by the Company at its corporate office from an affiliate of Anschutz Company. Such expenses totaled $0.3 million, $1.2 million and $1.0 million in the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively, and were not material in amount in 1994.

  Affiliates of Anschutz Company incur certain costs on the Company's behalf, including primarily insurance and corporate transportation services, and allocate such costs to the Company based on actual usage. The cost to the Company for such services was approximately $0.8 million, $2.1 million and $2.5 million for the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995, respectively, and was not material in 1994.

  The Company historically has received capital contributions and noninterest-bearing advances from Anschutz Company and an affiliate of Anschutz Company to fund operations. The Company received capital contributions from Anschutz Company of $28.0 million and $20.9 million in 1995 and 1994, respectively. Neither Anschutz Company nor any of its affiliates made cash capital contributions to the Company during 1996. Outstanding advances totaled $19.1 million at December 31, 1996 and approximately $28.0 million at March 31, 1997.

  Effective May 23, 1997, the Company sold to the Anschutz Family Investment Company LLC, for $2.3 million in cash, a warrant to acquire 4,300,000 shares of Common Stock at an exercise price of $28.00 per share, exercisable on May 23, 2000. The warrant is not transferable. Shares of Common Stock issued upon exercise of the warrant would be subject to restrictions on sale and transfer for two years after exercise. Anschutz Company is the manager of, and owns a 1% equity interest in, the Anschutz Family Investment Company LLC, and a trust, of which members of Mr. Anschutz's immediate family are beneficiaries, owns the remainder of the equity interests.

  The Company has a tax sharing agreement with Anschutz Company that provides for the allocation of tax liabilities and benefits. In general, the agreement requires the Company to pay to Anschutz Company the applicable income taxes for which the Company would be liable if it filed a separate return and requires Anschutz Company to pay the Company for losses or credits which would have resulted in a refund of taxes as if the Company had filed a separate return. The payments under the agreement may be made in the form of cash, setoffs, contributions to capital, dividends, notes or any combination of the foregoing. The tax benefits payable to the Company under the existing agreement through December 31, 1996 ($11.1 million) were forgiven.

  The tax sharing agreement was amended, effective as of January 1, 1997 (the "Effective Date"), to provide that the Company will be responsible to Anschutz Company to the extent of income taxes for which the Company would have been liable if it had filed a separate return after giving effect to any loss or credit carryover belonging to the Company from taxable periods after the Effective Date. Anschutz Company will be responsible to the Company to the extent an unused loss or credit can be carried back to an earlier taxable period after the Effective Date.

  The ABN AMRO $100.0 million revolving credit facility and $50.0 million line of credit are collateralized by shares owned and pledged by an affiliate of Anschutz Company. For a description of these facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

  Anschutz Company has guaranteed a QCC construction loan with an outstanding balance at March 31, 1997 of approximately $15.0 million. The construction loan pertains to a network construction project undertaken by QCC for an interexchange carrier. The guarantee is limited to indemnification against defective construction, warranty or other claims of the interchange carrier that would reduce or eliminate the interexchange carrier's obligation to pay QCC. In addition, Anschutz Company has guaranteed bonds totaling $175.0 million furnished by the Company to support its construction obligations under the Frontier contract for sale of dark fiber. See "Business--The Qwest Network--Dark Fiber and High Volume Capacity Sales." The Company has agreed to indemnify Anschutz Company and its subsidiaries against any cost or losses incurred by any of them as a result of their providing credit support to the Company (in the form of collateral pledges, guarantees, bonds or otherwise).

  Richard T. Liebhaber, a Director of the Company, entered into a consulting agreement with an affiliate of Anschutz Company in December 1996 to provide consulting services in 1997 and serve on the board of directors of Qwest and its subsidiaries upon request. The agreement was assigned to the Company in February 1997. Mr. Liebhaber is required under the contract to provide a minimum of 30 days of consulting services to QCC during 1997 and will be paid $250,000 plus out-of-pocket expenses not to exceed $10,000. Mr. Liebhaber, was granted 10,000 growth shares, effective December 1, 1996, with a performance cycle ending December 31, 2001. See "Management--Growth Share Plan."

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the capital stock of the Company does not purport to be complete and is subject to the provisions of the Certificate of Incorporation and By-laws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  Pursuant to the Certificate of Incorporation, the Company has authority to issue 425,000,000 shares of capital stock, consisting of 400,000,000 shares of Common Stock, par value $.01 per share, and 25,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As of March 31, 1997, the Common Stock was held solely by Anschutz Company.

  As of March 31, 1997, on a pro forma basis as adjusted to reflect a stock dividend of 86,490,000 shares effected prior to the Offerings, 86,500,000 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. The rights of the holders of Common Stock discussed below are subject to such rights as the Board may hereafter confer on the holders of Preferred Stock; accordingly, rights conferred on holders of Preferred Stock that may be issued in the future under the Certificate of Incorporation may adversely affect the rights of the holders of Common Stock.

  Effective May 23, 1997, the Company sold to the Auschutz Family Investment Company LLC a warrant to acquire 4,300,000 shares of Common Stock, exercisable on May 23, 2000. See "Certain Transactions."

COMMON STOCK

  Voting Rights. Each holder of the Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company and, together with the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Holders of the Common Stock are entitled to one vote per share.

  Liquidation Rights. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock and holders of any class or series of stock entitled to participate therewith, shall become entitled to participate in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

  Dividends. Dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith when and as declared by the Board. See "Dividend Policy."

AUTHORIZED PREFERRED STOCK

  The Certificate of Incorporation authorizes the Board, from time to time and without further stockholder action, to provide for the issuance of up to 25,000,000 shares of Preferred Stock, par value $.01 per share, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the Board has not provided for the issuance of any series of such Preferred Stock and there are no agreements or understandings for the issuance of any such Preferred Stock. Through its broad discretion with respect to the creation and issuance of Preferred Stock without stockholder approval, the Board could adversely affect the voting power of the holders of Common Stock and, by issuing shares of Preferred Stock with certain voting, conversion or redemption rights or all of them, could discourage any attempt to obtain control of the Company.

CERTAIN CHARTER AND STATUTORY PROVISIONS

  The Company's Certificate of Incorporation and By-laws include certain provisions that may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. See "Risk Factors--Anti-Takeover Provisions."

  The Company's Certificate of Incorporation places certain restrictions on who may call a special meeting of stockholders. In addition, the Company's Board of Directors has the authority to issue up to 25,000,000 shares of Preferred Stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of such shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present intention to issue such shares of Preferred Stock.

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. The application of Section 203 could have the effect of delaying or preventing a change of control of the Company.

  The Certificate of Incorporation allows the Company to require certifications with respect to beneficial ownership of Common Stock by "aliens." For purposes of this restriction, the term "alien" means aliens and their representatives, foreign governments and their representatives and corporations organized under the laws of a foreign country. The Communications Act of 1934 limits the ownership by non-U.S. citizens, foreign corporations and foreign governments of an entity directly or indirectly holding a common carrier radio license. See "Business--Regulation."

  Certain provisions of the Company's By-laws may have the effect of delaying or preventing changes in control or management of the Company. See "Risk Factors--Anti-Takeover Provisions."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offerings, there has been no public market for the Common Stock. Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.

  Upon completion of the Offerings, assuming no exercise of the over-allotment options granted to the Underwriters, the Company will have 100,000,000 shares of Common Stock outstanding, including 13,500,000 Shares of Common Stock offered hereby and 86,500,000 "restricted" shares of Common Stock. The restricted shares of Common Stock generally will be eligible for sale under Rule 144 as currently in effect, beginning in February 1998.

  The Shares offered hereby will be freely tradable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. The holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act.

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the holder is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability for current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any "affiliate" of the Company, and the holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Equity Incentive Plan, thus permitting the resale of such shares by non-affiliates upon issuance in the public market without restriction under the Securities Act. Such registration statement will automatically become effective immediately upon filing. Following completion of the Offerings, approximately 2,000,000 shares of Common Stock will be issuable to certain holders of growth shares under the Growth Share Plan. To the extent such shares are issued, they will be either freely tradeable or eligible for sale under Rule 144; however approximately 59% of the issuable shares will be subject to the lock-up restrictions described below. See "Management--Growth Share Plan."

  Subject to certain exceptions, the Company, its parent and certain directors and officers of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for 180 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE NOTES

  On March 31, 1997, Qwest issued and sold $250.0 million in principal amount of its 10 7/8% Senior Notes Due 2007 (the "Notes") to a group of institutional and accredited investors. The Indenture for the Notes contains certain covenants that, among other things, limit the ability of Qwest and certain of its subsidiaries (the "Restricted Subsidiaries") to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of Qwest or its Restricted Subsidiaries, issue or sell capital stock of Qwest's Restricted Subsidiaries or enter into certain mergers and consolidations. In addition, under certain limited circumstances, Qwest will be required to offer to purchase the Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, with the excess proceeds of certain asset sales. In the event of a Change of Control (as defined in the Indenture), holders of the Notes will have the right to require Qwest to purchase all of their Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. The Indenture relating to the Notes is an exhibit to the Registration Statement of which this Prospectus is a part. Generally, the Notes are redeemable, at the option of the Company, at stated premiums over par on or after April 1, 2002, and up to 35% of the Notes may be redeemed at a premium over par prior to April 1, 2000 with the proceeds of certain public stock offerings.

  The Company entered into a Registration Agreement dated March 31, 1997 (the "Registration Agreement") with the initial purchasers of the Notes (the "Initial Purchasers") for the benefit of the holders of the Notes. Pursuant to the Registration Agreement the Company agreed, for the benefit of the holders, that it will, at its cost, (a) file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer (the "Exchange Offer") to exchange the Notes for a series of notes (the "New Notes") with terms identical in all material respects to the Notes (except that the New Notes will not contain terms with respect to registration rights or transfer restrictions) or (b) in lieu of the Exchange Offer Registration Statement, file a shelf registration statement (the "Shelf Registration Statement") with respect to registration of resales of the Notes. If (i) the Exchange Offer Registration Statement has not been filed with the Commission within 90 days after March 31, 1997 (the "Closing Date") or declared effective within 150 days after the Closing Date, or the Exchange Offer has not been consummated within 180 days after the Closing Date or (ii) in lieu thereof, the Shelf Registration Statement has not been filed with the Commission and declared effective within 210 days after the Closing Date or
(iii) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, as the case may be, it thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or New Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) through (iii), a "Registration Default"), additional interest ("Liquidated Interest") will accrue on the Notes and the New Notes (in addition to the stated interest on the Notes and the New Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Liquidated Interest will be payable in cash semiannually in arrears each April 1 and October 1, at a rate per annum equal to 0.50% of the principal amount of the Notes during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum of the principal amount of the Notes at the end of each subsequent 90-day period, but in no event shall such rates exceed 2.00% per annum in the aggregate regardless of the number of Registration Defaults.

CREDIT FACILITIES

  QC is the borrower under a $100.0 million revolving credit facility with certain commercial lending institutions and ABN AMRO North America, Inc. as agent for the lenders. The credit facility is secured by pledges of publicly traded stock owned by an affiliate of Anschutz Company and is being used to provide working capital and capital expansion funds to QCC. The credit facility is structured as a three-year revolving bank credit facility which converts to a two-year term loan that matures on April 2, 2001. Borrowings bear interest at an adjustable rate based on the agent's prime rate or LIBOR plus an applicable margin. On March 31, 1997, the Company paid down the $80.0 million balance under this facility with a portion of the net proceeds of the sale of the Notes. In May 1997 (following receipt of the proceeds under the GTE agreement), the Company borrowed $28.0 million under this facility and used this amount to repay all outstanding advances from the Company's parent, the proceeds of which were used to fund network construction capital expenditures and working capital. The outstanding balance under this facility was repaid with cash generated from operations.

  The facility contains covenants that, among other things, restrict QC's use of the loan proceeds to working capital, capital expenditures and general corporate purposes of QC and its subsidiaries and limit QC's ability to make certain dividends, distributions or investments, and mergers. The facility also requires certain collateral value to outstanding amount ratios to be maintained. The facility generally permits dividends or distributions on capital stock in amounts necessary to service scheduled principal and interest payments on debt of the Company of up to a maximum of $450.0 million principal amount plus amounts not to exceed 50% of consolidated net income, and other amounts for certain taxes and an annual $2.0 million basket. The facility contains certain events of default including, among other things, failure to pay, breach of the agreement and insolvency. An event of default also occurs if obligations under the facility cease to rank pari passu with other unsecured obligations. Upon the occurrence of an event of default, the facility permits the lenders to declare all outstanding borrowings to be immediately due and payable and to proceed against the collateral.

  QC also has a one year $50.0 million line of credit from ABN AMRO. The facility is secured by pledges of publicly traded stock owned by an affiliate of Anschutz Company and is being used to provide working capital to QCC. The facility contains, except for terms of repayment, substantially identical terms as the $100.0 million revolving credit facility described above. No amounts are, or ever have been, outstanding under the facility.

  The Company intends to terminate the latter two existing credit facilities totalling $150.0 million as soon as practicable after completion of the Offerings. The Company intends to obtain new bank credit facilities of lesser amount, which may be secured or unsecured, as permitted under the Indenture. The Company is in discussions with various potential lenders in this regard. The Company also may issue other public or private debt. No credit support will be provided by the Company's parent for any new facilities. No assurance can be given as to when or whether the Company will be able to obtain new credit facilities on acceptable terms.

VENDOR FINANCING

  The Company and Nortel, individually and as agent for itself and other specified lenders, entered into a $90.0 million credit agreement dated as of May 6, 1997 to finance the transmission electronics equipment to be purchased from Nortel under a procurement agreement. Under this credit agreement, the Company may borrow funds as it purchases the equipment to fund up to 75% of the purchase price of such equipment and related engineering and installation services provided by Nortel, with the purchased equipment and related items serving as the collateral for the loans. Principal amounts outstanding under the credit agreement will be payable in quarterly installments commencing on June 30, 2000, with repayment in full due and payable on March 31, 2004. Borrowings will bear interest at the Company's option at either: (i) a floating base rate announced by a designated reference bank plus an applicable margin; or (ii) LIBOR plus an applicable margin.

  The credit agreement contains covenants that, among other things, restrict application of the loan proceeds to the purchase of the Nortel equipment and related engineering and installation services provided by Nortel, place limitations on certain asset dispositions and sales of collateral, and require

QCC's direct compliance with the debt-service ratios to which it is subject as a Restricted Subsidiary under the Indenture for the Notes. Initial extensions of credit are subject to certain conditions, among others, requiring that QCC deliver to the agent for the benefit of the lenders security interests, in form and substance satisfactory to the agent, in the equipment to be purchased. The credit agreement generally permits QCC to pay dividends and make distributions in respect to its capital stock except where such payments would impair QCC's ability, for the three-month period following such dividend or distribution, to repay indebtedness incurred under the credit agreement, and authorizes QCC to pay dividends and make distributions to Qwest in order to allow Qwest to satisfy its obligations with respect to the Notes and other debt that is solely an obligation of Qwest. The credit agreement contains certain events of default including, among other things, failure to pay, breach of the agreement and insolvency. Upon the occurrence of an event of default, the credit agreement permits the agent to declare all borrowings to be immediately due and payable, terminate loan commitments and/or proceed against the collateral.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement among the Company and the U.S. Underwriters (the "U.S. Underwriting Agreement"), the Company has agreed to sell to each of the U.S. Underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters, for whom Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representatives (the "U.S. Representatives"), has severally agreed to purchase the number of Shares set forth opposite its name below:

                                                                    UNDERWRITING
    U.S. UNDERWRITERS                                                COMMITMENT
    -----------------                                               ------------
   Salomon Brothers Inc ...........................................
   Donaldson, Lufkin & Jenrette Securities Corporation.............
   Goldman, Sachs & Co. ...........................................
   Merrill Lynch, Pierce, Fenner & Smith
         Incorporated..............................................
                                                                     ----------
     Total.........................................................  11,500,000
                                                                     ==========

  The Company has been advised by the U.S. Representatives that the several U.S. Underwriters initially propose to offer such Shares to the public at the Price to Public set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $    per Share. The
U.S. Underwriters may allow, and such dealers may re-allow, a concession not
in excess of $    per Share to other dealers. After the Offerings, the Price to Public and such concessions may be changed.

  The Company has granted to the U.S. Underwriters and the international underwriters (the "International Underwriters" and, collectively with the U.S. Underwriters, the "Underwriters") options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 2,025,000 additional shares of Common Stock from the Company at the Price to Public less the Underwriting Discount, solely to cover over-allotments. To the extent that the U.S. Underwriters and the International Underwriters exercise such options, each of the U.S. Underwriters and the International Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's or International Underwriter's initial commitment.

  The Company has entered into an International Underwriting Agreement with the International Underwriters named therein, for whom Salomon Brothers International Limited, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman Sachs International and Merrill Lynch International are acting as the representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), providing for the concurrent offer and sale of 2,000,000 Shares (in addition to the shares covered by the over-allotment options described above) outside the United States and Canada. Both the U.S. Underwriting Agreement and the International Underwriting Agreement provide that the obligations of the U.S. Underwriters and the International Underwriters are such that if any of the Shares are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement, or by the International Underwriters pursuant to the International Underwriting Agreement, all the Shares agreed to be purchased by either the U.S. Underwriters or the International Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The Price to Public and Underwriting Discount per Share for the U.S. Offering and the International Offering will be identical. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering.

  Each U.S. Underwriter has severally agreed that, as part of the distribution of the 11,500,000 Shares offered by the U.S. Underwriters, (i) it is not purchasing any Shares for the account of anyone other than a United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute this Prospectus to any person outside of the United States or Canada, or to anyone other than a United States or Canadian Person and (iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of anyone other than a United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares outside of the United States or Canada, or to anyone other than a United States or Canadian Person or to any other dealer who does not so represent and agree. Each International Underwriter has severally agreed that, as part of the distribution of the 2,000,000 Shares offered by the International Underwriters, (i) it is not purchasing any Shares for the account of any United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any Prospectus relating to the International Offering to any person in the United States or Canada, or to any United States or Canadian Person and
(iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of any United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares in the United States or Canada, or to any United States or Canadian Person or to any other dealer who does not so represent and agree.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of its source (other than any non-United States or non-Canadian branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Shares as may be mutually agreed. The price of any Shares so sold shall be the Price to Public, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of Shares initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

  Any offer of the Shares in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer is made.

  The U.S. Underwriting Agreement provides that the Company will indemnify the U.S. Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the U.S. Underwriters may be required to make in respect thereof.

  Subject to certain exceptions, the Company, its parent and certain directors and officers of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 180 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc.

  At the Company's request, the U.S. Underwriters have reserved up to 675,000 shares of Common Stock (the "Directed Shares") for sale at the Price to Public to persons who are directors, officers or employees of, or otherwise associated with, the Company and who have advised the Company of their desire to purchase such Shares. The number of Shares of Common Stock available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any Shares not so purchased will be offered by the U.S. Underwriters on the same basis as all other Shares offered hereby.

  During and after the Offerings, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers in respect of the Shares of Common Stock sold in the Offerings for their account may be reclaimed by the syndicate if such Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market.

  Prior to the Offerings, there has been no public market for the Common Stock. The Price to Public will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the Price to Public are prevailing market conditions, the market values of publicly traded companies that the Underwriters believe to be somewhat comparable to the Company, the demand for the Shares and for similar securities of publicly traded companies that the Underwriters believe to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and other factors deemed relevant. There can be no assurance that the prices at which the Shares will sell in the public market after the Offerings will not be lower than the Price to Public.

                                 LEGAL MATTERS

  The validity of the Common Stock and certain other legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203. The validity of the Common Stock is being passed upon for the Underwriters by their counsel, Shearman & Sterling, 599 Lexington Avenue, New York, NY 10022-6069.

                                    EXPERTS

  The financial statements and schedules of Qwest Communications International Inc. as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report, dated February 19, 1997, except as to note 1, paragraph (i) and note 18, which are as of May 23, 1997, of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is not currently subject to the information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Offerings, the Company will be required to file reports and other information with the Securities and Exchange Commission (the "Commission") pursuant to the informational requirements of the Exchange Act. The Company intends to furnish its stockholders with Annual Reports containing Consolidated Financial Statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each year.

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Company will issue annual and quarterly reports. Annual reports will include audited financial statements prepared in accordance with accounting principles generally accepted in the United States and a report of its independent auditors with respect to the examination of such financial statements. In addition, the Company will issue to its securityholders such other unaudited quarterly or other interim reports as it deems appropriate.

  The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets of Qwest Communications International Inc. and
 Subsidiaries as of December 31, 1996 and 1995 and March 31, 1997 (Unau-
 dited)...................................................................  F-3
Consolidated Statements of Operations of Qwest Communications Interna-
 tional Inc. and
 Subsidiaries for the years ended December 31, 1996, 1995 and 1994 and the
 Three Months Ended March 31, 1997 and 1996 (Unaudited)...................  F-4
Consolidated Statements of Stockholder's Equity of Qwest Communications
 International Inc. and Subsidiaries for the years ended December 31,
 1996, 1995 and 1994 and the Three Months Ended March 31, 1997 and 1996
 (Unaudited)..............................................................  F-5
Consolidated Statements of Cash Flows of Qwest Communications Interna-
 tional Inc. and
 Subsidiaries for the years ended December 31, 1996, 1995 and 1994 and the
 Three Months Ended March 31, 1997 and 1996 (Unaudited)...................  F-6
Notes to Consolidated Financial Statements of Qwest Communications Inter-
 national Inc. and Subsidiaries (Information as of March 31, 1997 and for
 the three months ended March 31, 1997 and 1996 is Unaudited).............  F-8

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Qwest Communications International Inc.:

  We have audited the accompanying consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qwest Communications International Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                     KPMG Peat Marwick LLP

Denver, Colorado
February 19, 1997, except as
to note 1, paragraph (i) and

note 18, which are as of May 23, 1997

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

           DECEMBER 31, 1996 AND 1995, AND MARCH 31, 1997 (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                    1997       1996      1995
                                                 ----------- --------  --------
                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents....................   $160,669   $  6,905  $  1,484
  Accounts receivable, net (notes 4 and 7).....     20,618     29,248    14,871
  Costs and estimated earnings in excess of
   billings (note 6)...........................      9,187      4,989    24,127
  Deferred income tax asset (note 12)..........      2,008      6,301     4,392
  Notes and other receivables (note 8).........     14,967     14,934     6,253
  Other current assets (note 14)...............      5,886        328     1,260
                                                  --------   --------  --------
    Total current assets.......................    213,335     62,705    52,387
Property and equipment, net (notes 5, 9, 11 and
 12)...........................................    231,228    186,535   114,748
Deferred income tax asset......................      5,082        --        --
Notes and other receivables (note 8)...........        127     11,052     8,430
Intangible and other long-term assets, net of
 amortization (notes 11 and 14)................     19,842      3,967     8,613
                                                  --------   --------  --------
    Total assets...............................   $469,614   $264,259  $184,178
                                                  ========   ========  ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses (note
   10).........................................   $ 98,761   $ 80,129  $ 26,748
  Payable to related parties, net (note 13)....        --         --      2,983
  Deferred revenue.............................      2,828      2,649     3,969
  Billings in excess of costs and estimated
   earnings (note 6)...........................        298      5,034       --
  Current portion of long-term debt (note 11)..     24,859     25,193    21,270
  Advances from Parent (note 13)...............     27,952     19,138       --
                                                  --------   --------  --------
    Total current liabilities..................    154,698    132,143    54,970
Long-term debt (note 11).......................    286,325    109,268    68,793
Advances from Parent (note 13).................        --         --     27,119
Deferred income tax liability (note 12)........        --       1,708       922
Other liabilities (note 15)....................     23,925     11,698     5,899
                                                  --------   --------  --------
    Total liabilities..........................    464,948    254,817   157,703
                                                  --------   --------  --------
Stockholder's equity:
  Preferred stock, $.01 par value. Authorized
   25,000,000 shares. No shares issued and
   outstanding (note 18).......................        --         --        --
  Common stock, $.01 par value. Authorized
   400,000,000 shares. Issued and outstanding
   86,500,000 shares (note 18).................        865        865       865
  Additional paid-in capital (note 18).........     55,027     55,027    65,093
  Accumulated deficit..........................    (51,226)   (46,450)  (39,483)
                                                  --------   --------  --------
    Total stockholder's equity.................      4,666      9,442    26,475
                                                  --------   --------  --------
Commitments and contingencies (note 14)
    Total liabilities and stockholder's
     equity....................................   $469,614   $264,259  $184,178
                                                  ========   ========  ========

          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            THREE MONTHS ENDED
                                 MARCH 31,         YEAR ENDED DECEMBER 31,
                            --------------------  ----------------------------
                              1997       1996       1996      1995      1994
                            ---------  ---------  --------  --------  --------
                                (UNAUDITED)
Revenue:
  Carrier services......... $  11,199  $  18,493  $ 57,573  $ 67,789  $ 50,240
  Commercial services (note
   13).....................     9,411      7,013    34,265    20,412     8,712
                            ---------  ---------  --------  --------  --------
                               20,610     25,506    91,838    88,201    58,952
  Network construction
   services (note 6).......    52,083      9,126   139,158    36,901    11,921
                            ---------  ---------  --------  --------  --------
                               72,693     34,632   230,996   125,102    70,873
                            ---------  ---------  --------  --------  --------
Operating expenses:
  Telecommunications
   services................    18,063     23,862    80,368    81,215    48,239
  Network construction
   services (note 13)......    36,265      6,847    87,542    32,754     9,369
  Selling, general and
   administrative (notes 2
   and 13).................    13,947     14,527    45,755    37,195    21,516
  Growth share plan (note
   15).....................    13,100        --     13,100       --        --
  Depreciation and
   amortization............     3,962      4,049    16,245     9,994     2,364
                            ---------  ---------  --------  --------  --------
                               85,337     49,285   243,010   161,158    81,488
                            ---------  ---------  --------  --------  --------
    Loss from operations...   (12,644)   (14,653)  (12,014)  (36,056)  (10,615)
Other income (expense):
  Gain on sale of contract
   rights (note 3).........     7,710        --        --        --        --
  Gain on sale of
   telecommunications
   service agreements (note
   4)......................       --         --      6,126       --        --
  Interest expense, net....      (984)    (1,351)   (6,827)   (4,248)     (219)
  Interest income..........       680        769     2,454     1,782       191
  Other (expense) income,
   net (note 4)............    (1,996)       (54)       60        55       (42)
                            ---------  ---------  --------  --------  --------
    Loss before income tax
     benefit...............    (7,234)   (15,289)  (10,201)  (38,467)  (10,685)
Income tax benefit (note
 12).......................     2,458      5,310     3,234    13,336     3,787
                            ---------  ---------  --------  --------  --------
    Net loss............... $  (4,776) $  (9,979) $ (6,967) $(25,131) $ (6,898)
                            =========  =========  ========  ========  ========
Loss per share............. $    (.05) $    (.11) $   (.08) $   (.29) $   (.08)
                            =========  =========  ========  ========  ========

          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
             AND THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                            COMMON STOCK
                          ----------------- ADDITIONAL                 TOTAL
                            NUMBER           PAID-IN   ACCUMULATED STOCKHOLDER'S
                          OF SHARES  AMOUNT  CAPITAL     DEFICIT      EQUITY
                          ---------- ------ ---------- ----------- -------------
BALANCES, JANUARY 1,
 1994...................  86,500,000  $865   $ 18,668   $ (7,454)    $ 12,079
Contribution from
 Parent.................         --    --      20,900        --        20,900
Repurchase of warrants..         --    --      (1,500)       --        (1,500)
Net loss................         --    --         --      (6,898)      (6,898)
                          ----------  ----   --------   --------     --------
BALANCES, DECEMBER 31,
 1994...................  86,500,000   865     38,068    (14,352)      24,581
Contribution from
 Parent.................         --    --      28,000        --        28,000
Reduction in additional
 paid-in capital
 attributable to effect
 of the tax allocation
 agreement with Parent
 (note 12)..............         --    --        (975)       --          (975)
Net loss................         --    --         --     (25,131)     (25,131)
                          ----------  ----   --------   --------     --------
BALANCES, DECEMBER 31,
 1995...................  86,500,000   865     65,093    (39,483)      26,475
Cancellation of income
 tax benefit receivable
 from Parent (note 12)..         --    --     (11,088)       --       (11,088)
Expenses incurred by
 Parent on Company's
 behalf (note 13).......         --    --       1,022        --         1,022
Net loss................         --    --         --      (6,967)      (6,967)
                          ----------  ----   --------   --------     --------
BALANCES, DECEMBER 31,
 1996...................  86,500,000   865     55,027    (46,450)       9,442
Net loss (Unaudited)....         --    --         --      (4,776)      (4,776)
                          ----------  ----   --------   --------     --------
BALANCES, MARCH 31, 1997
 (UNAUDITED)............  86,500,000  $865   $ 55,027   $(51,226)    $  4,666
                          ==========  ====   ========   ========     ========


          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                             THREE MONTHS ENDED
                                  MARCH 31,        YEAR ENDED DECEMBER 31,
                             --------------------  --------------------------
                               1997       1996      1996      1995     1994
                             ---------  ---------  -------  --------  -------
                                 (UNAUDITED)
Cash flows from operating
 activities:
  Net loss.................. $  (4,776) $  (9,979) $(6,967) $(25,131) $(6,898)
  Adjustments to reconcile
   net loss to net cash
   provided by (used in)
   operating activities:
    Gain on sale of contract
     rights (note 3)........    (7,710)       --       --        --       --
    Gain on sale of
     telecommunications
     service agreements
     (note 4)...............       --         --    (6,126)      --       --
    Depreciation and
     amortization...........     3,962      4,049   16,245     9,994    2,364
    Deferred income tax
     (benefit) expense (note
     12)....................    (2,497)       475   (1,123)   (2,839)   6,920
    Changes in operating
     assets and liabilities:
      Receivables--accounts
       and notes, net.......    19,522      3,828  (25,680)  (21,379)     910
      Costs and estimated
       earnings in excess of
       billings.............    (4,198)     2,133   19,138   (21,650)  (2,210)
      Accounts payable and
       accrued expenses.....    33,632     (5,733)  25,381     4,339    5,795
      Payable to related
       parties..............       --         403   (2,983)    1,263    1,560
      Billings in excess of
       costs and estimated
       earnings.............    (4,736)     4,034    5,034       --      (831)
      Other changes.........       160       (395)   9,605    (1,232)  (4,304)
                             ---------  ---------  -------  --------  -------
        Net cash provided by
         (used in) operating
         activities.........    33,359     (1,185)  32,524   (56,635)   3,306
                             ---------  ---------  -------  --------  -------
Cash flows from investing
 activities:
  Proceeds from sale of
   contract rights
   (note 3).................     7,000        --       --        --       --
  Proceeds from sale of
   telecommunications
   service agreements.......       --         --     4,500       --       --
  Expenditures for property
   and equipment............   (63,922)   (11,606) (57,122)  (46,313) (40,926)
  Cash paid for
   acquisitions, net of cash
   acquired.................       --         --       --    (12,545)     --
  Investments in and
   advances to
   telecommunications
   companies, net...........       --         --       --        --      (786)
                             ---------  ---------  -------  --------  -------
        Net cash used in
         investing
         activities.........   (56,922)   (11,606) (52,622)  (58,858) (41,712)
                             ---------  ---------  -------  --------  -------

          See accompanying notes to consolidated financial statements.

            QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

                             THREE MONTHS ENDED
                                  MARCH 31,        YEAR ENDED DECEMBER 31,
                             --------------------- --------------------------
                                1997       1996      1996     1995     1994
                             ----------  --------- --------  -------  -------
                                 (UNAUDITED)
Cash flows from financing
 activities:
  Borrowings of long-term
   debt..................... $  270,000  $  4,058  $ 65,000  $62,606  $25,401
  Repayments of long-term
   debt.....................    (93,277)  (10,504)  (21,322)  (2,331)    (173)
  Debt issuance costs.......     (8,210)      (36)     (112)    (591)    (190)
  Advances from Parent, net
   of repayments............      8,814    22,386   (19,069)  26,256  (10,174)
  Contribution from Parent..        --        --        --    28,000   20,900
  Expenses incurred by
   Parent on Company's
   behalf (note 13).........        --        --      1,022      --       --
  Repurchase of common stock
   warrants.................        --        --        --       --    (1,500)
                             ----------  --------  --------  -------  -------
        Net cash provided by
         financing
         activities.........    177,327    15,904    25,519  113,940   34,264
                             ----------  --------  --------  -------  -------
        Net increase
         (decrease) in cash
         and cash
         equivalents........    153,764     3,113     5,421   (1,553)  (4,142)
Cash and cash equivalents,
 beginning of period........      6,905     1,484     1,484    3,037    7,179
                             ----------  --------  --------  -------  -------
Cash and cash equivalents,
 end of period.............. $  160,669  $  4,597  $  6,905  $ 1,484  $ 3,037
                             ==========  ========  ========  =======  =======
Supplemental disclosure of
 cash flow information:
  Cash paid for interest,
   net...................... $    3,056  $  2,320  $  8,825  $ 3,972  $   128
                             ==========  ========  ========  =======  =======
  Cash paid for taxes, other
   than Parent.............. $       68  $     21  $    160  $   725  $ 2,232
                             ==========  ========  ========  =======  =======
Supplemental disclosure of
 significant non-cash
 investing and financing
 activities:
  Capital lease obligation.. $      --   $    415  $    720  $ 2,419  $   --
                             ==========  ========  ========  =======  =======
  Accrued capital
   expenditures............. $   15,000  $    --   $ 28,000  $   --   $   --
                             ==========  ========  ========  =======  =======
  Reduction in additional
   paid-in capital
   attributable to effect of
   cancellation of income
   tax benefit receivable
   from Parent.............. $      --   $    --   $ 11,088  $   --   $   --
                             ==========  ========  ========  =======  =======
  Reduction in additional
   paid-in capital
   attributable to effect of
   the tax allocation
   agreement with Parent.... $      --   $    --   $    --   $   975  $   --
                             ==========  ========  ========  =======  =======

          See accompanying notes to consolidated financial statements.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994
  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) General and Business

  Qwest Communications International Inc. (the Company) is wholly-owned by Anschutz Company (the Parent). The Company is the ultimate holding company for the operations of Qwest Communications Corporation and subsidiaries (Qwest) through a merger in 1996 with another wholly-owned subsidiary of the Parent. The merger was accounted for as a business combination of entities under common control using carryover basis.

  The Company is a developer and operator of telecommunications networks and facilities and operates in a single business segment, the telecommunications industry. It provides the following services within that industry:

  . Telecommunications Services--the Company provides dedicated line and switched services to interexchange carriers and competitive access providers (Carrier Services) and long distance voice, data and video services to businesses and consumers (Commercial Services).

  . Network Construction Services--the Company installs fiber optic communications systems for interexchange carriers, local telephone companies, cable television companies, competitive access providers and other communication entities, as well as for its own use.

  Qwest's principal direct and indirect subsidiaries include Qwest Transmission Inc. (QTI), Qwest Properties Inc. (QPI) and SP Services de Mexico S.A. de C.V. (SP Mexico). QTI owns and operates a digital microwave transmission network throughout the eastern and midwestern United States. QPI is a lessor of a telecommunications switching facility in Dallas, Texas. SP Mexico holds the rights assigned to it under construction easement agreements in Mexico (as described in note (14)--Mexico Easement Agreement).

  The accompanying consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

 (b) Telecommunications Services Revenue

  Revenue from telecommunications services is recognized monthly as the services are provided. Amounts billed in advance of the service month are recorded as deferred revenue.

 (c) Long-Term Construction Contracts

  The Company accounts for long-term construction contracts relating to the development of telecommunications networks using the percentage of completion method. Under the percentage of completion method, progress is generally measured on performance milestones relating to the contract where such milestones fairly reflect progress toward contract completion.

  Network construction costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. When necessary, the estimated loss on an uncompleted contract is expensed in the period in which it is identified. Revisions to estimated profits on contracts are recognized in the period they become known.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)


 (d) Cash and Cash Equivalents

  The Company classifies cash on hand and deposits in banks, including money market accounts, and any other investments with an original maturity of three months or less that the Company may hold from time to time, as cash and cash equivalents.

 (e) Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets, commencing when they are available for service. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Network construction costs, including interest during construction, are capitalized. Interest capitalized in the three months ended March 31, 1997 and 1996, and in the years ended December 31, 1996, 1995 and 1994 was approximately $1,712,000, $530,000,
$2,365,000, $1,856,000 and $285,000, respectively.

  The useful lives of property and equipment is as follows:

      Facility and improvements leasehold............. 20-25 years or lease term
      Communications and construction equipment.......                3-10 years
      Fiber and conduit systems.......................               15-25 years
      Office equipment and furniture..................                 3-7 years
      Capital leases..................................                lease term

  While constructing network systems for customers, the Company may install additional conduit for its own use. This additional conduit is capitalized at the incremental cost of construction. Costs of the initial conduit, fiber and facilities are allocated to the customer and the Company based upon the number of fibers retained by the Company relative to the total fibers installed, or square footage in the case of facilities.

 (f) Impairment of Long-Lived Assets

  Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121) requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows are to represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow exceeds the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the excess of the carrying value over the fair value of the asset. Any impairment provisions recognized in accordance with SFAS 121 are permanent and may not be restored in the future. No impairment expense was recognized in the three months ended March 31, 1997, or in the years ended December 31, 1996 and 1995.

 (g) Income Taxes

  The Company is included in the consolidated income tax return of the Parent. The Company uses the asset and liability method of accounting for income taxes whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Income taxes

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)

have been computed by applying the asset and liability method as if the Company were a separate taxpayer.

 (h) Intangible and Other Long-Term Assets Amortization

  Intangible and other long-term assets include debt issuance costs, deferred compensation, goodwill and acquired intangibles such as customer contracts and non-compete covenants. Such costs are amortized on a straight-line basis over a period ranging from three to fifteen years.

 (i) Loss Per Share

  The loss per share for the three months ended March 31, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994, was computed by dividing net loss by the weighted average number of common shares outstanding during such periods. Common stock equivalent shares from warrants and common stock issuable for Growth Shares are excluded from the computation as their effect is antidilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletin Number 83, Earnings per Share Computations in an Initial Public Offering, 1,658,000 common shares issuable for Growth Shares granted during the 12-month period prior to the Company's initial public offering at prices below the anticipated public offering price were included in the calculation as if they were outstanding for all periods presented, up to the close of the initial public offering.

 (j) Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The accompanying interim financial statements as of March 31, 1997, and for the three months ended March 31, 1997 and 1996 are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of such periods. The results of operations for any interim period are not necessarily indicative of results for the full year.

 (k) Fair Value of Financial Instruments

  The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amounts of notes and other receivables approximate fair value due to the relatively short period of time between the origination of these instruments and their expected realization. The carrying amounts of long-term debt approximate its fair value since the interest rates on substantially all of the debt are variable and reset periodically.

 (l) Reclassification

  Certain prior year amounts have been reclassified to conform with 1996 presentation.

(2) RELOCATION AND RESTRUCTURING

  Relocation and restructuring costs of approximately $1,599,000 were recognized in 1996 and relate primarily to costs incurred in connection with the restructuring of the direct sales group. Such costs were substantially paid in 1996 and are included in selling, general and administrative expenses

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)
in the consolidated financial statements. Relocation and restructuring costs of approximately $1,955,000 in 1994 relate primarily to costs incurred to consolidate the Company's operations in Denver, Colorado and are included in selling, general and administrative expenses.

(3) GAIN ON SALE OF CONTRACT RIGHTS

  On March 10, 1997, the Company entered into an agreement (the Termination Agreement) with an unrelated third party (the Purchaser) to terminate certain equipment purchase and tele-communications capacity rights and options of the Company exercisable against the Purchaser, for $9,000,000 (the Termination Agreement Consideration). As of March 31, 1997, the Company has received $7,000,000 of the Termination Agreement Consideration in cash. The remaining consideration is payable in cash to the Company upon delivery of certain telecommunications capacity (Capacity Obligation) to the Purchaser.

  As a result of the Termination Agreement, the Company is no longer required to relocate certain terminal facilities. Accordingly, the Company has reduced its liability for such costs by approximately $710,000 and has included the adjustment in gain on sale of contract rights.

  As of May 12, 1997, the Company has satisfied its Capacity Obligation and has received the remaining $2,000,000 of cash consideration due under the Termination Agreement.

(4) GAIN ON SALE OF TELECOMMUNICATIONS SERVICE AGREEMENTS

  On July 1, 1996, the Company sold its right, title and interest in certain telecommunications service agreements to an unrelated third party (the Buyer) for $5,500,000. As of December 31, 1996, the Company has received $4,500,000 of the purchase price in cash. As a result of the sale, the Company is no longer required to incur certain costs related to providing service under the agreements. Accordingly, in 1996 the Company has reduced its liability for such costs by approximately $3,899,000 and has included the adjustment in gain on sale of telecommunications service agreements. Also included in the gain on sale of telecommunications service agreements is the carrying value of the related customer contracts sold of approximately $1,714,000 and approximately $559,000 of other costs incurred as a result of the sale.

  During the transition of the service agreements to the Buyer, the Company has incurred certain facilities costs on behalf of the Buyer, which are reimbursable to the Company. As of March 31, 1997 and December 31, 1996, approximately $1,888,000 and $1,988,000, respectively, is due to the Company for such costs and is included in accounts receivable in the consolidated financial statements (as described in note (7)--Accounts Receivable). On March 31, 1997, the arrangement relating to transition services expired and has not yet been renegotiated. A dispute has arisen with respect to reimbursement of these costs and, as a result, the Company has made a provision of $2,000,000 in the three months ended March 31, 1997.

(5) ACQUISITIONS

  On January 31, 1995, the Company purchased all of the outstanding stock of QTI and Subsidiaries (formerly Qwest Communications, Inc.) for $18,770,000. The purchase was initially financed with an advance from the Parent. The Company repaid a substantial portion of this advance with the proceeds from two term notes issued in July 1995 (as described in note (11)--Long-Term
Debt). The purchase price was allocated as follows (in thousands):

      Working capital.................................................. $ 7,744
      Property and equipment...........................................  11,012
      Other............................................................      14
                                                                        -------
                                                                        $18,770
                                                                        =======

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)
  The accompanying consolidated statements of operations include the operating results of QTI since the effective date of the acquisition. The pro forma effect of the acquisition was immaterial in 1995. The following pro forma operating results of the Company and QTI for the year ended December 31, 1994 has been prepared assuming the acquisition had been consummated as of January 1, 1994.

                                                                YEAR ENDED
                                                             DECEMBER 31, 1994
                                                           ---------------------
                                                           (IN THOUSANDS, EXCEPT
                                                             PER SHARE AMOUNT)
      Revenue.............................................        $84,865
      Net loss............................................        $ 6,643
      Loss per share......................................        $   .08

  The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of January 1, 1994, nor is it necessarily indicative of future operating results.

  In January 1995, the Company also purchased certain assets from Fiber Systems Inc. for $1,750,000.

(6) NETWORK CONSTRUCTION SERVICES REVENUE AND EXPENSES

  Costs and billings on uncompleted contracts included in the accompanying consolidated financial statements are as follows (in thousands):

                                                                DECEMBER 31,
                                                  MARCH 31,  -------------------
                                                    1997       1996       1995
                                                 ----------- ---------  --------
                                                 (UNAUDITED)
   Costs incurred on uncompleted contracts......  $ 119,105  $  82,840  $ 23,339
   Estimated earnings...........................     64,627     48,853    10,610
                                                  ---------  ---------  --------
                                                    183,732    131,693    33,949
   Less: billings to date.......................    174,843    131,738     9,822
                                                  ---------  ---------  --------
                                                  $   8,889  $     (45) $ 24,127
                                                  ---------  ---------  --------
   Included in the accompanying balance sheets
    under the following captions:
     Costs and estimated earnings in excess of
      billings..................................  $   9,187  $   4,989  $ 24,127
     Billings in excess of costs and estimated
      earnings..................................       (298)    (5,034)      --
                                                  ---------  ---------  --------
                                                  $   8,889  $     (45) $ 24,127
                                                  =========  =========  ========
   Revenue the Company expects to realize for
    work to be performed on the above
    uncompleted contracts.......................  $ 382,525  $ 328,688  $  6,692
                                                  =========  =========  ========

  In 1996, the Company entered into agreements with unrelated third-parties whereby the Company will provide indefeasible rights of use (IRUs) in multiple fibers along base routes for a minimum purchase price of approximately $457,000,000. Under the agreements, the third-parties are entitled to require the Company to provide IRUs along optional routes, as defined, for an additional $65,000,000. One of the parties has the option to require the Company to double the number of fibers along the base route for additional consideration. These options, when combined with certain options of the Company, result in a maximum purchase price of approximately $888,000,000. One contract provides that in the event of delay or non-delivery of segments, the payments may be reduced or penalties of

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)
varying amounts may be due. The Company obtained construction performance bonds totaling $175,000,000 which have been guaranteed by the Parent. As a result of activity on these contracts, the Company has recorded approximately $49,000,000 and $121,000,000 of network construction service revenue in the three months ended March 31, 1997, and in the year ended December 31, 1996, respectively. Earnings relating to these contracts are estimated using allocations of the total cost of the Company's network construction project (as described in note (14)--Commitments and Contingencies).

  In April 1997, certain of the options described in the previous paragraph were exercised. In April 1997, the option to double the number of fibers along the base route expired. In May 1997, a third customer entered into a contract with the Company to purchase such additional fibers. These events contributed to an increase in the purchase price to approximately $980,000,000.

(7) ACCOUNTS RECEIVABLE

  Accounts receivable consists of the following (in thousands):

                                                               DECEMBER 31,
                                                  MARCH 31,  ------------------
                                                    1997       1996      1995
                                                 ----------- --------  --------
                                                 (UNAUDITED)
   Carrier services.............................  $ 10,994   $  9,978  $ 12,634
   Commercial services..........................     6,380      5,736     3,595
   Network construction services................     5,865     13,751       111
   Transition costs (note 4)....................     1,888      1,988       --
   Interest receivable (note 8).................       174      1,289     1,088
   Other........................................       --         175        64
                                                  --------   --------  --------
                                                    25,301     32,917    17,492
   Less allowance for doubtful accounts.........    (4,683)    (3,669)   (2,621)
                                                  --------   --------  --------
   Accounts receivable, net.....................  $ 20,618   $ 29,248  $ 14,871
                                                  ========   ========  ========

(8) NOTES AND OTHER RECEIVABLES

  On November 16, 1994, a third party entered into a $45,000,000 agreement to purchase a single conduit and fund a portion of the total cost of a multiple conduit system to be constructed by the Company. Three conduits were constructed for the Company's own use. Contract revenues from this agreement were approximately $3,059,000, $29,664,000, and $1,959,000 in the years ended December 31, 1996, 1995 and 1994, respectively. The Company recognized the remaining proceeds as cost recoveries in 1996 and 1995 by reducing its cost basis in the Company-owned conduits. The Company may be required to pay up to $13,000,000 to the third party in the event of the sale of the Company-owned conduits.

  Payment for installation of each route became due upon completion of the route and was payable in three equal installments. Prior to completion, interest was payable on costs incurred for route construction at 7.65%.

  In November 1995, the Company completed construction of the first route. The Company received cash payments of approximately $4,082,000 representing one-third of the route's contract price, including cost recoveries, and $546,000 representing interest earned during construction. In addition, the Company received a promissory note for approximately $8,163,000, representing the remaining

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)
two-thirds of the contract price, including cost recoveries. The second installment of approximately $4,082,000 was received in November 1996. The remaining note balance is due on the second anniversary of the note's issuance and accrues interest at 6.59%.

  In February 1996, the Company completed construction of the second route. The Company received cash payments of approximately $10,918,000 representing one-third of the route's contract price, including cost recoveries, and $1,328,000 representing interest earned during construction. In addition, the Company received two promissory notes for approximately $19,650,000 and $2,187,000, representing the remaining two-thirds of the contract price for that route, including cost recoveries. The notes are due in two equal annual installments on the first and second anniversaries of the notes' issuance, and accrue interest at 7.31% and 6.59% during the first and second years, respectively, of the notes' term. The first installment of approximately $10,918,000 was received in February 1997.

(9) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                              DECEMBER 31,
                                                 MARCH 31,  ------------------
                                                   1997       1996      1995
                                                ----------- --------  --------
                                                (UNAUDITED)
   Land.......................................   $    538   $    506  $    420
   Facility and leasehold improvements........      8,009      7,951     5,040
   Communications and construction equipment..     54,024     52,076    41,104
   Fiber and conduit systems..................     42,167     42,446    42,414
   Office equipment and furniture.............      6,402      6,360     5,925
   Network construction and other assets held
    under capital leases (note 11)............      3,197      3,197     2,419
   Work in progress...........................    146,819     99,915    29,618
                                                 --------   --------  --------
                                                  261,156    212,451   126,940
   Less accumulated depreciation and
    amortization..............................    (29,928)   (25,916)  (12,192)
                                                 --------   --------  --------
   Property and equipment, net................   $231,228   $186,535  $114,748
                                                 ========   ========  ========

(10) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                     MARCH 31,  ---------------
                                                       1997      1996    1995
                                                    ----------- ------- -------
                                                    (UNAUDITED)
   Accounts payable................................   $32,742   $44,766 $13,587
   Construction accounting accrual.................    37,585    18,071     --
   Growth-share expenses (note 15).................     3,000     3,810     --
   Capacity service expenses.......................     3,164     3,658   3,719
   Property, sales and other taxes.................    11,744     3,793   2,395
   Contract obligations............................       109       855   2,381
   Other...........................................    10,417     5,176   4,666
                                                      -------   ------- -------
   Accounts payable and accrued expenses...........   $98,761   $80,129 $26,748
                                                      =======   ======= =======

  Accounts payable as of March 31, 1997 and December 31, 1996 includes approximately $9,000,000 and $37,000,000, respectively, payable for fiber purchases under the materials purchase agreement (as described in note (14)-- Network Construction Project).

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)

(11) LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

                                                               DECEMBER 31,
                                                  MARCH 31,  ------------------
                                                    1997       1996      1995
                                                 ----------- --------  --------
                                                 (UNAUDITED)
   Senior notes.................................  $250,000   $    --   $    --
   Revolving credit facility....................       --      60,000       --
   Customer contract credit facility............    15,000     25,918    40,418
   Network credit facility......................    25,980     27,077    29,273
   Equipment loans..............................     9,260      9,820     6,765
   Term notes...................................     8,916      9,416    11,100
   Capital lease obligation.....................     1,808      2,010     2,187
   Other........................................       220        220       320
                                                  --------   --------  --------
    Total debt..................................   311,184    134,461    90,063
   Less current portion.........................   (24,859)   (25,193)  (21,270)
                                                  --------   --------  --------
   Long-term debt...............................  $286,325   $109,268  $ 68,793
                                                  ========   ========  ========

  On March 31, 1997, the Company issued 10 7/8% Senior Notes (the Senior Notes) due 2007 having an aggregate principal amount of $250,000,000. The net proceeds of the Senior Notes was approximately $242,000,000, after deducting offering costs which are included in intangible and other long-term assets. Of the net proceeds, approximately $80,000,000 was used in March 1997 to repay the principal outstanding under the $100,000,000 revolving credit facility (described below). The Company expects to use the remaining net proceeds to repay other existing indebtedness of the Company and its subsidiaries, other than advances from the Parent and the customer contract credit facility, and to fund a portion of capital expenditures required to complete construction of segments of the Network currently under construction (as described in note
(14)--Network Construction Project).

  Interest on the Senior Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1997. The Senior Notes are subject to redemption at the option of the Company, in whole or in part, at any time on or after April 1, 2002, at specified redemption prices. In addition, prior to April 1, 2000, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the Senior Notes at specified redemption prices.

  In connection with the sale of the Senior Notes, the Company agreed to make an offer to exchange new notes, registered under the Securities Act of 1933 (the "Act") and with terms identical in all material respects to the Senior Notes (the "New Notes"), for the Senior Notes or, alternatively, to file a shelf registration statement under the Act with respect to the Senior Notes. If the registration statement for the exchange offer or the shelf registration statement, as applicable, are not filed or declared effective within specified time periods or, after being declared effective, cease to be effective or usable for resale of the Senior Notes during specified time periods (each a "Registration Default"), additional interest will accrue at a rate per annum equal to 0.50% of the principal amount of the Senior Notes during the 90-day period immediately following the occurrence of a Registration Default and increasing in increments of 0.25% per annum up to a maximum of 2.0% per annum, at the end of each subsequent 90-day period until the Registration Default is cured.

  In April 1996, the Company entered into a $100,000,000 revolving credit facility agreement (as amended in September 1996) (the Facility), the proceeds of which will be used for working capital purposes, capital expenditures and the issuance of letters of credit. The Facility provides for an initial

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)
$100,000,000 three-year revolving loan commitment (the Revolver) which expires on April 2, 1999. At that time, the outstanding loan amount converts to a two-year term credit loan which matures on April 2, 2001. Quarterly mandatory payments commence on June 30, 1999, and include equal quarterly principal reductions, based on the amount of the outstanding loan at the date of conversion. Letters of credit issued under the Facility are limited to a total outstanding of $10,000,000. There were no letters of credit outstanding at December 31, 1996 or March 31, 1997.

  Interest on amounts borrowed under the Revolver is payable approximately monthly at the bank's prime rate or other interest rate option plus an applicable margin. The weighted average interest rate on amounts borrowed under the Revolver was approximately 6.5% at December 31, 1996. In addition, a commitment fee is payable on the unused portion of the Revolver. The Facility is secured by pledges of certain stock owned by the Parent. The Facility agreement contains certain affirmative and negative covenants. The Company can make prepayments of outstanding principal without penalty. In March 1997, the outstanding principal under the Revolver was repaid with a portion of the net proceeds from the issuance of the Senior Notes.

  In February 1997, the Company entered into a separate additional $50,000,000 revolving credit facility agreement which will be used primarily for working capital purposes. This facility is secured by pledges of certain stock owned by an affiliate of the Parent. This facility contains, except for terms of repayment, substantially identical terms as the $100,000,000 credit facility described above. No amounts are outstanding under this facility as of March 31, 1997.

  In April 1995, the Company entered into a $45,000,000 customer contract credit facility agreement to finance certain construction projects undertaken at that time. The facility converted to a term loan upon completion of the construction projects in 1996 and 1995 and is now secured by notes receivable issued in connection with these construction projects (as described in note
(8)--Notes and Other Receivables). The facility bears interest at the Company's option at either (a) the higher of (i) the bank's base rate of interest, or (ii) the Federal Funds Rate plus 1/2%; or (b) LIBOR plus 9/16%. The outstanding balance at December 31, 1996 is due in installments on the anniversary dates of the completion of the projects, through February 1998.

  In June 1994, the Company entered into a $27,600,000 network credit facility agreement, secured by certain of the Company's fiber systems which bears interest at 4.65% above the 90-day High Grade Commercial Paper rate. All interest accrued on borrowings under this facility from June 1994 through June 1995 was added to the principal balance of the facility. Interest added as additional principal was approximately $1,388,000 and $285,000 for 1995 and 1994, respectively. From July 1995 to June 1996, interest only payments were paid on the loan balance. Monthly mandatory principal and interest payments commenced on July 31, 1996 and increase from 1.25% to 2.08% of the initial loan balance over the term of the loan, which is payable in full on July 31, 2001. Prepayments are permitted without penalty. The credit facility agreement contains financial covenants for Qwest regarding the maintenance of certain key ratios. This facility was repaid in April 1997.

  In August 1995, the Company executed two equipment loans for approximately $5,000,000 in aggregate, which bear interest at LIBOR plus 2.65%, and LIBOR plus 2.55%, respectively, and are secured by certain equipment. Quarterly mandatory payments commenced on December 1, 1995, which include $250,000 principal reductions and accrued interest, with the final installment due on September 1, 2000. These loans were repaid in April 1997.

  In 1996, the Company executed three equipment loans aggregating approximately $5,000,000. The notes bear interest ranging from 8.86% to 10.15% per annum, and are secured by certain

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)
equipment. Monthly mandatory payments include monthly principal reductions ranging from approximately $20,000 to $54,000 plus accrued interest, with the final installment due August 1, 2001. These loans were repaid in May 1997.

  In December 1992, the Company executed an equipment loan for approximately $2,600,000. The loan bears interest at 4.65% above the 90-day High Grade Commercial Paper rate and is secured by certain communications equipment. Monthly mandatory payments include approximately $29,000 of principal reduction and accrued interest, with the final installment due October 2001. The loan agreement contains financial covenants for Qwest regarding the maintenance of certain key ratios. This loan was repaid in April 1997.

  In July 1995, the Company issued two term notes totaling $12,000,000, which are secured by all current and future assets of QTI and used the proceeds to repay a portion of the advance from the Parent used to purchase QTI (as described in note (5)--Acquisitions). The notes bear interest at LIBOR plus 3%, which is to be reduced as the Company meets certain covenants. Quarterly mandatory principal and interest payments commenced on September 30, 1995 and increase from 3.75% to 5.4% of the initial loan balance over the term of the loan, which is payable in full on September 30, 2000. The Company may prepay the notes without penalty. Mandatory prepayments are required within 120 days of each fiscal year end in the amount of 50% of the excess cash flow, as defined, in excess of $500,000, if QTI's leverage ratio is in excess of 1.75 to 1. The note agreements contain financial covenants for QTI regarding the maintenance of certain leverage and fixed charge coverage ratios. These notes were repaid in April 1997.

  Under the terms of certain loan agreements described above, at March 31, 1997 and December 31, 1996 all net assets of the Company's subsidiaries are restricted.

  The Company leases certain network construction equipment under capital lease agreements. The amortization charge applicable to capital leases is included in depreciation expense. Future minimum payments under capital lease obligations is included in contractual maturities of long-term debt summarized below.

  Contractual maturities of long-term debt as of March 31, 1997 and December 31, 1996 are as follows (in thousands):

                                                         MARCH 31,  DECEMBER 31,
                                                           1997         1996
                                                        ----------- ------------
                                                        (UNAUDITED)
   Year ended December 31:
     1997..............................................  $  22,925    $ 25,193
     1998..............................................     10,826      21,533
     1999..............................................     12,189      34,458
     2000..............................................     11,180      41,430
     2001..............................................      4,064      11,847
     Thereafter........................................    250,000         --
                                                         ---------    --------
                                                         $ 311,184    $134,461
                                                         =========    ========

  In May 1997, the Company entered into a $90,000,000 credit agreement (the Credit Agreement) with an unrelated third-party supplier (the Supplier) of transmission electronics equipment to fund a portion of certain capital expenditures required to equip the Network currently under construction (as described in note (14)--Network Construction Project). Under the Credit Agreement, the Company

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)
may borrow to purchase equipment and related engineering and installation services from the Supplier up to 75% of the purchase price of such equipment and services, with the purchased equipment and related items serving as collateral for the loans. The Company is committed to purchase from the Supplier a minimum of $100,000,000 of such equipment and services under a separate procurement agreement which was executed in May 1997. Principal amounts outstanding under the Credit Agreement will be payable in quarterly installments commencing on June 30, 2000, with repayment in full due and payable on May 6, 2004. Borrowings will bear interest at the Company's option at either: (i) a floating base rate offered by a designated reference bank plus an applicable margin; or (ii) LIBOR plus an applicable margin.

(12) INCOME TAXES

  Income tax benefit for years ended December 31, 1996, 1995 and 1994 is as follows (in thousands):

                                                       1996     1995    1994
                                                      ------- -------- -------
   Current:
     Federal......................................... $ 1,673 $ 10,497 $ 9,575
     State...........................................     438      --    1,132
                                                      ------- -------- -------
       Total current income tax benefit..............   2,111   10,497  10,707
                                                      ------- -------- -------
   Deferred:
     Federal.........................................   1,123    2,839  (6,720)
     State...........................................     --       --     (200)
                                                      ------- -------- -------
       Total deferred income tax benefit (expense)...   1,123    2,839  (6,920)
                                                      ------- -------- -------
       Total income tax benefit...................... $ 3,234 $ 13,336 $ 3,787
                                                      ======= ======== =======

  Total income tax benefit differed from the amounts computed by applying the federal statutory income tax rate (35%) to loss before income tax benefit as a result of the following items for the years ended December 31, 1996, 1995 and 1994 (amounts in thousands):

                                                        1996    1995     1994
                                                       ------  -------  ------
   Expected income tax benefit.......................  $3,570  $13,463  $3,740
   State income taxes, net of federal income tax
    benefit..........................................     279      --      281
   Goodwill and other intangible asset amortization..    (568)     (56)    (67)
   Other, net........................................     (47)     (71)   (167)
                                                       ------  -------  ------
     Total income tax benefit........................  $3,234  $13,336  $3,787
                                                       ======  =======  ======

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996     1995
                                                                -------  ------
   Current deferred tax assets (liabilities):
     Allowance for doubtful accounts........................... $ 1,283  $  917
     Accrued liabilities.......................................   7,578   3,475
                                                                -------  ------
                                                                  8,861   4,392
     Network construction contracts............................  (2,560)    --
                                                                -------  ------
                                                                $ 6,301  $4,392
                                                                =======  ======

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)

                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
Long-term deferred tax assets (liabilities):
  Deferred compensation...................................... $ 3,252  $   --
  Depreciation...............................................     961      136
  Accrued liabilities........................................      26      234
                                                              -------  -------
                                                                4,239      370
  Intangible assets, principally due to differences in basis
   and amortization..........................................    (112)    (919)
  Property and equipment.....................................  (5,835)    (373)
                                                              -------  -------
                                                               (5,947)  (1,292)
                                                              -------  -------
                                                              $(1,708) $  (922)
                                                              =======  =======

  The Company has analyzed the sources and expected reversal periods of its deferred tax assets. The Company believes that the tax benefits attributable to deductible temporary differences will be realized by recognition of future taxable amounts. Accordingly, the Company believes a valuation allowance for its federal deferred tax assets is not necessary.

  The Company is included in the consolidated federal income tax return of its Parent, which has a July 31 year-end for income tax purposes. A tax allocation agreement between the Company and its Parent was implemented effective November 4, 1993 which encompasses U.S. federal tax consequences. The Company is responsible to its Parent for its share of current consolidated income tax liabilities. The Parent is responsible to the Company to the extent that the Company's income tax attributes are utilized by the Parent to reduce its consolidated income tax liabilities, subject to certain limitations on net operating loss and credit carryforwards. At December 31, 1996, the income tax benefit receivable from Parent of approximately $11,088,000 was canceled which resulted in a reduction of additional paid-in capital.

  The tax allocation agreement has been amended effective as of January 1, 1997 (the Effective Date). Under the amended agreement, the Company would be responsible to the Parent to the extent of income taxes for which the Company and its subsidiaries would have been liable if the Company had filed a consolidated federal income tax return, giving effect to any loss or credit carryover belonging to the Company and its subsidiaries from periods after the Effective Date. The Parent would be responsible to the Company to the extent an unused loss or credit can be carried back to an earlier taxable period after the Effective Date.

  In certain cases, differences may arise between amounts reported in the financial statements under generally accepted accounting principles and the amounts actually payable or receivable under the tax allocation agreement. Those differences are generally reported as adjustments to capital, as in-substance dividends. The Company recorded $975,000 in 1995 as a reduction to additional paid-in capital reflecting the difference between the current income tax benefit calculable as if the Company filed a separate income tax return and the current income tax benefit calculable under the tax allocation agreement.

(13) RELATED PARTY TRANSACTIONS

 (a) Transactions with Parent

  Advances from Parent at March 31, 1997, and at December 31, 1996 and 1995, which are non-interest bearing, include costs charged to the Company by the Parent and advances received from the Parent to fund operations, net of repayments, and are payable upon demand after March 31, 1997.

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)

  The Parent incurs certain costs on the Company's behalf, including primarily insurance and corporate transportation services, and allocates such costs to the Company based on actual usage. The cost to the Company for such services was approximately $792,000, $495,000, $2,100,000 and $2,500,000 in the three months ended March 31, 1997 and 1996, and in the years ended December 31, 1996 and 1995, respectively, and was not material in 1994.

  Accounts receivable from (payable to) the Parent are recognized to reflect income tax benefits receivable (income taxes payable) pursuant to the tax allocation agreement between the Company and the Parent (as described in note
(12)--Income Taxes).

  The Company has agreed to indemnify the Parent and its subsidiaries against any costs or losses incurred by any of them as a result of their providing credit support to the Company (in the form of collateral pledges, guarantees, bonds or otherwise).

 (b) Transactions with Other Related Parties

  The Parent owned approximately 25% of Southern Pacific Rail Corporation and its subsidiaries (SPRC) at December 31, 1995. In September 1996, SPRC was acquired by Union Pacific Corporation. As a result of this transaction, the Parent owns approximately 5% of Union Pacific Corporation, and SPRC ceased to be a related party.

  The Company provides telecommunication services to SPRC and charged SPRC approximately $1,626,000, $3,625,000 and $3,358,000 in the years ended December 31, 1996, 1995 and 1994, respectively, for these services. Amounts due to the Company for telecommunication services totaled approximately $411,000 at December 31, 1995. Services under these agreements can be terminated with notice.

  In certain instances the Company purchases and has made future commitments (as described in note (14)--Commitments and Contingencies) relating to right-of-way easements from SPRC and utilizes specialized SPRC personnel and equipment for its construction projects. SPRC charged the Company approximately $3,548,000, $2,179,000 and $870,000 for these services in the years ended December 31, 1996, 1995 and 1994, respectively. Amounts due to SPRC for these activities totaled approximately $3,394,000 at December 31, 1995.

  The Company leases its corporate office in Denver, Colorado from an affiliate of the Parent at prevailing market rates. The cost to the Company for such lease was approximately $281,000 in the three months ended March 31, 1997 and 1996, and $1,155,000 and $1,047,000 in the years ended December 31, 1996 and 1995, respectively, and was not material in 1994.

 (c) Expenses Incurred by Parent on Company's Behalf

  On November 11, 1996, the former president and chief executive of the Company resigned his position. Upon his resignation, the Parent forgave a note receivable from him in the amount of approximately $1,022,000. This charge was allocated to the Company in 1996 and is included in selling, general and administrative expenses and additional paid-in capital in the Company's consolidated financial statements.

(14) COMMITMENTS AND CONTINGENCIES

 (a) Network Construction Project

  In 1996, the Company commenced construction of a coast-to-coast fiber optic telecommunications network (the Network) that is scheduled for completion in 1998. The Company projects its total remaining cost at December 31, 1996 for completing the construction of the Network will be

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)
approximately $765,000,000. This amount includes the Company's commitment to purchase a minimum quantity of materials for approximately $257,000,000 in the year ended December 31, 1997, subject to quality and performance specifications. The Company has the option to extend the materials purchase agreement through December 31, 1999 and may assign some or all of its remaining purchase commitment to a third-party or cancel the agreement by paying the seller an amount equal to 7% of any remaining commitment. The Company has contracted to provide a portion of the fibers in the Network to a third party and has granted an option for additional fibers in the Network (as described in note (6)--Network Construction Services Revenue and Expenses).

  The Company is pursuing financing to accomplish this construction and installation of equipment and also contemplates additional sales of Network fibers and capacity. Management believes that it will be successful in obtaining the necessary financing and completing the sales that will permit it to fulfill its contractual commitments. If all such financing were not obtained or sufficient sales not consummated, the Company could modify its plans and defer certain portions of the project.

  In April 1997, certain options were exercised, and in May 1997 an option to double the number of fibers along the base route of the Network was renegotiated and a third customer entered into a contract with the Company to purchase such additional fibers (as described in note (6)--Network Construction Services Revenue and Expenses). As a result of these events, the Company now projects its total remaining cost for completing the Construction of the Network will be approximately $1,000,000,000. This includes the Company's remaining commitment to purchase a minimum quantity of materials for approximately $177,000,000 as of April 30, 1997.

 (b) Leases and Telecommunications Service Commitments

  The Company leases certain terminal locations and office space under operating lease agreements and has committed to use certain telecommunications capacity services. Future minimum payments under noncancelable operating lease and service commitments as of December 31, 1996 and March 31, 1997 are as follows (in thousands):

  As of December 31, 1996

                                                   CAPACITY
                                                    SERVICE   OPERATING
                                                  COMMITMENTS  LEASES    TOTAL
                                                  ----------- --------- -------
      Year ended December 31:
        1997.....................................   $3,250     $ 4,213  $ 7,463
        1998.....................................    3,000       3,327    6,327
        1999.....................................      --        2,404    2,404
        2000.....................................      --        1,410    1,410
        2001.....................................      --          556      556
        Thereafter...............................      --          828      828
                                                    ------     -------  -------
          Total minimum payments.................   $6,250     $12,738  $18,988
                                                    ======     =======  =======

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)
  As of March 31, 1997 (unaudited)

                                                   CAPACITY
                                                    SERVICE   OPERATING
                                                  COMMITMENTS  LEASES    TOTAL
                                                  ----------- --------- -------
      Year ended December 31:
        1997.....................................   $2,350     $ 2,884  $ 5,234
        1998.....................................    3,000       3,316    6,316
        1999.....................................      --        2,478    2,478
        2000.....................................      --        1,295    1,295
        2001.....................................      --          441      441
        Thereafter...............................      --          895      895
                                                    ------     -------  -------
          Total minimum payments.................   $5,350     $11,309  $16,659
                                                    ======     =======  =======

  Capacity service expenses are included in telecommunications service costs. Amounts expensed in the three months ended March 31, 1997 and 1996, and in the years ended December 31, 1996, 1995 and 1994 were approximately $2,119,000, $8,947,000, $18,990,000, $19,622,000 and $17,226,000, respectively.

  Amounts expensed in the three months ended March 31, 1997 and 1996, and in the years ended December 31, 1996, 1995 and 1994 related to operating leases were approximately $1,288,000, $1,109,000, $4,998,000, $4,645,000, and
$3,146,000, respectively.

 (c) Easement Agreements

  The Company has Master Easement Agreements (the Original Agreements) with SPRC and its affiliated railroads which provide for payment of specified amounts based on miles of conduit used by the Company or sold to third parties. The Company has the option under the Original Agreements to either make annual payments for the term of the easement or to make lump sum payments at a discount. The Company has made annual payments through 1996 and retains the option to make the discounted lump sum payments in the future.

  The Original Agreement was amended effective August 20, 1996 (the Agreement Amendment). The Agreement Amendment grants the Company the right to install up to approximately 3,300 miles of new conduit in specified SPRC rail corridor, through August 9, 2001. The Company is required to construct a minimum of two conduits on a minimum of 1,200 route miles, as follows: (i) 400 miles on or before August 9, 1997; (ii) 400 additional miles on or before August 9, 1998; and (iii) 400 additional miles on or before August 9, 1999. In addition, the Company is required to provide SPRC with limited communications capacity as defined, for its own internal use.

  The Agreement Amendment requires the Company in some instances, as defined, to make lump-sum payments on a per-mile basis upon completion of conduit construction, or within two years of the creation of the related easement area. In other instances, as defined, the Company is required to make lump sum payments on a per-mile basis when the related conduit is placed in service.

  In addition to those with SPRC, the Company has easement agreements with other railroads and certain public transportation authorities. The Company's estimate of amounts payable under all noncancelable easement agreements, assuming the Company continues to make annual payments pursuant to the Original Agreement, totals approximately $83,000,000 and $82,000,000 at March 31, 1997 and December 31, 1996, respectively. The Company's estimate of the amounts payable under all noncancelable easement agreements, assuming the Company exercises its option to make

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)
discounted lump-sum payments pursuant to the Original and Amended Agreement as of December 31, 1996 and March 31, 1997 are as follows (in thousands):

  As of December 31, 1996

     Year ended December 31:
       1997............................................................. $15,048
       1998.............................................................     140
       1999.............................................................     101
       2000.............................................................     610
       2001.............................................................   1,194
       Thereafter.......................................................   2,170
                                                                         -------
                                                                         $19,263
                                                                         =======

  As of March 31, 1997 (unaudited)

     Year ended December 31:
       1997............................................................. $17,646
       1998.............................................................     139
       1999.............................................................     101
       2000.............................................................     610
       2001.............................................................   1,194
       Thereafter.......................................................   1,960
                                                                         -------
                                                                         $21,650
                                                                         =======

  In certain limited instances the Company may be obligated to pay costs of relocating certain conduits owned by third-parties on approximately 500 miles of railroad rights-of-way. The majority of such commitments expire in February 2001. The Company accrues for such costs as they are identified. As of March 31, 1997, the Company has accrued approximately $2,500,000 for such costs, which amount is included in accounts payable and accrued expenses in the consolidated financial statements.

  The amounts charged to network construction costs for sub-easements sold and other right-of-way costs associated with sales to third parties under the Original and Amended Agreement for the three months ended March 31, 1997 and 1996, and for years ended December 31, 1996, 1995 and 1994 were approximately $662,000, $1,319,000, $2,633,000, $2,981,000 and $2,696,000, respectively.
Amounts charged to selling, general and administrative expenses for easements retained by the Company were approximately $726,000 and $789,000 in the three months ended March 31, 1997 and 1996, respectively, $3,498,000 in year ended December 31, 1996 and was not material in 1995 and 1994.

 (d) Mexico Easement Agreement

  In December 1995, the Company entered into an agreement (as amended January
1997) with Ferrocarriles Nacionales de Mexico, granting the Company easements for the construction of multiple conduit systems along railroad rights-of-way within Mexico, for consideration of approximately $7,700,000, including $1,100,000 in value-added taxes. The Company has capitalized total costs, including rights-of-way, equipment, construction and design costs, relating to this investment of approximately $13,000,000 as of December 31, 1996.

 (e) Executive Employment Agreement

  In January 1997, the Company entered into an employment agreement (the Agreement) with its new president and chief executive officer (the Executive), effective through the close of business

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)

December 31, 2001, unless terminated earlier by either party. The Agreement provides for annual salary and bonuses of specific amounts, as well as an approximate $11,300,000 payment (the Equalization Payment) to the Executive to compensate him for certain benefits from his former employer that he may lose or forfeit as a result of his resignation and commencement of employment with the Company. Such payment is subject to reduction in the event the Executive retains or receives a substitute payment for any of the benefits he expected to forfeit.

  The Equalization Payment is payable in cash in three installments. The first installment of approximately $7,200,000 was paid in January 1997. The remaining two installments of approximately $2,050,000 each are payable on January 1, 1998 and 1999, with accrued interest thereon at the rate of 5% per annum. The Company is amortizing the cost of the Equalization Payment on a straight-line basis through December 31, 1999. At March 31, 1997, $3,800,000 of such costs are included in other current assets, and $6,700,000 are included in intangible and other long-term assets.

  Under the Agreement, the Executive is required to repay to the Company a portion of the Equalization Payment previously paid in the event the Executive is terminated for cause on or before December 31, 1999.

(15) GROWTH SHARE PLAN

  The Company has a Growth Share Plan (the Plan) for certain employees and directors of Qwest and certain affiliates. A Growth Share is a unit of value based on the increase in value of the Company over a specified performance cycle or other specified measuring period. All Growth Share grants made through March 31, 1997 have generally been based on a beginning Company value that was greater than or equal to the fair value of the Company at the grant date. The total number of Growth Shares is set at 10,000,000 and the maximum number presently available for grant under the Plan is 850,000. Growth Shares granted under the Plan vest at the rate of 20% for each full year of service completed after the grant date subject to risk of forfeiture. Participants receive their vested portion of the increase in value of the Growth Shares upon a triggering event, as defined, which includes the end of a Growth Share performance cycle. Settlement is made in common stock or cash at the Company's option, except that settlement of Growth Shares granted under the October 1996 Plan is to be made, after an initial public offering, only in common stock. Certain participants vest fully upon completion of an initial public offering by the Company.

  Compensation under the Growth Share Plan is measured, pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, by the increase in the value of outstanding growth shares at each balance sheet date. Such compensation is amortized to expense over the vesting period for each Growth Share award. Certain triggering events, consisting of an initial public offering for awards made prior to October 1996 and a change in control of the Company, cause immediate vesting of related Growth Share awards and result in accelerated expense recognition of all unamortized compensation for such awards. Had the Company accounted for its stock-based compensation pursuant to the fair value method in Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, the amount of compensation would not have been materially different from what has been reflected in the accompanying consolidated financial statements.

  The Company has estimated an increase in value of the Growth Shares at December 31, 1996 due to the signing of an agreement to provide an indefeasible right of use to a third party (as described

         QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                       1997 AND 1996 IS UNAUDITED)


in note (6)--Network Construction Services Revenue and Expenses) and has recorded approximately $13,100,000 of additional compensation expense in 1996, approximately $9,000,000 of which is included in other liabilities at December 31, 1996. Included in this 1996 compensation expense is $9,000,000 payable to the former president and chief executive of the Company as settlement for his Growth Share awards. No expense was recognized in the accompanying consolidated financial statements for the years ended December 31, 1995 and 1994, as there were no significant compensatory elements in those periods.

  As of March 31, 1997, the Company has estimated an increase in the value of Growth Shares, and has recorded approximately $13,100,000 of additional compensation expense in the three months ended March 31, 1997. Upon completion of the initial public offering (as described in note (18)--Securities Offering), certain Growth Shares will vest in full, which will result in substantial compensation expense under the Growth Share Plan in the second quarter of 1997. The Company estimates, assuming an initial public offering price of $18.50 per share and a closing date of June 30, 1997, the additional expense accrual upon completion of the initial public offering to be approximately $26.0 million.

  The following table summarizes growth share grants and growth shares outstanding:

                                                       OUTSTANDING GROWTH SHARES
                                                       -------------------------
December 31, 1993.....................................          174,000
 1994 grants..........................................          502,000
                                                               --------
December 31, 1994.....................................          676,000
 1995 grants..........................................           11,000
 1995 forfeitures.....................................           (8,500)
                                                               --------
December 31, 1995.....................................          678,500
 1996 grants..........................................           67,500
 1996 forfeitures and settlements ....................         (470,600)
                                                               --------
December 31, 1996.....................................          275,400
 1997 grants..........................................          330,000
                                                               --------
March 31, 1997........................................          605,400
                                                               ========

  Approximately 110,000 Growth Shares were vested at December 31, 1996 and March 31, 1997. An additional 127,400 of the Growth Shares outstanding as of March 31, 1997 would vest upon completion of an initial public offering by the Company.

  As of March 31, 1997, the threshold to be used in determining the increase in the Company's value, adjusted for contributions, for 275,400 of the Growth Shares outstanding was approximately $140 million. The threshold to be used for the remaining 330,000 Growth Shares outstanding as of March 31, 1997 was approximately $1 billion.

(16) SAVINGS PLAN

  The Company sponsors a 401(k) Savings Plan which permits employees to make contributions to the Savings Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. All full-time employees are eligible to participate after one year of service. The Company contributes a base percentage and matches a portion of the voluntary employee contributions. The cost of this Savings Plan charged to expenses was approximately $165,000, $171,000, $683,000, $385,000 and

           QWEST COMMUNICATIONS INTERNATIONAL INC. AND SUBSIDIARIES

  (INFORMATION AS OF MARCH 31, 1997, AND FOR THETHREE MONTHS ENDED MARCH 31,
                          1997 AND 1996 IS UNAUDITED)

$283,000 in the three months ended March 31, 1997 and 1996, and in years ended December 31, 1996, 1995 and 1994, respectively.

(17) SIGNIFICANT CUSTOMERS

  During the three months ended March 31, 1997, and years ended December 31, 1996, 1995 and 1994, two or more customers, in aggregate, have accounted for 10% or more of the Company's total revenues in one or more periods, as follows:

                                                      CUSTOMER CUSTOMER CUSTOMER
                                                         A        B        C
                                                      -------- -------- --------
      1997...........................................    --      8.8%     59.0%
      1996...........................................    4.0%   27.8%     26.3%
      1995...........................................   35.4%    6.8%      --
      1994...........................................    5.9%   18.0%      --

(18) SECURITIES OFFERING

  In April 1997, the Company filed a registration statement with the Securities and Exchange Commission for an initial public offering of 13,500,000 shares of Common Stock. On May 23, 1997, the Board of Directors approved a change in the Company's capital stock to authorize 400,000,000 shares of Common Stock, $.01 par value per share, of which shares 10,000,000 are reserved for issuance under the equity incentive plan (described in the following paragraph), 2,000,000 are reserved for issuance under the Growth Share Plan (as described in note (15)--Growth Share Plan), and 4,300,000 are reserved for issuance upon exercise of warrants (as described below), and 25,000,000 shares of Preferred Stock, $.01 par value per share. On May 23, 1997, the Board of Directors declared a stock dividend to the existing stockholder of 86,490,000 shares of Common Stock, which is payable immediately prior to the effectiveness of the registration statement. This dividend is accounted for as a stock split. All shares and per share information included in the accompanying consolidated financial statements has been adjusted to give retroactive effect to the change in capitalization.

  On May 23, 1997, the Board of Directors and the stockholder of the Company approved an equity incentive plan. Under this plan, stock options, stock appreciation rights, restricted stock awards, stock units and other stock grants may be granted (with respect to up to 10,000,000 shares of Common Stock) to eligible participants who significantly contribute to the Company's growth and profitability.

  Effective May 23, 1997, the Company sold to an affiliate (the Affiliate) of the Parent for $2,300,000 in cash, a warrant to acquire 4,300,000 shares of Common Stock at an exercise price of $28 per share, exercisable on May 23, 2000. The warrant is not transferable. Stock issued upon exercise of the warrant will be subject to restrictions on sale or transfer for two years after exercise.

                                   GLOSSARY

Access charges.............  The fees paid by long distance carriers to LECs for originating and terminating long distance calls on the LECs' local networks.

ATM (Asynchronous Transfer
 Mode).....................  An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard fifty-three-byte-long packet or cell. The ATM format can be used by many different information systems, including local area networks, to deliver traffic at varying rates, permitting a mix of voice, data and video (multimedia).

AT&T.......................  AT&T Corp.

Backbone...................  The through-portions of a transmission network, as opposed to spurs which branch off the through-portions.

Band.......................  A range of frequencies between two defined limits.

Bandwidth..................  The relative range of analog frequencies or digital signals that can be passed through a transmission medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information carrying capacity. Bandwidth is measured in Hertz (analog) or Bits Per Second (digital).

Bit Error Rate.............  A measure of transmission quality stated as the expected probability of error per bit
                             transmitted.

Capacity...................  Refers to transmission.

Carrier....................  A provider of communications transmission services by fiber, wire or radio.

CLEC (Competitive Local
 Exchange Carrier).........  A company that competes with LECs in the local services market.

Common Carrier.............  A government-defined group of private companies offering telecommunications services or
                             facilities to the general public on a non-discriminatory basis.

Dark Fiber.................  Fiber that lacks the requisite electronic and optronic equipment necessary to use the fiber for transmission.

Digital....................  Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/ switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

DS-0, DS-1, DS-3...........  Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second and typically transmits only one voice conversation at a time. DS-1 service has a bit rate of 1.544 megabits per second and typically transmits 24 simultaneous voice conversations. DS-3 service has a bit rate of 45 megabits per second and typically transmits 672 simultaneous voice conversations.

DWDM (Dense Wave Division
 Multiplexing).............  A technique for transmitting 8 or more different light wave frequencies on a single fiber to increase the information carrying capacity.

DS-3 miles.................  A measure of the total capacity and length of a transmission path, calculated as the capacity of the transmission path in DS-3s multiplied by the length of the path in miles.

Equal access...............  The basis upon which customers of interexchange carriers are able to obtain access to their Primary Interexchange Carriers' (PIC) long distance telephone network by dialing "1", thus eliminating the need to dial additional digits and an authorization code to obtain such access.

FBCs (Facilities Based
 Carriers).................  Facilities based carriers that own and operate their own network and equipment.

FCC........................  Federal Communications Commission.

Frame Relay................  A high-speed, data-packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not presently well suited for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modern fiber optic networks.

Gbps.......................  Gigabits per second, which is a measurement of speed for digital signal transmission expressed in billions of bits per second.

GTE........................  GTE Intelligent Network Services Incorporated.

Hertz......................  The unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hz (Hertz) equals one cycle per second. kHz (kilohertz) stands for thousands of Hertz; MHz (megahertz) stands for millions of Hertz.

ISP (Internet Service
 Provider).................  A company that provides businesses and consumers with access to the Internet.

10XXX Service..............  The ability for a user to access any carrier's long distance network by dialing the carrier's Carrier Identification Code (CIC) which is a 1 plus 0 plus three specifically assigned digits, thereby bypassing the user's primary interexchange carrier.

Interconnect...............  Connection of a telecommunications device or service to the public switched telephone network ("PSTN").

Interexchange carrier......  A company providing inter-LATA or long distance services between LATAs on an intrastate or interstate basis.

Kbps.......................  Kilobits per second, which is a measurement of speed for digital signal transmission expressed in thousands of bits per second.

LATAs (Local Access and
 Transport Areas)..........  The approximately 200 geographic areas that define the areas between which the RBOCs currently are prohibited from providing long distance services.

LEC (Local Exchange
 Carrier)..................  A company historically providing local telephone services.

Lit fiber..................  Fiber activated or equipped with the requisite electronic and optronic equipment necessary to use the fiber for transmission.

Local loop.................  A circuit that connects an end user to the LEC central office within a LATA.

Long-haul circuit..........  A dedicated telecommunications circuit generally between locations in different LATAs.

Mbps.......................  Megabits per second, which is a measurement of speed for digital signal transmission expressed in millions of bits per second.

MCI........................  MCI Communications, Inc.

MOU........................  Minutes of use of long distance service.

Multiplexing...............  An electronic or optical process that combines a large number of lower speed transmission lines into one high speed line by splitting the total available bandwidth into narrower bands (frequency division), or by allotting a common channel to several different transmitting devices, one at a time in sequence (time division).

OC-3, OC-12, OC-48 and
 OC-192....................  OC is a measure of SONET transmission optical carrier level, which is equal to the
                             corresponding number of DS-3s (e.g. OC-3 is equal to 3 DS-3s and OC-48 is equal to 48 DS-3s).


RBOCs (Regional Bell
 Operating Companies)......  The seven local telephone companies (formerly part of AT&T) established as a result of the AT&T Divestiture Decree.

Regeneration/amplifier.....  Devices which automatically re-transmit or boost signals on an out-bound circuit.

Reseller...................  A carrier that does not own transmission facilities, but obtains communications services from another carrier for resale to the public.

SONET (Synchronous Optical
 Network Technology).......  An electronics and network architecture for variable-bandwidth products which enables transmission of voice, data and video (multimedia) at very high speeds.

SONET ring.................  A network architecture which provides for instantaneous restoration of service in the event of a fiber cut by automatically rerouting traffic the other direction around the ring. This occurs so rapidly (in 50 milliseconds) it is virtually undetectable to the user.

Spectrum...................  A term generally applied to radio frequencies.

Sprint.....................  Sprint Corporation

Switch.....................  A device that selects the paths or circuits to be used for transmission of information and establishes a connection. Switching is the process of interconnecting circuits to form a transmission path between users and it also captures information for billing purposes.

Switched service
 carriers..................  A carrier that sells switched long distance service and generally refers to a carrier that owns its switch.

Switchless resellers.......  A carrier that does not own facilities or switches, but purchases minutes in high volumes from other carriers and resells those minutes.

Terabits...................  A trillion bits of transmission capacity.

Trunk......................  A communications channel between two switches.
                             "Trunking" calls reduces the likelihood of traffic blockage due to network congestion. A trunked system combines multiple channels with unrestricted access in such a manner that user demands for channels are automatically "queued" and then allocated to the first available channel.

WorldCom...................  WorldCom, Inc.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HERE-UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH IN-FORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SO-LICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SO-LICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Dilution.................................................................  19
Capitalization...........................................................  20
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Industry Overview........................................................  34
Business.................................................................  38
Regulation...............................................................  50
Management...............................................................  56
Principal Stockholder....................................................  69
Certain Transactions.....................................................  69
Description of Capital Stock.............................................  71
Shares Eligible for Future Sale..........................................  73
Description of Certain Indebtedness......................................  74
Underwriting.............................................................  77
Legal Matters............................................................  79
Experts..................................................................  79
Additional Information...................................................  79
Index to Consolidated Financial Statements............................... F-1
Glossary................................................................. G-1

UNTIL    , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIRE-MENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS OR WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
13,500,000 SHARES

QWEST COMMUNICATIONS INTERNATIONAL INC.

COMMON STOCK
($.01 PAR VALUE)

        [LOGO OF QWEST COMMUNICATIONS INTERNATIONAL INC. APPEARS HERE]

SALOMON BROTHERS INC

DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION

GOLDMAN, SACHS & CO.

MERRILL LYNCH & CO.


PROSPECTUS

DATED JUNE  , 1997

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR +
+SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE       +
+SECURITIES LAWS OF ANY SUCH STATE OR JURISDICTION.                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS
                             SUBJECT TO COMPLETION

                               JUNE 17, 1997

PROSPECTUS

13,500,000 SHARES

QWEST COMMUNICATIONS INTERNATIONAL INC.

                 [LOGO OF QWEST COMMUNICATIONS INTERNATIONAL INC. APPEARS HERE] COMMON STOCK
($.01 PAR VALUE)


All of the shares of Common Stock offered hereby (the "Shares") are being sold by Qwest Communications International Inc. (the "Company" or "Qwest"). Of the 13,500,000 Shares being offered, 2,000,000 Shares are being offered by the International Underwriters (as defined herein) outside the United States and Canada (the "International Offering") and 11,500,000 Shares are being offered by the U.S. Underwriters (as defined herein) in a concurrent offering in the United States and Canada (the "U.S. Offering" and, collectively with the International Offering, the "Offerings"), subject to transfers between the International Underwriters and the U.S. Underwriters (collectively, the "Underwriters"). The Price to Public and Underwriting Discount per Share will be identical for the International Offering and the U.S. Offering. See "Underwriting." The closing of the International Offering and the U.S. Offering are conditioned upon each other.

Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock will be between $17.00 and $20.00 per Share. See "Underwriting" for factors to be considered in determining the Price to Public.

The Common Stock has been approved for listing on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "QWST," subject to official notice of issuance.

PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 10.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                             PRICE TO   UNDERWRITING PROCEEDS TO
                                             PUBLIC     DISCOUNT     COMPANY(1)
Per Share................................... $          $            $
Total(2).................................... $          $            $
--------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated to be
    $1,148,000.
(2) The Company has granted to the International Underwriters and the U.S. Underwriters 30-day options to purchase up to an aggregate of 2,025,000 additional shares, at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such options in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $     , $     and $    , respectively. See
    "Underwriting."

The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The
Depository Trust Company, on or about June   , 1997.

SALOMON BROTHERS INTERNATIONAL LIMITED

         DONALDSON, LUFKIN & JENRETTE
          SECURITIES CORPORATION

                         GOLDMAN SACHS INTERNATIONAL

                                                     MERRILL LYNCH INTERNATIONAL

The date of this Prospectus is June   , 1997.

               ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS
                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal tax consequences expected to result from the ownership and disposition of Common Stock by a holder that, for United States federal income tax purposes, is not a "United States person" (each such person is referred to herein as a "Non-United States Holder"). For purposes of this discussion, the term "United States person" means a person that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any State, (iii) an estate the income of which is subject to United States federal income tax, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. Holders who are resident alien individuals will be subject to United States federal taxation with respect to the Common Stock as if they were United States citizens, and thus, are not Non-United States Holders for purposes of this discussion.

  This discussion is based upon the Internal Revenue Code of 1986, as amended, (the "Code"), the applicable Treasury regulations ("Regulations"), and public administrative and judicial interpretations of the Code and Regulations as of the date hereof, all of which are subject to change, which changes could be applied retroactively. This discussion does not purport to cover all aspects of United Stated federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, any particular Non-United States Holder and does not address any tax consequences arising under the laws of any foreign, state, or local taxing jurisdiction.

  The Company has not obtained an opinion of counsel with respect to the matters discussed below, and nothing contained herein should be construed as constituting such an opinion. Moreover, this discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder.

  THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. EACH PROSPECTIVE INVESTOR IS EXPECTED AND URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PERSON OF OWNING AND DISPOSING OF COMMON STOCK (INCLUDING SUCH PERSON'S STATUS AS A UNITED STATES PERSON OR A NON-UNITED STATES PERSON) AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY FOREIGN, STATE, OR LOCAL TAXING JURISDICTION.

DIVIDENDS

  Dividends paid by the Company to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30 percent, or such lower rate as may be specified by an applicable income tax treaty, unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or, if any income tax treaty applies, is attributable to a United States permanent establishment of the Non-United States Holder and the Non-United States Holder provides the payor with proper documentation (Form 4224). In order to claim the benefit of an applicable tax treaty, a Non-United States Holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of the treaty. Under current Regulations, for purposes of determining whether tax is to be withheld at a 30 percent rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under proposed Regulations which have not yet been put into effect, additional certification requirements would apply after December 31, 1997. See "--Information Reporting and Backup Withholding."

               ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

  In the case of dividends that are effectively connected with a Non-United States Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-United States Holder, the Non-United States Holder will generally be subject to the same United States federal income tax on net income that applies to United States persons. A Non-United States Holder that is a corporation receiving effectively connected dividends may also be subject to an additional branch profits tax which is imposed, under certain circumstances, at a rate of 30 percent (or such lower rate as may be specified by an applicable treaty) of the corporate Non-United States Holder's "effectively connected earnings and profits," subject to certain adjustments.

GAIN ON DISPOSITION

  Except under special rules for individuals described below, a Non-United States Holder generally will not be subject to United States federal income tax on gain resulting from a sale or other disposition of Common Stock unless the gain is (i) effectively connected with the conduct of a United States trade or business by the Non-United States Holder or (ii) treated as effectively connected with such a trade or business because the Company is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code and certain other conditions are satisfied as discussed below. Any gain from the disposition of Common Stock that is (or is treated as) effectively connected with a United States trade or business will be subject to substantially the same United States federal income tax treatment that applies to United States persons (and, in the case of corporate Non-United States Holders, may be subject to the branch profits tax), except as otherwise provided by an applicable United States income tax treaty.

  A corporation is generally a "United States real property holding corporation" for United States federal income tax purposes if the fair market value of its United States real property interests equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business both within and outside of the United States. The Company cannot represent that it is not a United States real property holding corporation or that it will not become such a corporation. The Company's status as a United States real property holding corporation will not cause gain from the disposition of Common Stock to be treated as effectively connected with a United States trade or business so long as (i) the Common Stock is regularly traded on an established securities market (as defined in Regulations) and (ii) the Non-United States Holder has not held, directly or indirectly, more than 5 percent of the Common Stock at any time during the five-year period ending on the date of disposition.

  Special rules apply to individual Non-United States Holders. An individual Non-United States Holder who recognizes gain from the disposition of Common Stock held as a capital asset and is present in the United States for a period or periods aggregating 183 days or more during the taxable year of disposition generally will be taxed at a rate of 30 percent on any such gain (less certain capital losses, if any, from United States sources), if the Non-United States Holder either (i) has a "tax home" in the United States (as defined in Regulations) or (ii) maintains an office or other fixed place of business in the United States to which such gain is attributable. In addition, certain individual Non-United States Holders who once were United States citizens may be subject to special rules applicable to United States expatriates.

FEDERAL ESTATE TAXES

  Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States federal estate tax purposes and thus will be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

                ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

INFORMATION REGARDING AND BACKUP WITHHOLDING

  The Company must report annually to the United States Internal Revenue Service ("IRS") and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such Non-United States Holder, regardless of whether any tax was actually withheld because, for example, the dividends were effectively connected with a trade or business of the Non-United States Holder in the United States or the withholding requirement was reduced or eliminated under an applicable United States income tax treaty. That information may also be made available to the tax authorities of the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty or agreement.

  United States backup withholding (which generally is imposed at the rate of 31 percent on certain payments to persons not otherwise exempt who fail to furnish certain identifying information to the IRS) will generally not apply to dividends paid to a Non-United States Holder that are subject to withholding at the 30 percent rate (or would be so subject but for a reduced rate under an applicable income tax treaty). In addition, under current law the payor of dividends may rely on the payee's foreign address in determining that the payee is exempt from backup withholding, unless the payor has knowledge that the payee is in fact a United States person. However, under proposed Regulations, in the case of dividends paid after December 31, 1997 (December 31, 1999, in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed Regulations are published as final Regulations), a Non-United States Holder generally would be subject to backup withholding at a 31 percent rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with directly or through an intermediary.

  These backup withholding and information reporting requirements also apply to the gross proceeds paid to a Non-United States Holder upon the disposition of Common Stock by or through a United States office of a United States or foreign broker, unless the Non-United States Holder certifies to the broker under penalties of perjury as to its name and address and the holder either is a Non-United States Holder or otherwise establishes an exemption from the requirements. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. However, Information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a disposition of Common Stock by or through a foreign office of (i) a United States broker, (ii) a foreign broker 50 percent or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business in the United States, or (iii) a foreign broker that is a "controlled foreign corporation" for United States federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption from the requirements. Neither backup withholding nor information reporting will generally apply to a payment of the proceeds of a disposition of Common Stock by or through a foreign office of a foreign broker not described in the preceding sentence.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that required information is furnished to the IRS.

               ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement among the Company and the International Underwriters (the "International Underwriting Agreement"), the Company has agreed to sell to each of the International Underwriters named below (the "International Underwriters"), and each of the International Underwriters, for whom Salomon Brothers International Limited, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman Sachs International and Merrill Lynch International are acting as the representatives (the "International Representatives"), has severally agreed to purchase the number of Shares set forth opposite its name below:

                                                                    UNDERWRITING
    INTERNATIONAL UNDERWRITERS                                       COMMITMENT
    --------------------------                                      ------------
   Salomon Brothers International Limited..........................
   Donaldson, Lufkin & Jenrette Secutities Corporation.............
   Goldman Sachs International ....................................
   Merrill Lynch International.....................................
                                                                     ----------
     Total.........................................................   2,000,000
                                                                     ==========

  The Company has been advised by the International Representatives that the several International Underwriters initially propose to offer such Shares to the public at the Price to Public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $    per Share. The International Underwriters may allow, and such
dealers may re-allow, a concession not in excess of $    per Share to other
dealers. After the Offerings, the Price to Public and such concessions may be changed.

  The Company has granted to the International Underwriters and the U.S. underwriters (the "U.S. Underwriters" and, collectively with the International Underwriters, the "Underwriters") options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 2,025,000 additional shares of Common Stock from the Company at the Price to Public less the Underwriting Discount, solely to cover over-allotments. To the extent that the International Underwriters and the U.S. Underwriters exercise such options, each of the International Underwriters and the U.S. Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such International Underwriter's or U.S. Underwriter's initial commitment.

  The Company has entered into a U.S. Underwriting Agreement with the U.S. Underwriters named therein, for whom Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representatives (the "U.S. Representatives" and, together with the International Representatives, the "Representatives") providing for the concurrent offer and sale of 11,500,000 Shares (in addition to the shares covered by the over-allotment options described above) in the United States and Canada. Both the International Underwriting Agreement and the U.S. Underwriting Agreement provide that the obligations of the International Underwriters and the U.S. Underwriters are such that if any of the Shares are purchased by the International Underwriters pursuant to the International Underwriting Agreement, or by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement, all the Shares agreed to be purchased by either the International Underwriters or the U.S. Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The Price to Public and Underwriting Discount per Share for the International Offering and the U.S. Offering will be identical. The closing of the U.S. Offering is a condition to the closing of the International Offering and the closing of the International Offering is a condition to the closing of the U.S. Offering.

               ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

  Each International Underwriter has severally agreed, that, as part of the distribution of the 2,000,000 Shares offered by the International Underwriters, (i) it is not purchasing any Shares for the account of any United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute this Prospectus to any person in the United States or Canada, or to any United States or Canadian Person and (iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of any United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares in the United States or Canada, or to any United States or Canadian Person or to any other dealer who does not so represent and agree. Each U.S. Underwriter has severally agreed that, as part of the distribution of the 11,500,000 Shares by the U.S. Underwriters, (i) it is not purchasing any Shares for the account of anyone other than a United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any Prospectus relating to the U.S. Offering to any person outside of the United States or Canada, or to anyone other than a United States or Canadian Person and (iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of anyone other than a United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares outside of the United States or Canada, or to anyone other than a United States or Canadian Person or to any other dealer who does not so represent and agree.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of its source (other than any non-United States or non-Canadian branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Shares as may be mutually agreed. The price of any Shares so sold shall be the Price to Public, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the International Underwriters and the U.S. Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of Shares initially available for sale by the International Underwriters or by the U.S. Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

  Each International Underwriter has severally represented and agreed that (i) it has not offered or sold and, prior to the expiry of six months from the closing date of the Offerings, will not offer or sell in the United Kingdom any Shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted in and will not result in an offer to the public within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the issue of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom the document may otherwise lawfully be issued or passed on.

               ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

  Purchasers of the Shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the Price to Public set forth in the cover page hereof.

  The International Underwriting Agreement provides that the Company will indemnify the International Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the International Underwriters may be required to make in respect thereof.

  Subject to certain exceptions, the Company, its parent and certain directors and officers of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 180 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc.

  During and after the Offerings, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers in respect of the Shares of Common Stock sold in the Offerings for their account may be reclaimed by the syndicate if such Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market.

  Prior to the Offerings, there has been no public market for the Common Stock. The Price to Public will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the Price to Public are prevailing market conditions, the market values of publicly traded companies that the Underwriters believe to be somewhat comparable to the Company, the demand for the Shares and for similar securities of publicly traded companies that the Underwriters believe to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and other factors deemed relevant. There can be no assurance that the prices at which the Shares will sell in the public market after the Offerings will not be lower than the Price to Public.

                                 LEGAL MATTERS

  The validity of the Common Stock and certain other legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203. The validity of the Common Stock is being passed upon for the Underwriters by their counsel, Shearman & Sterling, 599 Lexington Avenue, New York, NY 10022-6069.

                                    EXPERTS

  The financial statements and schedules of Qwest Communications International Inc. as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report, dated February 19, 1997, except as to note 1, paragraph (i) and note 18, which are as of May 23, 1997, of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

               ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

                            ADDITIONAL INFORMATION

  The Company is not currently subject to the information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Offerings, the Company will be required to file reports and other information with the Securities and Exchange Commission (the "Commission") pursuant to the informational requirements of the Exchange Act. The Company intends to furnish its stockholders with Annual Reports containing Consolidated Financial Statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each year.

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Company will issue annual and quarterly reports. Annual reports will include audited financial statements prepared in accordance with accounting principles generally accepted in the United States and a report of its independent auditors with respect to the examination of such financial statements. In addition, the Company will issue to its securityholders such other unaudited quarterly or other interim reports as it deems appropriate.

  The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS
NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UN-DERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SO-LICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICI-TATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Dilution.................................................................  19
Capitalization...........................................................  20
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Industry Overview........................................................  34
Business.................................................................  38
Regulation...............................................................  50
Management...............................................................  56
Principal Stockholder....................................................  69
Certain Transactions.....................................................  69
Description of Capital Stock.............................................  71
Shares Eligible for Future Sale..........................................  73
Description of Certain Indebtedness......................................  74
Certain United States Federal Tax Consequences to Non-United States
 Holders.................................................................  76
Underwriting.............................................................  79
Legal Matters............................................................  81
Experts..................................................................  81
Additional Information...................................................  82
Index to Consolidated Financial Statements............................... F-1
Glossary................................................................. G-1

UNTIL    , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIRE-MENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS OR WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
13,500,000 SHARES

QWEST COMMUNICATIONS INTERNATIONAL INC.

COMMON STOCK
($.01 PAR VALUE)


        [LOGO OF QWEST COMMUNICATIONS INTERNATIONAL INC. APPEARS HERE]


SALOMON BROTHERS INTERNATIONAL LIMITED


DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION

GOLDMAN SACHS INTERNATIONAL

MERRILL LYNCH INTERNATIONAL


PROSPECTUS

DATED JUNE  , 1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby (including the Common Stock which may be issued pursuant to the over-allotment option) are as follows:

                                                                     AMOUNT
                                                                   -----------
      SEC registration fee........................................ $ 87,121.21
      NASD filing fee.............................................   25,000.00
      Nasdaq National Market listing fee..........................   50,000.00
      Printing and engraving expenses.............................  600,000.00
      Legal fees and expenses.....................................  200,000.00
      Accounting fees and expenses................................  125,000.00
      Blue Sky fees and expenses (including legal fees and
       expenses)..................................................   25,000.00
      Transfer agent and registrar fees and expenses..............   10,000.00
      Miscellaneous...............................................   25,878.79
                                                                   -----------
          Total................................................... $ 1,148,000
                                                                   ===========

  All of the above expenses are estimated except for the SEC registration fee, NASD filing fee and Nasdaq National Market listing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such officer's or director's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses which such officer or director actually and reasonably incurred.

  In accordance with Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for
(i) breaches of their duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGLC (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

  The Certificate of Incorporation and the By-laws of the Company provide for indemnification of the Company's officers and directors to the fullest extent permitted by applicable law, except that the By-laws provide that the Company is required to indemnify an officer or director in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Company. In addition, the Company maintains insurance policies which provide coverage for its officers and directors in certain situations where the Company cannot directly indemnify such officers or directors.

  The Underwriting Agreements provide for indemnification of directors and officers of the Company by the Underwriters against certain liabilities.

  Pursuant to Section 145 of the DGCL and the Certificate of Incorporation and the By-laws of the Company, the Company maintains directors' and officers' liability insurance coverage.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this Registration Statement, the registrant has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

  (a) $250,000,000 aggregate principal amount of the registrant's 10 7/8% Senior Notes Due 2007 (the "Notes") sold to each of Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. (the "Initial Purchasers"), at an aggregate discount from par value of 2.750%. The Notes have been resold by the Initial Purchasers only to institutional investors that are "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act or "accredited investors" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act; and

  (b) the issuance, upon formation of the registrant, of 10,000 shares of its Common Stock, at its par value of $.01 per share, to its sole stockholder.

  (c) Warrant issued, in consideration for $2.3 million in cash, effective May 23, 1997 for 4,300,000 shares of Common Stock at an exercise price of $28.00 per share, subject to adjustment as provided in the Warrant.

  Such issuances were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to transactions by an issuer not involving any public offering or the rules and regulations thereunder. All of such shares of Common Stock are deemed restricted securities within the meaning of Rule 144 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  (a) EXHIBITS:

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1*   --Form of Underwriting Agreement
  3.1    --Amended and Restated Certificate of Incorporation of the Company
  3.2*   --By-laws of the Company
  4.1*   --Indenture dated as of March 31, 1997 with Bankers Trust Company
           (including form of the Company's 10 7/8% Senior Notes Due 2007 as an exhibit thereto)
  4.2*   --Registration Agreement dated March 31, 1997 with Salomon Brothers
           Inc relating to the Company's 10 7/8% Senior Notes Due 2007
  5.1*   --Opinion of Holme Roberts & Owen LLP as to the validity of the shares of Common Stock being offered
 10.1*   --Growth Share Plan, as amended, effective October 1, 1996
 10.2*   --Employment Agreement dated December 21, 1996 with Joseph P. Nacchio
 10.3*   --Promissory Note dated November 20, 1996 and Severance Agreement dated December 1, 1996 with Robert S. Woodruff
 10.4*   --Settlement Agreement, General Release and Covenant Not to Sue dated as of November 11, 1996 with Douglas H. Hanson
 10.5*   --IRU Agreement dated as of October 18, 1996 with Frontier
           Communications International Inc.
 10.6*   --IRU Agreement dated as of February 26, 1996 with WorldCom Network
           Services, Inc.
 10.7*   --IRU Agreement dated as of May 2, 1997 with GTE
 10.8    --Form of Equity Incentive Plan, to be in effect as of the Effective
           Date
 11.1*   --Statement re Computation of Per Share Earnings
 21.1*   --Subsidiaries of the Registrant
 23.1    --Consent of KPMG Peat Marwick LLP
 23.2*   --Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)
 24.1*   --Powers of Attorney (see signature page on page II-4 of initial filing of Registration Statement)
 27.1*   --Financial Data Schedule
 99.1*   --Consent of nominee director
 99.2*   --Consent of nominee director

--------
 *Previously filed

  (b) FINANCIAL STATEMENT SCHEDULES:

     SCHEDULE
       NO.                            DESCRIPTION
     --------                         -----------
       I      --Condensed Information as to the Financial Position of the
                Registrant
       II     --Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes (1) to provide to the Underwriters at the closing specified in the Underwriting Agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on June 13, 1997.

                                          Qwest Communications International
                                           Inc.

                                                             *
                                          By: _________________________________
                                                     Joseph P. Nacchio
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE(S)                    DATE
             ---------                           --------                    ----
                 *                   Chairman of the Board              June 13, 1997
____________________________________
     Philip F. Anschutz
                 *                   Director, President and Chief      June 13, 1997
____________________________________   Executive Officer (Principal
                                       Executive Officer)
     Joseph P. Nacchio
                 *                   Director and Executive Vice        June 13, 1997
____________________________________   President - Finance and
         Robert S. Woodruff            Chief Financial Officer and
                                       Treasurer (Principal Financial
                                       Officer)
        /s/ Richard L. Smith         Vice President and Controller      June 13, 1997
____________________________________   (Principal Accounting Officer)
     Richard L. Smith

                 *                   Director                           June 13, 1997
____________________________________
     Cannon Y. Harvey

                 *                   Director                           June 13, 1997
____________________________________
     Richard T. Liebhaber
                 *                   Director                           June 13, 1997
____________________________________
     Douglas L. Polson
                 *                   Director                           June 13, 1997
____________________________________
     Craig D. Slater

--------

* By power-of-attorney
     /s/ Richard L. Smith
___
     Richard L. Smith
     Attorney-in-Fact

                         Independent Auditors' Report
                         ----------------------------




The Board of Directors
Qwest Communications International Inc.:


Under date of February 19, 1997, except as to note 1 paragraph (i) and note 18, which are as of May 23, 1997, we reported on the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1996 which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.




                                                           KPMG Peat Marwick LLP


Denver, Colorado
February 19, 1997,
except as to note 2,
which is as of
May 23, 1997

                                                                      Schedule 1
                                                                      ----------
                                                                     Page 1 of 4

QWEST COMMUNICATIONS INTERNATIONAL INC.

Condensed Information as to the Financial Position of the Registrant

December 31, 1996

(Amounts in Thousands)
--------------------------------------------------------------------------------

Assets
------

Current asset - short-term advances to Qwest Corporation                    $ 19,138

Investment in Qwest Corporation                                                9,442
                                                                              ------
                Total assets                                                $ 28,580
                                                                              ======

Liability and Stockholder's Equity
----------------------------------

Current liability - advances from Anschutz Company (the "Parent")           $ 19,138


Stockholder's equity:
    Preferred stock, $.01 par value.  Authorized 25,000,000 shares.
        No shares issued and outstanding. (note 2)                              -
    Common stock, $.01 par value.  Authorized 400,000,000 shares.
        Issued and outstanding 86,500,000 shares. (note 2)                       865
    Additional paid-in capital (note 2)                                       55,027
    Accumulated deficit                                                      (46,450)
                                                                              ------
                Total stockholder's equity                                     9,442
                                                                              ------
                Total liability and stockholder's equity                    $ 28,580
                                                                              ======

See accompanying notes to financial statement schedules.

                                                                      Schedule 1
                                                                      ----------
                                                                     Page 2 of 4

QWEST COMMUNICATIONS INTERNATIONAL INC.

Condensed Information as to the Operations of the Registrant

Year Ended December 31, 1996

(Amounts in Thousands)
--------------------------------------------------------------------------------

Equity in loss of Qwest Corporation                           $(6,967)
                                                                -----

                Net loss                                      $(6,967)
                                                                =====

See accompanying notes to financial statement schedules.

                                                                      Schedule 1
                                                                      ----------
                                                                     Page 3 of 4

QWEST COMMUNICATIONS INTERNATIONAL INC.

Condensed Information as to the Cash Flows of the Registrant

Year Ended December 31, 1996

(Amounts in Thousands)
--------------------------------------------------------------------------------

Cash flows from operating activities -
    Net loss                                                                                   $ (6,967)
    Adjustments to reconcile net loss to net cash used by
        operating activities -
            Equity in loss of Qwest Corporation                                                   6,967
                                                                                                 ------

                Net cash used in operating activities                                              -
                                                                                                 ------
Cash flows from investing activities -
    Repayments from Qwest Corporation, net of advances and expenses
        incurred by Parent on Qwest Corporation's behalf                                         18,047
                                                                                                 ------

                Net cash used in investing activities                                            18,047
                                                                                                 ------

Cash flows from financing activities -
    Repayments to Parent, net of advances                                                       (19,069)
    Expenses incurred by Parent on Qwest Corporation's behalf                                     1,022
                                                                                                 ------
                Net cash provided by financing activities                                       (18,047)
                                                                                                 ------

                Net increase in cash and cash equivalents                                          -

Cash and cash equivalents, beginning of year                                                       -
                                                                                                 ------
Cash and cash equivalents, end of year                                                        $    -
                                                                                                 ======

Supplemental disclosure of significant non-cash financing activity-Reduction in additional paid-in capital attributable to effect of
        cancellation of income tax benefit receivable from Parent                              $ 11,088
                                                                                                 ======

See accompanying notes to financial statement schedules.

                                                                      Schedule 1
                                                                      ----------
                                                                     Page 4 of 4

QWEST COMMUNICATIONS INTERNATIONAL INC.

Notes to Financial Statement Schedules

December 31, 1996
--------------------------------------------------------------------------------
(1)   Organization

Qwest Communications International Inc. (the "Company") is wholly-owned by Anschutz Company (the "Parent"). The Company became the sole owner of Qwest Corporation and the ultimate holding company of Qwest Communications Corporation and subsidiaries through a merger in 1996 with another wholly-owned subsidiary of the Parent. The merger was accounted for as a business combination of entities under common control using carryover basis.

(2)   Securities Offering

   In April 1997, the Company filed a registration statement with the Securities and Exchange Commission for an initial public offering (the Offering) of 13,500,000 shares of Common Stock. On May 23, 1997, the Board of Directors approved a change in the Company's capital stock to authorize 400,000,000 shares of $.01 par value Common Stock, of which shares 10,000,000 are reserved for issuance under the equity incentive plan (described in the following paragraph), 2,000,000 are reserved for issuance under the Growth Share Plan and 4,300,000 are reserved for issuance upon exercise of warrants (as described below), and 25,000,000 shares of $.01 par value Preferred Stock. On May 23, 1997, the Board of Directors declared a stock dividend to the existing shareholder of 86,490,000 shares of Common Stock, which is payable immediately prior to the effectiveness of the registration statement. This dividend is accounted for as a stock split. All shares and per share information included in the accompanying financial statements has been adjusted to give retroactive effect to the change in capitalization.

   On May 23, 1997, the Board of Directors and the stockholder of the Company approved an equity incentive plan. Under this plan, stock options, stock appreciation rights, restricted stock awards, stock units and other stock grants may be granted (with respect to up to 10,000,000 shares of Common Stock) to eligible participants who significantly contribute to the Company's growth and profitability.

   Effective May 23, 1997, the Company sold to an affiliate (the Affiliate) of the Parent for $2,300,000 in cash, a three year warrant to acquire 4,300,000 shares of Common Stock at an exercise price of $28 per share, exercisable on May 23, 2000. The warrant is not transferable. Stock issued upon exercise of the warrant will be subject to restrictions on sale or transfer for two years after exercise.

                                                                     Schedule II
                                                                     -----------

QWEST COMMUNICATIONS INTERNATIONAL INC.
AND SUBSIDIARIES

Valuation and Qualifying Accounts

Years Ended December 31, 1996, 1995 and 1994

(Amounts in Thousands)
--------------------------------------------------------------------------------

                                                                         Additions               Deductions
                                                                --------------------------     --------------
                                               Balance at         Charged                        Write-offs,        Balance
                                              beginning of       to profit                          net of         at end of
                                                  year            and loss        Other (1)       recoveries          year
                                                  ----            --------        ---------      ------------         ----
Description

Year ended December 31, 1996:
    Allowance for doubtful
        receivables - trade                       $ 2,621             2,841          -              (1,793)             3,669
                                                    =====             =====         ====             =====              =====

Year ended December 31, 1995:
    Allowance for doubtful
        receivables - trade                       $ 1,253             1,758          646            (1,036)             2,621
                                                    =====             =====          ===             =====              =====

Year ended December 31, 1994:
    Allowance for doubtful
        receivables - trade                       $ 1,510               735          -                (992)             1,253
                                                    =====             =====         ====               ===              =====


Note (1):  Represents additions resulting from acquisitions.